Exhibit 10.1

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
dated as of December 14, 2023
among
W. P. CAREY INC.,
as Borrower
Certain Subsidiaries of W. P. CAREY INC. identified herein,
as Guarantors
The Lenders Party Hereto
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
and
BANK OF AMERICA, N.A., and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents
___________________________
JPMORGAN CHASE BANK, N.A., BofA SECURITIES, INC., and WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners
JPMORGAN CHASE BANK, N.A., BofA SECURITIES, INC., WELLS FARGO SECURITIES, LLC,
PNC CAPITAL MARKETS LLC and U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers
PNC BANK, NATIONAL ASSOCIATION, U.S. BANK NATIONAL ASSOCIATION, BARCLAYS BANK PLC and ROYAL BANK OF CANADA,
as Co-Documentation Agents
BMO BANK N.A., REGIONS BANK, and THE BANK OF NOVA SCOTIA,
as Senior Managing Agents
and
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,
BNP PARIBAS, CITIZENS BANK, N.A., MIZUHO BANK, LTD.,
SUMITOMO MITSUI BANKING CORPORATION and THE BANK OF NEW YORK MELLON,
as Managing Agents

i

Section 10.11. Contribution	195
Section 10.12. Release of Company	196

v

SCHEDULES:

Schedule 1.01A	– Managed Programs
Schedule 2.01	– Commitments, Outstanding Euro Term Loans and Applicable Percentages
Schedule 2.06	– Existing Letters of Credit
Schedule 3.11	– ERISA
Schedule 3.12	– Subsidiaries and Other Equity Investments; Loan Parties

EXHIBITS:

Exhibit A	– Form of Assignment and Assumption
Exhibit B	– Form of Borrowing Request
Exhibit C	– Form of Interest Election Request
Exhibit D-1	– Form of Competitive Bid Request
Exhibit D-2	– Form of Competitive Bid
Exhibit E	– Form of Swingline Loan Request
Exhibit F	– Form of Compliance Certificate
Exhibit G-1	– U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S.
Exhibit G-2	– U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-3	– U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-4	– U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S.
Exhibit H	– Form of Designated Borrower Request and Assumption Agreement
Exhibit I	– Form of Designated Borrower Notice
Exhibit J	– Form of Notice of Loan Prepayment
Exhibit K	– Form of Joinder Agreement
Exhibit L	– Form of Solvency Certificate

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 14, 2023 (this “Agreement”), among W. P. Carey Inc. (together with its permitted successors and assigns, “W. P. Carey”), each Designated Borrower from time to time party hereto, certain Subsidiaries of the Company identified herein, as guarantors, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
PRELIMINARY STATEMENTS:
WHEREAS, W. P. Carey, Bank of America, N.A., as the administrative agent, and certain Lenders party hereto are party to a certain Fourth Amended and Restated Credit Agreement, dated as of February 20, 2020, as amended through but excluding the date hereof (as so amended, the “Original Credit Agreement”); and
WHEREAS, W. P. Carey, JPMorgan Chase Bank, N.A., as the administrative agent, and certain Lenders party hereto are party to a certain Credit Agreement, dated as of April 24, 2023, as amended through but excluding the date hereof (as so amended, the “Existing Term Loan Agreement”);
WHEREAS, the parties hereto desire to amend and restate the Original Credit Agreement and the Existing Term Loan Agreement in their entirety, but not as a novation, on the terms and subject to the conditions hereinafter set forth.
In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the Original Credit Agreement and the Existing Term Loan Agreement shall be, and each hereby is, amended and restated in its entirety as follows, effective on and as of the Effective Date and hereby further agree as follows:
ARTICLE 1

Definitions
Section 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.
“Absolute Rate” means a fixed rate of interest expressed in multiples of 1/100th of one basis point.
“Absolute Rate Loan” means a Competitive Loan that bears interest at a rate determined with reference to an Absolute Rate.
“Adjusted AUD Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian dollars for any Interest Period, an interest rate per annum equal to (a) the AUD Screen Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate;

provided that if the Adjusted AUD Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted CIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Danish Kroner for any Interest Period, an interest rate per annum equal to (a) the CIBOR Screen Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted CIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to the Daily Simple RFR for Sterling, (ii) with respect to any RFR Borrowing denominated in Swiss Francs, an interest rate per annum equal to (a) the Daily Simple RFR for Swiss Francs, plus (b) -0.0571%, (iii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10% and (iv) with respect to any RFR Borrowing denominated in Canadian dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Canadian dollars, plus (b) 0.29547%; provided that if the Adjusted Daily Simple RFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted NOK Rate” means, with respect to any Term Benchmark Borrowing denominated in Norwegian Kroner for any Interest Period, an interest rate per annum equal to (a) the NOK Screen Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted NOK Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Peso Rate” means, with respect to any Term Benchmark Borrowing denominated in Mexican Pesos for any Interest Period, an interest rate per annum equal to (a) the Peso Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted Peso Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted STIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Swedish Kronor for any Interest Period, an interest rate per annum equal to (a) the STIBOR Screen Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted STIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term CORRA Rate” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) 0.29547% for a one month interest period or 0.32138% for a three month interest period; provided that if Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Total EBITDA” means, for any period, an amount equal to:
(a)    EBITDA of the Company and its Subsidiaries during such period; plus
(b)    Joint Venture EBITDA for such period; plus
(c)    distributions in cash received by the Company and its Subsidiaries in respect of equity in Managed Programs during such period; plus
(d)    distributions in cash received by the Company and its Subsidiaries in respect of common or preferred equity investments.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Borrower” has the meaning specified in Section 2.10(i).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent-Related Person” has the meaning specified in Section 9.03(d).
“Agreed Currencies” means Dollars and each Alternative Currency.

“Agreement” has the meaning specified in the introductory paragraph hereof.
“Aggregate Dollar/Euro Tranche Commitments” means, at any time, the aggregate amount of the Lenders’ Dollar/Euro Tranche Commitments at such time.
“Aggregate Multi-Currency Tranche Commitments” means, at any time, the aggregate amount of the Lenders’ Multi-Currency Tranche Commitments at such time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement.
“Alternative Currency” means Sterling, Euros, Swiss Francs, Yen, Canadian dollars, Swedish Kronor, Norwegian Kroner, Danish Kroner, Australian dollars, Mexican Pesos and any additional currencies determined after the Effective Date by mutual agreement of the Parent Borrower, Multi-Currency Tranche Lenders, Issuing Bank and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.
“Ancillary Document” has the meaning specified in Section 9.06(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, the United States Foreign Corrupt Practices Act of 1977.
“Applicable Party” has the meaning specified in Section 8.03(c).
“Applicable Percentage” means, (a) in respect of the Term A-1 Facility, with respect to any Term A-1 Lender, the percentage of the Term A-1 Facility represented by (i) on or prior to the Effective Date, such Term A-1 Lender’s Term A-1 Commitment and (ii) thereafter, the principal amount of such Term A-1 Lender’s Term A-1 Loans, (b) in respect of the Term A-2

Facility, with respect to any Term A-2 Lender, the percentage of the Term A-2 Facility represented by (i) on or prior to the Effective Date, such Term A-2 Lender’s Term A-2 Commitment and (ii) thereafter, the principal amount of such Term A-2 Lender’s Term A-2 Loans, (c) in respect of the Euro Term Facility, with respect to any Euro Term Lender, the percentage of the Euro Term Facility represented by the principal amount of such Euro Term Lender’s Euro Term Loans, and (d) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender, the percentage of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage”, in each case, shall mean the percentage of such Facility (disregarding any Defaulting Lender’s Commitment and/or Loans, as applicable) represented by such Lender’s applicable Commitment and/or Loans. If the Commitments have terminated or expired, the Applicable Percentages with respect to the applicable Facility shall be determined based upon the Applicable Percentage of such Lender in respect of such Facility most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, for any day, with respect to any ABR Loan, Term Benchmark Loan, RFR Loan or ESTR Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Term Benchmark Spread”, “RFR Spread”, “ESTR Spread” or “Facility Fee Rate”, as the case may be, under the applicable Facility caption, based upon such Debt Ratings as set forth below applicable on such date:

		Revolving Credit Facility			Term A-1 Facility, Term A-2 Facility and Euro Term Facility
Pricing Level	Debt Ratings (S&P and Fitch / Moody’s)	Facility Fee Rate	Term Benchmark Spread/RFR/ESTR Spread	ABR Spread	Term Benchmark Spread/RFR Spread	ABR Spread
Category 1	A- / A3 or better or one Debt Rating of BBB+ / Baa1 by S&P or Moody’s and Leverage Ratio of ≤ 35%	0.125%	0.725%	0.000%	0.800%	0.000%
Category 2	BBB+ / Baa1	0.150%	0.775%	0.000%	0.850%	0.000%
Category 3	BBB / Baa2	0.200%	0.850%	0.000%	0.950%	0.000%
Category 4	BBB- / Baa3	0.250%	1.050%	0.050%	1.200%	0.200%
Category 5	< BBB- / Baa3 or unrated	0.300%	1.400%	0.400%	1.600%	0.600%
For purposes of the foregoing, (i) if a Debt Rating is issued by only two of S&P, Moody's and Fitch, and such Debt Ratings are split, then the higher of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply in determining the Applicable Rate, (ii) if a Debt Rating is issued by all three of S&P, Moody's and Fitch, and such Debt Ratings are split, then the highest of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one level between the highest and lowest such Debt Ratings, in which case the level that is the average of the two highest such Debt Ratings shall apply, and if such average is not a recognized rating category, then the level of the second highest Debt Rating of the three shall apply in determining the Applicable Rate and (iii) if at any time a Debt Rating is issued by only one of S&P, Moody's or Fitch, then (A) if such Debt Rating is issued by S&P or Moody’s, such Debt Rating shall apply in determining the Applicable Rate and (B) if such Debt Rating is issued by Fitch, the Applicable Rate shall be at Pricing Level Category 5. Initially, the Applicable Rate

shall be determined based upon the Debt Ratings in effect on the Effective Date. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in a Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date that is three Business Days after the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 5.03 and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.03 or otherwise. If the rating system of Moody's, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating companies or corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this Agreement to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
Each change in the Applicable Rate resulting from the application of, or a change in, the Leverage Ratio shall be effective during the period commencing on the date that is three Business Days after the date of delivery by the Company to the Administrative Agent of notice of the Leverage Ratio as set forth in the most recent Compliance Certificate required to have been delivered to the Administrative Agent pursuant to Section 5.02(a) or Section 4.01(g), as the case may be, and ending, in the case of a change resulting from a change in the Leverage Ratio, on the date that is three Business Days after the date a Compliance Certificate is delivered pursuant to Section 5.02(a); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then the Pricing Level Category determined without regard to the Leverage Ratio shall apply as of the third Business Day after the date on which such Compliance Certificate was required to have been delivered.
Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.13(g).
“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Applicant Borrower” has the meaning specified in Section 2.23(a).
“Appropriate Lender” means, at any time, (a) with respect to the Term A-1 Facility, Term A-2 Facility, the Euro Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A-1 Loan, Term A-2 Loan, Euro Term Loan or Revolving Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the Issuing Banks and (ii) if any Letters of Credit have been issued, a Dollar/Euro Tranche Lender, (c) with respect to the Swingline Sublimit, (i) the Swingline Lender and (ii) if any Swingline Loans are outstanding, a Multi-Currency Tranche Lender, (d) with respect to the

Dollar/Euro Tranche, a Dollar/Euro Tranche Lender and (e) with respect to the Multi-Currency Tranche, a Multi-Currency Tranche Lender.
“Approved Electronic Platform” has the meaning specified in Section 8.03(a).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., Wells Fargo Securities, LLC, PNC Capital Markets LLC and U.S. Bank National Association, each in its capacity as a lead arranger hereunder.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Assumption Conditions” has the meaning specified in Section 9.22.
“Assumption Transaction” has the meaning specified in Section 9.22.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
“AUD Screen Rate” means with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period. If the AUD Screen Rate shall be less than 0%, the AUD Screen Rate shall be deemed to be 0% for purposes of this Agreement.
“Audited Financial Statements” means the audited consolidated balance sheet of W. P. Carey and its Subsidiaries for the fiscal year ended December 31, 2022, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency, (ii) Term Benchmark Loan,

the Relevant Rate for such Agreed Currency and (iii) Swingline Loan denominated in Euros, Daily Simple ESTR; provided that if a Benchmark Transition Event or a Term CORRA Reelection Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan (other than any Loan denominated in Canadian dollars), “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1)    in the case of any Loan denominated in Canadian dollars, the Adjusted Daily Simple RFR for Canadian dollars; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.
provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the Adjusted Term CORRA Rate.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Parent Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Parent Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or
(3)    in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Parent Borrower pursuant to Section 2.14(c).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Bookrunners” means JPMorgan Chase Bank, N.A, and BofA Securities, Inc., each in its capacity as a bookrunner.
“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by a Designated Borrower organized under the laws of the United Kingdom within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the Lender to the Parent Borrower and the Administrative Agent.
“Borrowers” means, at any time, collectively, the Parent Borrower and each Designated Borrower.
“Borrowing” means (a) a Revolving Borrowing, (b) a Term Borrowing, (c) a Swingline Loan, or (d) a Competitive Borrowing, as the context may require.
“Borrowing Request” means a request by the Parent Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent.
“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Yen and in relation to the calculation or computation of TIBOR or the Japanese Prime Rate, any day (other than a Saturday or a Sunday)

on which banks are open for business in Japan, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only a RFR Business Day, (d) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day, (e) in relation to Loans denominated in Canadian dollars and in relation to the calculation or computation of CORRA or the Canadian Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Canada and (f) in relation to Loans denominated in any currency other than Yen, Euros, Sterling, Swiss Francs, Canadian dollars or Dollars and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans or any other dealings in the applicable Agreed Currency, any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided that if the above rate shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.
“Capitalization Rate” means six and three-quarters percent (6.75%).
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
“Cash and Cash Equivalents” means unrestricted (a) cash, (b) marketable direct obligations issued or unconditionally guaranteed by the United States government (or any other sovereign nation with an equivalent rating by S&P or Moody’s) and backed by the full faith and credit of the United States government or such other nation; (c) domestic and eurocurrency certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies, which are rated A-2 (or better) by S&P or P-2 (or better) by Moody’s provided that, in the case of each of clauses (b) and (c), the maturities of such Cash and Cash Equivalents shall not exceed one year; (d) commercial paper, other than commercial paper issued by any Loan Party or any of their respective Affiliates, maturing no more than one year after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent);

(e) overnight securities, repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments issued, in each case, by (i) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or Canada having combined capital and surplus of not less than $250,000,000 or (ii) any Lender; and (f) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (e) above.
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate, the Japanese Prime Rate or the Canadian Prime Rate.
“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.
“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time and (d) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.
“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which Adjusted Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR

Business Day in such period, (c) Swiss Francs, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Swiss Franc Borrowings for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Swiss Francs in effect on the last RFR Business Day in such period and (d) any other Alternative Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or
(b)    any Person or two or more Persons acting in concert shall have acquired by contract, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 50% or more of the combined voting power of such securities; or
(c)    at any time that the OpCo is the Parent Borrower, (i) the Company, Parent REIT Subsidiary or a Wholly Owned Subsidiary thereof shall cease to be the sole general partner, manager or managing member, as applicable, of the Parent Borrower (such general partner, manager or managing member referred to herein as the “OpCo GP”), or (ii) the Company shall cease to exclusively Control the OpCo, the OpCo GP or any Intermediate Holding Company; or
(d)    at any time that the OpCo is the Parent Borrower, the Company shall cease to own, directly or indirectly, (i) all of the Equity Interests in (A) each Intermediate Holding Company (other than Parent REIT Subsidiary Preferred Equity Interests if applicable) and (B) the OpCo GP (other than Parent REIT Subsidiary Preferred Equity Interests if applicable) or (ii) at least a majority of each class of Equity Interests in the Parent Borrower, in each case free and clear of all Liens; or
(e)    the Parent Borrower shall cease, directly or indirectly, to Control any Subsidiary Guarantor except as the result of a release of such Subsidiary Guarantor pursuant to Section 10.10; or
(f)    the Parent Borrower shall cease to own, directly or indirectly, all of the Equity Interests (except directors’ qualifying shares) in any of the Designated Borrowers, free and clear of all Liens.
“Charges” has the meaning specified in Section 9.14.
“CIBOR Screen Rate” means, with respect to any interest period, the Copenhagen interbank offered rate published by the Danish Financial Benchmark Facility(or any other Person that takes over the administration of such rate) for Danish Kroner with a tenor equal in length to such interest period as displayed on page CIBOR of the Reuters screen (or, in the event such rate does not appear on such Reuters page on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. London time two business days prior to the commencement of such interest period. If the CIBOR Screen Rate shall be less than 0%, the CIBOR Screen Rate shall be deemed to be 0% for purposes of this Agreement.
“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term A-1 Loans, Term A-2 Loans, Euro Term Loans, Competitive Loans or Swingline Loans.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agent” means PNC Bank, National Association, U.S. Bank National Association, Barclays Bank Plc and Royal Bank of Canada.
“Co-Syndication Agents” means Bank of America, N.A., and Wells Fargo Bank, National Association.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, with respect to each Lender, its Dollar/Euro Tranche Commitment, Multi-Currency Tranche Commitment, Term A-1 Commitment, Term A-2 Commitment and/or Revolving Credit Commitment, as the context may require.
“Communications” has the meaning specified in Section 8.03(c).
“Company” means, (a) prior to the Reorganization Date, W. P. Carey and (b) on and after the Reorganization Date, the REIT Entity.
“Company Release Conditions” means the requirements set forth in clauses (a) – (e) of Section 6.15.
“Company Release Notice” has the meaning specified in Section 10.12.
“Competitive Bid” means a written offer by a Lender to make one or more Competitive Loans substantially in the form of Exhibit D-2, duly completed and signed by such Lender.
“Competitive Bid Request” means a written request by the Parent Borrower for one or more Competitive Loans substantially in the form of Exhibit D-1.
“Competitive Borrowing” means a borrowing consisting of simultaneous Competitive Loans of the same Type from each of the Lenders whose offer to make one or more Competitive Loans as part of such borrowing has been accepted under the auction bidding procedures described in Section 2.04.
“Competitive Loan” has the meaning specified in Section 2.04.
“Competitive Loan Sublimit” means an amount equal to 50% of the Revolving Credit Facility. The Competitive Loan Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Compliance Certificate” means a certificate substantially in the form of Exhibit F.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Businesses” means the Company and its Subsidiaries, on a consolidated basis (without taking into account any non-wholly owned Person or entity).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“CORRA Administrator” means the Bank of Canada (or any successor administrator).
“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.
“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 9.18.
“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender or any other Lender.
“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) Business Days prior to such CORRA Determination Day.
“Daily Simple ESTR” means, for any Business Day, an interest rate per annum equal to ESTR based on the published rate of ESTR as of the Business Day of such request; provided that if the Daily Simple ESTR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple ESTR due to a change in the applicable ESTR shall be effective from and including the effective date of such change in the ESTR without notice to the Borrowers.
“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day (provided, that for any Swingline Loan denominated in Sterling, SONIA shall be based on the published rate for SONIA as of the Business Day such Swingline Loan is advanced), (ii) Swiss Francs, SARON for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the Business Day immediately preceding such RFR Interest Day, (iii) Dollars, Daily Simple SOFR and (iv) Canadian dollars, Daily Simple CORRA.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Parent Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt Rating” means, as of any date of determination, the rating as determined by any of S&P, Moody’s and/or Fitch (collectively, the “Debt Ratings”) of the Company’s senior unsecured non-credit enhanced long-term Indebtedness for borrowed money.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” means a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in paragraphs (a) through (c) of Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of Section 2.13.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Departing Lender” has the meaning set forth in Section 9.21.

“Designated Borrower” means any Wholly-Owned Subsidiary of the Parent Borrower that becomes party to this Agreement pursuant to Section 2.23 to the extent such Wholly-Owned Subsidiary’s status as a Designated Borrower has not been terminated in accordance with Section 2.23(e).
“Designated Borrower Notice” has the meaning specified in Section 2.23(b).
“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.23(a).
“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dividing Person” has the meaning specified in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion.
“Dollar/Euro Tranche” means, at any time, Dollar/Euro Tranche Commitments of all the Lenders.
“Dollar/Euro Tranche Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Dollar/Euro Tranche Loans pursuant to Section 2.01(b)(i) and (b) purchase participations in the LC Exposure, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Dollar/Euro Tranche Commitment” or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Dollar/Euro Tranche Lender” means a Lender having a Dollar/Euro Tranche Commitment, or if the Revolving Credit Commitments have been terminated or reduced to zero, holding any Dollar/Euro Tranche Loans or LC Exposure.
“Dollar/Euro Tranche Loan” has the meaning specified in Section 2.01(b)(i).
“Dollar/Euro Tranche Percentage” means, with respect to any Dollar/Euro Tranche Lender at any time, the percentage of the Aggregate Dollar/Euro Tranche Commitments represented by such Dollar/Euro Tranche Lender’s Dollar/Euro Tranche Commitment at such time; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Dollar/Euro Tranche Percentage” shall mean the percentage of the Aggregate Dollar/Euro Tranche Commitments (disregarding any Defaulting Lender’s Commitment and/or Loans, as applicable) represented by such Lender’s Dollar/Euro Tranche Commitment. If the Commitments have terminated or expired, the Dollar/Euro Tranche Percentages shall be determined based upon the Dollar/Euro Tranche Percentage of such Lender most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Dollar/Euro Tranche Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.
“Domestic Designated Borrower” means a Designated Borrower organized under the laws of the United States, any state thereof or the District of Columbia.
“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” or “Domestic Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary or a Wholly-Owned Subsidiary of such Person organized under the laws of the United States, any state thereof or the District of Columbia.
“Drop-Down Conversion” has the meaning specified in Section 9.22(a).

“EBITDA” means, for any Person for any period and without duplication, the Net Income (Loss) of such Person for such period taken as a single accounting period, plus (a) the sum of the following amounts of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense and other non-cash charges, (iii) interest expense, (iv) income tax expense, (v) extraordinary losses and other non-recurring charges (and other losses on asset sales not otherwise included in extraordinary losses and other non-recurring charges), and (vi) adjustments as a result of the straight lining of rents and above and below market rent intangibles, less (b) extraordinary gains (and in the case of the Company and its consolidated Subsidiaries, gains on asset sales not otherwise included in extraordinary gains) of such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss). For purposes of this definition, nonrecurring items shall be deemed to include, but not be limited to, (1) gains and losses on early extinguishment of Indebtedness, (2) severance and other restructuring charges, (3) transaction costs of acquisitions, dispositions, capital markets offerings, debt financings and amendments thereto not permitted to be capitalized pursuant to GAAP (including, without limitation, any portion of the purchase price payable with respect to an acquisition that is not permitted to be capitalized pursuant to GAAP), (4) impairment losses, and (5) equity based, non-cash compensation.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(i) (subject to such consents, if any, as may be required under Section 9.04(b)(i)).

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders or the Issuing Bank, as applicable, in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders or the Issuing Bank, as applicable, of any currency an Alternative Currency (or if, with respect to any currency that constituted an Alternative Currency on the Effective Date, after the Effective Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or the Issuing Bank (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or the Issuing Bank, as applicable, or (d) no longer a currency in which the Required Lenders are willing to make Loans and issue Letters of Credit (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Parent Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.
“Eligible Ground Lease” means a ground lease that (a) has a minimum remaining term of twenty-five (25) years, including tenant controlled options, as of any date of determination, (b) has customary notice rights, default cure rights, bankruptcy new lease rights and other customary provisions for the benefit of a leasehold mortgagee or has equivalent protection for a leasehold permanent mortgagee by a subordination to such leasehold permanent mortgagee of the landlord’s fee interest, and (c) is otherwise acceptable for non-recourse leasehold mortgage financing under customary prudent lending requirements.
“Eligible Project” means a Project (a) which is free of all title defects, except for Permitted Defects, and material structural defects, and (b) which is free of Hazardous Materials except as would not materially affect the value of such Project.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any Hazardous Material or (iv) health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Consolidated Businesses directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Forward Contract” means a forward equity contract entered into by the Company and a Person that is not a Consolidated Business with respect to common Equity Interests of the Company.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of any Loan Party or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“ESG” has the meaning specified in 2.24(a).

“ESG Amendment” has the meaning specified in 2.24(a).
“ESG Applicable Rate Adjustments” has the meaning specified in 2.24(a).
“ESG Pricing Provisions” has the meaning specified in 2.24(a).
“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate on such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.
“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).
“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.
“ESTR Loan” means a Swingline Loan that bears interest at a rate based on Daily Simple ESTR.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Parent Borrower. If the EURIBOR Screen Rate shall be less than 0%, the EURIBOR Screen Rate shall be deemed to be 0% for purposes of this Agreement.
“Euro” and “€” mean the single currency of the Participating Member States.
“Euro Term Borrowing” means Euro Term Loans, made, converted or continued on the same date and as to which a single Interest Period is in effect.

“Euro Term Facility” means the aggregate principal amount of the Euro Term Loans of all Euro Term Lenders outstanding at such time. On the Effective Date, the Euro Term Facility is €500,000,000.
“Euro Term Lender” means any Lender that holds a Euro Term Loan at such time.
“Euro Term Loan” means an Existing Term Loan that is maintained under this Agreement pursuant to Section 2.01(a)(iii) and, unless the context requires otherwise, includes each loan made in connection with any increase in the Euro Term Facility pursuant to Section 2.21.
“Euro Term Maturity Date” means April 24, 2026.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal (and, at any time there is a UK Borrower, United Kingdom) withholding Taxes (excluding (x) the portion of United Kingdom withholding Taxes with respect to which the applicable Lender is entitled to claim a reduction under an income tax treaty, and (y) United Kingdom withholding Taxes on payments made by any guarantor under any guarantee of the obligations) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (g), and (d) any withholding Taxes imposed under FATCA.
“Existing Letter of Credit” means each letter of credit issued pursuant to the terms of, and as defined in, the Original Credit Agreement and outstanding on the Effective Date and listed on Schedule 2.06.
“Existing Maturity Date” has the meaning specified in Section 2.25.
“Existing Term Loan Agreement” has the meaning specified in the preliminary statements hereto.

“Existing Term Loans” means, collectively, the “Term Loans” and “Delayed Draw Term Loans” made pursuant to the terms of, and as defined in, the Existing Term Loan Agreement and outstanding on the Effective Date immediately prior to the effectiveness of this Agreement.
“Existing Term Note” means a Note (as defined in the Existing Term Loan Agreement).
“Extending Lender” has the meaning specified in Section 2.25(b).
“Extension Effective Date” has the meaning specified in Section 2.22(b).
“Extension Notice” has the meaning specified in Section 2.22(a).
“Extension Option” has the meaning specified in Section 2.22(a).
“Extension Response Date” has the meaning specified in Section 2.25.
“Facility” means the Term A-1 Facility, the Term A-2 Facility, the Euro Term Facility, the Revolving Credit Facility or a New Term Facility, as the context may require, and “Facilities” means a collective reference to the foregoing.
“Facility Fee Rate” has the meaning assigned to such term in the definition of “Applicable Rate”.
“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by an officer of the Parent Borrower acting in good faith and shall be evidenced by an Officer’s Certificate. The Fair Market Value of any readily marketable securities shall be the number of such securities multiplied by the average Market Price per share or per unit of such securities during the five consecutive trading days immediately preceding the date of determination. The “Market Price” of any security on any trading day shall mean, with respect to any security which is listed on a national securities exchange, the last sale price regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such exchange, on the principal national securities exchange on which such security is listed or admitted to trading, or, if such security is not listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, the last sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported on the National Association of Securities Dealers Automated Quotation/National Market System, or if such security is not so designated as a national market systems security, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers or similar organization if the National Association of Securities Dealers is no longer reporting such information. With respect to operating partnership units of any REIT, such operating partnership units shall in no event have a value greater than the value of the number of shares of the REIT into which such operating partnership units are then convertible.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCA” means the Financial Conduct Authority (or any successor thereto).
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Financial Officer” with respect to the Company, any Intermediate Holding Company or any Loan Party, means the chief financial officer, principal accounting officer, treasurer or controller of such Person.
“First Extension Option” has the meaning specified in Section 2.22(a).
“Fitch” means Fitch Ratings Inc.
“Fixed Charges” means, with respect to any period, the sum of, without duplication, (a) Interest Expense for such period plus (b) the aggregate of all scheduled principal payments on Total Outstanding Indebtedness according to GAAP made or required to be made during such period by the Company and its Subsidiaries (but excluding balloon payments of principal due upon the stated maturity of any Indebtedness) plus (c) the aggregate of all dividends payable on the Company’s or any of its consolidated Subsidiaries’ preferred equity interests (if any), but excluding (x) redemption payments or payments in respect of repurchases or charges made in connection with the mandatory redemption or repurchase in whole of any class of preferred equity interests that are due on the final maturity date therefor and (y) catch up dividend payments with respect to accrued payments that were included in Fixed Charges for a prior period, plus (d) the Company’s and its Subsidiaries’ allocable share of amounts of the type described in clauses (a) and (b) above in respect of Joint Ventures.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Daily Simple ESTR, Adjusted TIBOR Rate, each Adjusted Daily Simple RFR, Adjusted Term CORRA Rate, Adjusted AUD Rate, Adjusted STIBOR Rate, Adjusted CIBOR Rate, Adjusted NOK Rate, Adjusted Peso Rate, the Japanese Prime Rate, the Central Bank Rate or the Canadian Prime Rate, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Daily Simple ESTR, Adjusted TIBOR Rate, each Adjusted Daily Simple RFR, Adjusted Term CORRA Rate, Adjusted AUD Rate, Adjusted STIBOR Rate, Adjusted CIBOR Rate, Adjusted NOK Rate, Adjusted Peso Rate, the Japanese Prime Rate, the Central Bank Rate or the Canadian Prime Rate shall be 0%.
“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.
“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.
“Foreign Subsidiary” means any Subsidiary of the Company that is organized under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning specified in Section 10.01.
“Guarantor Release Notice” has the meaning specified in Section 10.10(b).
“Guarantors” means, collectively, (a) each Subsidiary Guarantor, (b) with respect to Obligations owing by any Designated Borrower, the Parent Borrower and each Designated Borrower that is a Domestic Wholly-Owned Subsidiary and (c) at any time on and after the Reorganization Date, the REIT Entity and each Intermediate Holding Company, as applicable, that is required to Guarantee the Obligations in accordance with Section 5.12(b) or Section 9.22, as applicable, in each case, together with their successors and permitted assigns, to the extent such Person has not been released from its obligations hereunder in accordance with Section 10.10.
“Guaranty” means the Guaranty made by the Guarantors under Article 10 in favor of the Credit Parties.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.
“Increase Effective Date” has the meaning specified in Section 2.21(b).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person in respect of letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;
(c)    the aggregate net obligations, if any, of such Person under all Swap Agreements not entered into as a hedge against interest rate risk in respect of existing Indebtedness, taken as a whole; provided that if the aggregate net amount of such obligations is less than $0, the amount of such Person’s Indebtedness under this clause (c) shall be $0;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing (except for guaranties of Nonrecourse Carveouts).
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.
“Indemnitee” has the meaning specified in Section 9.03(c).
“Ineligible Institution” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.12.
“Interest Election Request” means a request by the Parent Borrower (for itself or on behalf of any Designated Borrower) to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form of Exhibit C or any other form approved by the Administrative Agent.
“Interest Expense” means, for any period, an amount equal to (a) interest expense (including capitalized interest expense) of the Company and its Subsidiaries during such period, plus (b) the portion of the interest expense of Joint Ventures allocable to the Company and its Subsidiaries in accordance with GAAP on account of ownership of an interest in a Joint Venture during such period minus (c) extraordinary interest expense related to debt prepayments or defeasance of loans minus (d) amortization of deferred costs associated with new financings or refinancings of existing Indebtedness minus (e) capitalized interest expense related to Real Property under construction minus (f) any fees related to the Facilities or any bank credit facilities similar to the Facilities minus (g) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, minus (h) any expensing of bridge, commitment or other financing fees minus, (i) any one-time costs, termination payments, breakage costs and other payments associated with incurring or terminating swaps, derivatives and other hedging obligations.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date of the Facility under which such Loan was made, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date of the Facility under which such Loan was made and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Credit Maturity Date with respect to the Revolving Credit Lender that is the Swingline Lender.
“Interest Period” means (a) with respect to any Term Benchmark Borrowing denominated in Dollars, Euros, Yen, Swedish Kronor, Norwegian Kroner, Danish Kroner and Australian dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter or, solely in the case of any Term Benchmark Borrowing denominated in Euros, that is one week thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Parent Borrower may elect, (b) with respect to any Term Benchmark Borrowing denominated in Canadian dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for such Agreed Currency), as the Parent Borrower may elect, (c) with respect to any Term Benchmark Borrowing denominated in Mexican Pesos, the period commencing on the date of such Borrowing and ending on the day that is 28 or 91 days thereafter (subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for such Agreed Currency), as the Parent Borrower may elect, (d) as to each Term SOFR Bid Loan, the period commencing on the date such Term SOFR Bid Loan is disbursed and ending on the date one week, two weeks, one month, two months, three months, four months or six months thereafter, as selected by the Parent Borrower in its Competitive Bid Request, and (e) as to each Absolute Rate Loan, a period of not less than 7 days and not more than 180 days as selected by the Parent Borrower in its Competitive Bid Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request, and (iv) in order to consolidate two (2) or more Term Benchmark Borrowings denominated in the same currency, to facilitate an increase of the Facilities pursuant to Section 2.21 and in such other circumstances as the Appropriate Lenders may agree, the Interest Period for such Term Benchmark Borrowings may be such period that is shorter than one (1) month as the Appropriate Lenders may agree. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, a Term A-2 Borrowing or a Euro Term Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Intermediate Holding Company” means each Subsidiary of the Company that owns, directly or indirectly, an Equity Interest in the OpCo.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person or (d) the purchase, acquisition or other investment in any real property or real property-related assets (including, without limitation, mortgage loans and other real estate-related debt investments, investments in land holdings, and costs to construct real property assets under development). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Inversion Conversion” has the meaning specified in Section 9.22(a).
“Investment Grade Credit Rating” means, with respect to any Person, receipt by such Person of a Debt Rating of BBB- or higher by S&P or Fitch, or Baa3 or higher by Moody’s.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means JPMorgan Chase Bank, N.A. (through itself or through one of its designated affiliates or branch offices), in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i); provided that for so long as any Existing Letter of Credit remains outstanding hereunder, the issuer of such Existing Letter of Credit shall continue to be the Issuing Bank with respect to such Existing Letter of Credit. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.
“Japanese Prime Rate” means for any Loan denominated in Yen the greater of (a) (i) the Japanese local bank prime rate plus (ii) the Japanese Prime Rate Adjustment and (b) the Floor.
“Japanese Prime Rate Adjustment” means, for any day, for any Loan denominated in Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest TIBOR Rate applicable during such period of five Business Days) minus (ii) the Japanese Prime Rate in effect on the last Business Day in such period; provided that for purposes of this definition, the Japanese Prime Rate shall be determined disregarding clause (a)(ii) of the definition of such term. For purposes of this definition, the TIBOR Rate on any day shall be based on the TIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Yen for a maturity of one month.
“Joint Venture” means a partnership, limited liability company, joint venture (including a tenancy in common ownership pursuant to a written agreement providing for substantially the same rights and obligations relating to such property that would be in a joint venture agreement), or corporation which is (x) not wholly-owned by the Company (or one of its Subsidiaries) and (y) not a Subsidiary of the Company.
“Joint Venture EBITDA” means, for any period, EBITDA from a Joint Venture, calculated as revenue allocated to the Company and its Subsidiaries based on such Person’s ownership interest in such Joint Venture, minus 2% of such revenue.
“KPI Metrics” has the meaning specified in 2.24(a).

“Latest Term Loan Maturity Date” has the meaning specified in Section 2.22(a).
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Parent Borrower at such time. The LC Exposure of any Lender at any time shall be its Dollar/Euro Tranche Percentage of the LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“Lease” means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Project, including all amendments, supplements, modifications and assignments thereof and all side letters or side agreements relating thereto.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender-Related Person” has the meaning specified in Section 9.03(b).
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and shall include each Existing Letter of Credit. A Letter of Credit may be issued in Dollars or in any Alternative Currency.
“Letter of Credit Agreement” has the meaning specified in Section 2.06(b).
“Letter of Credit Commitment” means, with respect to the Issuing Bank, the commitment of the Issuing Bank to issue Letters of Credit hereunder in an aggregate amount not to exceed the Letter of Credit Sublimit at such time. The Letter of Credit Commitment of the Issuing Bank may be modified from time to time by agreement between the Issuing Bank and the Parent Borrower, and notified to the Administrative Agent.
“Letter of Credit Expiration Date” means, with respect to any Issuing Bank, the day that is seven days prior to the Revolving Credit Maturity Date with respect to such Issuing Bank in its capacity as a Lender under the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Sublimit” means, at any time, the lesser of (a) the Dollar Equivalent of $50,000,000 and (b) the Aggregate Dollar/Euro Tranche Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Leverage Ratio” as of any date means the ratio, expressed as a percentage, of Total Outstanding Indebtedness as of such date to Total Value as of such date.
“Leverage Ratio Inaccuracy” has the meaning specified in Section 2.13(g).
“Leverage Ratio Inaccuracy Payment Date” has the meaning specified in Section 2.13(g).
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.
“Loan Documents” means this Agreement, including schedules and exhibits hereto, and any agreements entered into in connection with the commercial lending facility made available hereunder by any Borrower or any other Loan Party, the Company or any Intermediate Holding Company with or in favor of the Administrative Agent and/or any Lenders, including (a) each promissory note executed and delivered by any Borrower to a Lender to evidence any Loans,

(b) the Guaranty, (c) each agreement entered into by the Company (or any Loan Party or Affiliate thereof) and one or more of the Arrangers and/or the Administrative Agent with respect to fees payable to such Arranger, the Administrative Agent and/or the Lenders in connection with the Facilities, (d) each Designated Borrower Request and Assumption Agreement, and (e) the OpCo Assumption Agreement, and (f) any agreement creating or perfecting rights in cash collateral, any amendments, modifications or supplements thereto or waivers thereof, UCC filings, letter of credit applications and any agreements between any Borrower and an Issuing Bank regarding the issuance by such Issuing Bank of Letters of Credit hereunder and/or the respective rights and obligations between the Borrowers and such Issuing Bank in connection thereunder and any other documents prepared in connection with the other Loan Documents, if any.
“Loan Parties” means, collectively, each Borrower and each Guarantor.
“Loans” means the loans made by the Lender to the Borrowers pursuant to this Agreement in the form of a Term A-1 Loan, a Term A-2 Loan, a Euro Term Loan, a Revolving Loan, a Competitive Loan or a Swingline Loan.
“Managed Programs” means an investment vehicle funded, in whole or in part, with third party capital (including without limitation, a fund, REIT, partnership or BDC), in each case, managed or advised by the Company or a Subsidiary thereof and listed on Schedule 1.01(A) (as updated from time to time by the Parent Borrower).
“Management Contract” means a management contract or advisory agreement under which the Company or one of its Subsidiaries provides management and advisory services to a third party (including Managed Programs), consisting of management of properties or provision of advisory services on property acquisition and dispositions, equity and debt placements and related transactional matters.
“Managing Agent” means Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, BNP Paribas, Citizens Bank, N.A., Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation and The Bank of New York Mellon.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of any such event shall be subject to the prior payment in full of the Obligations and the termination or cash collateralization of all outstanding Letters of Credit), pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests and cash in lieu of fractional shares), in the case of each of clauses (a) through (c), on or prior to the latest Maturity Date.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.
“Marketable Securities” means (a) short term marketable securities, issued by any entity (other than the Company or an Affiliate of the Company) organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, with a long term unsecured indebtedness rating with Moody’s or S&P of Baa2/BBB or better, respectively, and (b) in the case of any Subsidiary of the Company other than a Domestic Subsidiary thereof, local short term marketable securities comparable to those described in clause (a) of this definition.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operations of the Company and the Subsidiaries taken as a whole or (b) the validity or enforceability of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders under the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Nonrecourse Indebtedness), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $125,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary thereof in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means, at any date of determination, (a) each Subsidiary or group of Subsidiaries of the Company whose contribution to Total Value at the last day of the most recent fiscal period for which a Compliance Certificate was delivered pursuant to Section 6.02(a) was equal to or greater than 5% of Total Value at such date (it being understood that such calculations shall be determined in the aggregate for all Subsidiaries of the Company subject to any of the events specified in clauses (f) and (g) of Section 7.01) and (b) each Intermediate Holding Company.
“Maturity Date” means (a) with respect to any Revolving Credit Lender, the later of (i) the Revolving Credit Maturity Date and (ii) if the maturity date is extended for such Revolving Credit Lender pursuant to Section 2.25, such extended maturity date as determined pursuant to such Section, (b) with respect to any Term A-1 Lender, the later of (i) the Term Loan Maturity Date with respect to the Term A-1 Facility and (ii) if the maturity date is extended for such Term A-1 Lender pursuant to Section 2.25, such extended maturity date as determined pursuant to such Section, (c) with respect to any Term A-2 Lender, the later of (i) the Term Loan Maturity Date with respect to the Term A-2 Facility and (ii) if the maturity date is extended for such Term A-2 Lender pursuant to Section 2.25, such extended maturity date as determined pursuant to such Section and (d) with respect to any Euro Term Lender, the later of (i) the Euro Term Maturity Date and (ii) if the maturity date is extended for such Euro Term Lender pursuant to Section 2.25, such extended maturity date as determined pursuant to such Section; provided, however, in each case, if such date is not a Business Day, such Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 9.14.
“Moody’s” means Moody’s Investors Service, Inc.
“Multi-Currency Sublimit” means, an amount equal to the Dollar Equivalent of $1,000,000,000.
“Multi-Currency Tranche” means, at any time, Multi-Currency Tranche Commitments of all the Lenders.
“Multi-Currency Tranche Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Multi-Currency Tranche Loans pursuant to Section 2.01(b)(ii) and (b) purchase participations in the Swingline Exposure, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Multi-Currency Tranche Commitment” or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Multi-Currency Tranche Lender” means a Lender having a Multi-Currency Tranche Commitment, or if the Revolving Credit Commitments have been terminated or reduced to zero, holding any Multi-Currency Tranche Loans or Swingline Exposure.
“Multi-Currency Tranche Loan” has the meaning specified in Section 2.01(b)(ii).
“Multi-Currency Tranche Percentage” means, with respect to any Multi-Currency Tranche Lender at any time, the percentage of the Aggregate Multi-Currency Tranche Commitments represented by such Multi-Currency Tranche Lender’s Multi-Currency Tranche Commitment at such time; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Multi-Currency Tranche Percentage” shall mean the percentage of the Aggregate Multi-Currency Tranche Commitments (disregarding any Defaulting Lender’s Commitment and/or Loans, as applicable) represented by such Lender’s Multi-Currency Tranche Commitment. If the Commitments have terminated or expired, the Multi-Currency Tranche Percentages shall be determined based upon the Multi-Currency Tranche Percentage of such Lender most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Multi-Currency Tranche Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Asset Value” means the value of a security determined on a net asset value basis by an officer of the Parent Borrower in good faith and evidenced by an Officer’s Certificate, which determination shall be based on an appraisal of an independent third-party appraiser regularly engaged in the valuation of securities of the same type as the securities being valued.
“Net Income (Loss)” means, for any Person for any period, the aggregate of net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.
“Net Operating Income” means, with respect to any Property at any time and without duplication, an amount equal to the difference (if positive) between (a) the aggregate gross revenues from the operation of such Property from tenants paying rent (including proceeds from rent loss insurance) during the then most recently ended fiscal quarter of the Company for which financial statements have been provided to the Administrative Agent and the Lenders, and (b) the sum of (i) all expenses and other proper charges incurred by the Parent Borrower or one or more Subsidiaries of the Parent Borrower (or by any Joint Venture in which the Parent Borrower, directly or indirectly, owns an interest) during such fiscal quarter in connection with the operation of such Property (including accruals for real estate taxes and insurance, but excluding debt service charges, income taxes, allocations of general overhead expenses, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP and (ii) a management, advisory or similar fee in an amount equal to the greater of (x) one percent (1.00%) of the net lease rental payments payable in respect of such Property during such fiscal quarter and (y) actual management, advisory or similar fees paid in cash during such fiscal quarter. Notwithstanding the foregoing, the Net Operating Income with respect to any Property that has not at the time of determination been owned by the Parent Borrower or one or more Subsidiaries of the Parent Borrower (or by any Joint Venture in which the Parent Borrower, directly or indirectly, owns an interest) for an entire fiscal quarter shall be deemed to be the Projected Property NOI of such Property.
“New Lender Joinder Agreement” has the meaning specified in Section 2.21(a).
“New Term Facility” has the meaning specified in Section 2.21(a).
“NOK Screen Rate” means with respect to any Interest Period, the Norwegian Interbank Offered rate administered by Finance Norway (Finans Norge) (or any other person which takes over the administration of that rate) for NOK for the relevant period as displayed on the appropriate page of the Reuters screen (or, in the event such rate does not appear on such page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) as of 11:00 a.m. London time two business days prior to the commencement of such Interest Period. If the NOK Screen Rate shall be less than 0%, the NOK Screen Rate shall be deemed to be 0% for purposes of this Agreement.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders, all Lenders of a Facility or all affected Lenders in accordance with the terms of Section 9.02 and (ii) has been approved by the

Required Lenders, the Required Term A-1 Lenders, the Required Term A-2 Lenders, the Required Euro Term Lenders or the Required Revolving Lenders, as applicable.
“Non-Extending Lender” has the meaning specified in Section 2.25.
“Nonrecourse Carveouts” means the personal liability of an obligor under Indebtedness for fraud, misrepresentation, misapplication or misappropriation of cash, waste, environmental liability, bankruptcy filing or any other circumstances customarily excluded from non-recourse provisions and non-recourse financing of real estate.
“Nonrecourse Indebtedness” of any Person means all Indebtedness of such Person with respect to which recourse for payment is limited to specific assets encumbered by a Lien securing such Indebtedness (other than Nonrecourse Carveouts); provided that if in connection therewith a personal recourse claim is established by judgment decree or award by any court of competent jurisdiction or arbitrator of competent jurisdiction and execution or enforcement thereof shall not be effectively stayed for 30 consecutive days and such Indebtedness shall not be paid or otherwise satisfied within such 30 day period, then such Indebtedness in an amount equal to the personal recourse claim established by judgment or award shall not constitute Nonrecourse Indebtedness for purposes of this Agreement.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit J or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Parent Borrower.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.
“Obligations” means, collectively, all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrowers under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, may elect to pay or advance on behalf of any Borrower in accordance with the terms of this Agreement.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Officer’s Certificate” means a certificate signed by a Responsible Officer of the Parent Borrower or by such other officer as may be specified herein, and delivered to the Administrative Agent hereunder.
“OpCo” has the meaning specified in Section 9.22.
“OpCo GP” has the meaning specified in the definition of “Change of Control”.
“OpCo Assumption Agreement” has the meaning specified in Section 9.22.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Credit Agreement” has the meaning specified in the preliminary statements hereto.
“Original Note” means a Note as defined in the Original Credit Agreement.
“Original Swing Line Loans” means the “Swing Line Loans” made pursuant to the terms of, and as defined in, the Original Credit Agreement and outstanding on the Effective Date immediately prior to the effectiveness of this Agreement.
“Original Term Loan Maturity Date” means February 14, 2028.
“Original Term Loans” means, collectively, the “Term Loans” and “Delayed Draw Term Loans” made pursuant to the terms of, and as defined in, the Original Credit Agreement and outstanding on the Effective Date immediately prior to the effectiveness of this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or an Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.
“Parent Borrower” means, (a) prior to the Reorganization Date, the Company and (b) on and after the Reorganization Date, the OpCo.
“Parent Entities” means, the Company and the Intermediate Holding Companies.
“Parent REIT Subsidiary” means any REIT in which the REIT Entity owns, directly or indirectly, 100% of the voting equity thereof; provided, however, that any other equity interests in such REIT entity shall be permitted so long as such equity interests are non-voting and have an aggregate liquidation preference not in excess of approximately $125,000, subject to certain increases for the redemption of such interests within two years of their issuance (such preferred equity interests, “Parent REIT Subsidiary Preferred Equity Interests”).
“Parent REIT Subsidiary Preferred Equity Interests” has the meaning assigned to such term in the definition of “Parent REIT Subsidiary”.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patriot Act” has the meaning specified in Section 9.16.
“Payment in Full” or “Paid in Full” means, with respect to the Obligations, the payment in full of the Obligations (other than (x) obligations arising under any Letter of Credit to the extent such obligations are cash collateralized or back-stopped by a letter of credit in accordance with Section 2.06(j)and (y) contingent indemnification or reimbursement obligations for which no claims have been asserted) in cash in immediately available funds.
“Payment” has the meaning specified in Section 8.06(c).
“Payment Notice” has the meaning specified in Section 8.06(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.
“Permitted Defects” means, with respect to any Project:
(a)    Liens imposed by law for taxes, assessments, governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c)    easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of any direct or indirect owner of such Project;
(d)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(h);
(e)    Liens consisting of an agreement to Dispose of any property in a Disposition permitted by Section 6.04; provided that such Liens encumber only the applicable assets pending consummation of the Disposition;
(f)    (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Company and its Subsidiaries, taken as a whole, or (B) secure any Indebtedness and (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any of the direct or indirect owners of such Project; and
(g)    Liens with respect to Capitalized Leases of equipment entered into in the ordinary course of business of the Consolidated Businesses.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or to secure the performance of bids, purchases, contracts (other than for the payment of borrowed money) and surety, appeal and performance bonds;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of any direct or indirect owner of the affected property;
(f)    statutory and common law landlord Liens;
(g)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(k);

(h)    Liens consisting of an agreement to Dispose of any property in a Disposition permitted by Section 6.04; provided that such Liens encumber only the applicable assets pending consummation of the Disposition;
(i)    (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Company and its Subsidiaries, taken as a whole, or (B) secure any Indebtedness, and (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any direct or indirect owner of the property subject to such terms;
(j)    (i) statutory and common law rights of set-off and other similar rights and remedies as to deposits of cash, securities, commodities and other funds in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages and (ii) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction and covering only the items being collected upon;
(k)    Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases entered into by the Company or any of its Domestic Subsidiaries;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Liens” means:
(a)    Permitted Encumbrances;
(b)    Liens with respect to Capitalized Leases of equipment entered into in the ordinary course of business of the Consolidated Businesses; and
(c)    Liens securing Secured Indebtedness, the incurrence of which is not prohibited hereunder.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Peso Rate” means, with respect to any loan denominated in Mexican Pesos, the rate per annum equal to the Equilibrium Interbank Interest Rate for a twenty-eight (28) day period (Tasa de Interes Interbancaria de Equilibrio a plazo de 28 dias), determined by Banco de México and most recently published in the Mexican Official Gazette (Diario Oficial de la Federacion) on the first Business Day of such interest period, which such Peso Rate shall be determined by the Administrative Agent. If the Peso Rate is not available at such time for any reason, then the “Peso Rate” shall be determined in accordance with the provisions of the Loan Documents addressing alternate rates of interest; provided that if the Peso Rate is not available at such time for any reason and the Peso Rate cannot be determined in accordance with such alternate rate of interest provisions for any reason, then the “Peso Rate” for the applicable interest period shall be the rate per annum reasonably determined by the Administrative Agent to be any other similar rate published by Banco de México which the Revolving Credit Lenders are authorized to use pursuant to applicable law. The Peso Rate shall be determined by the Administrative Agent in good faith after taking into consideration the general market conditions for transactions of the type evidenced by the Loan Documents and the particular conditions of the Revolving Credit Lenders from time to time and consistent with its determination of the Peso Rate with respect to other credit facilities; provided that if such would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of the Loan Documents.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“Project” means any land and the structures thereon, including, without limitation, any office, industrial/manufacturing facility, educational facility, retail facility, distribution/warehouse facility, assembly or production facility, laboratory facility, hotel, day care center, self-storage facility, health care/hospital facility, restaurant, radio or TV station, broadcasting/communication facility (including any transmission facility), signage, theater, fitness facilities, parking facilities, student housing or residential facilities, any combination of any of the foregoing, or any land to be developed into any one or more of the foregoing pursuant to a written agreement with respect to such land for a transaction involving a Lease (or franchise agreement, in the case of a hotel), in each case owned, directly or indirectly, by any of the Consolidated Businesses.
“Projected Property NOI” means, with respect to any Property that has not at the time of determination been owned by one or more Subsidiaries of the Company (or by any Joint Venture in which the Company, directly or indirectly, owns an interest) for an entire fiscal quarter, the projected, pro forma Net Operating Income for such Property for such fiscal quarter as mutually agreed by the Parent Borrower and the Administrative Agent based on (i) if available, historical financial statements for such Property under prior ownership for the full fiscal quarter ended immediately prior to the date of determination or (ii) if such historical financial statements are not available, the projected aggregate gross revenues from the operation of such Property from tenants in occupancy and paying rent for the fiscal quarter during which such determination is made (calculated on a pro forma basis based on the assumption that such tenants were in occupancy and paying rent from and after the first day of such fiscal quarter through and including the last day thereof).
“Property” means any Real Property or personal property, plant, building, facility, structure, equipment, general intangible, receivable, or other asset owned or leased by any of the Consolidated Businesses or any Joint Venture in which the Company, directly or indirectly, owns an interest.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public-Sider” means a Lender whose representatives may trade in securities of the Company or its Controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Company under the terms of this Agreement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 9.18.
“Real Property” means any present and future right, title and interest (including, without limitation, any leasehold estate) in (a) any plots, pieces or parcels of land, (b) any buildings, fixtures, structures, parking areas and related facilities and amenities (including all sitework, utilities, infrastructure, paving, striping, signage, curb and gutter, landscaping and other improvements whether existing now or hereafter constructed), together with all machinery and mechanical, electrical, HVAC and plumbing systems presently located thereon and used in the operation thereof, excluding (i) any such items owned by utility service providers, (ii) any such items owned by tenants or other third parties that are not Affiliates of the Company and (iii) any items of personal property (the rights and interests described in clauses (a) and (b) above being the “Premises”), (c) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, air rights and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (d) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in, on or benefiting the Premises and (e) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (c) and (d) above.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (4) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (5) if the RFR for such Benchmark is SARON, then five RFR Business Days prior to such setting, (6) if the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting, (7) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, the RFR for such Benchmark is Daily Simple CORRA, then four RFR Business Days prior to such setting, (8) if such Benchmark is the Adjusted Term CORRA Rate, 1:00 p.m. Toronto local time on the day that is two Business Day preceding the date of such setting, or (9) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, the TIBOR Rate, Term CORRA, SONIA, SARON, Daily Simple SOFR, Daily Simple CORRA or the Adjusted Term CORRA Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning assigned to such term in Section 9.04(b).
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“REIT” means a domestic trust, association or corporation that qualifies as a real estate investment trust under the provisions of Sections 856 et seq. of the Code.
“REIT Entity” has the meaning specified in Section 9.22(a).
“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a REIT and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors, consultants, service providers, auditors (including internal auditors), attorneys and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, (vi) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto and (vii) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the Adjusted TIBOR Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Canadian dollars, the Adjusted Term CORRA Rate, (v) with respect to any Term Benchmark Borrowing denominated in Australian dollars, the Adjusted AUD Rate, (vi) with respect to any Term Benchmark Borrowing denominated in Swedish Kronor, the Adjusted STIBOR Rate, (vii) with respect to any Term Benchmark Borrowing denominated in Norwegian Kroner, the Adjusted NOK Rate, (viii) with respect to any Term Benchmark Borrowing denominated in Danish Kroner, the Adjusted CIBOR Rate, (ix) with respect to any Term Benchmark Borrowing denominated in Mexican Pesos, the Adjusted Peso Rate, as applicable, (x) with respect to any RFR Borrowing denominated in Sterling, Swiss Francs, Dollars or Canadian dollars (following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA), the applicable Adjusted Daily Simple RFR, (xi) with respect to any Swingline Loan denominated in Euros, Daily Simple ESTR, and (xii) with respect to any Swingline Loan denominated in Sterling, the Adjusted Daily Simple RFR for Sterling, in each case, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Canadian dollars, Term CORRA, (v) with respect to any Term Benchmark Borrowing denominated in Australian dollars, the AUD Screen Rate, (vi) with respect to any Term Benchmark Borrowing denominated in Swedish Kronor, the STIBOR Screen Rate, (vii) with respect to any Term Benchmark Borrowing denominated in Norwegian Kroner, the NOK Screen Rate, (viii) with respect to any Term Benchmark Borrowing denominated in Danish Kroner, the CIBOR Screen Rate, as applicable.
“Reorganization” has the meaning specified in Section 9.22.
“Reorganization Date” means the date on which the Reorganization is completed in accordance with Section 9.22(a).
“Replacement Lender” has the meaning specified in Section 2.25(c).
“Required Euro Term Lenders” means, as of any date of determination, Euro Term Lenders holding more than 50% of the Euro Term Facility on such date; provided that the portion of the Euro Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Euro Term Lenders.
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in the LC Exposure and Swingline Exposure being deemed “held” by such Revolving Credit Lender for purposes of this definition) other than the Outstanding Amount of Competitive Loans and (b) aggregate Unfunded Commitments (determined without giving effect to any Competitive Loans outstanding on such date); provided that the Unfunded Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that, the Total Outstandings of the Lender that is the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Multi-Currency Tranche Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount.
“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Exposure (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in the LC Exposure and Swingline Exposure being deemed “held” by such Revolving Credit Lender for purposes of this definition) other than the Outstanding Amount of Competitive Loans and (b) aggregate Unfunded Commitments (determined without giving effect to any Competitive Loans outstanding on such date); provided that the Unfunded Commitment of, and the portion of the Total Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided further that the Revolving Credit Exposure of the Lender that is the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Multi-Currency Tranche Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount.
“Required Term A-1 Lenders” means, as of any date of determination, Term A-1 Lenders holding more than 50% of the Term A-1 Facility on such date; provided that the portion of the Term A-1 Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A-1 Lenders.
“Required Term A-2 Lenders” means, as of any date of determination, Term A-2 Lenders holding more than 50% of the Term A-2 Facility on such date; provided that the portion of the Term A-2 Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A-2 Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief operating officer, a Financial Officer, Managing Director, or Executive Director or Senior Vice President of Capital Markets of the Company, an Intermediate Holding Company, a Loan Party or any entity authorized to act on behalf of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of the Company, an Intermediate Holding Company, a Loan Party or an entity authorized to act on behalf of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company, such Intermediate Holding Company or such Loan Party, as applicable, and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company, such Intermediate Holding Company or such Loan Party, as the case may be.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity securities or other Equity Interests of the Company or any of its Subsidiaries (except dividends payable solely in equity securities of the Parent Borrower or in rights to subscribe for or purchase equity securities of the Parent Borrower), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity securities or other Equity Interests, or on account of any return of capital to the Parent Borrower’s stockholders, partners or members (or the equivalent Person thereof).
“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Revolving Borrowing” means Revolving Loans of the same Type and Agreed Currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its Dollar/Euro Tranche Commitment and/or Multi-Currency Tranche Commitment, as the context may require.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and Competitive Loans, its LC Exposure and its Swingline Exposure at such time.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time. On the Effective Date, the Revolving Credit Facility is $2,000,000,000.
“Revolving Credit Lender” means, as of any date of determination, a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.
“Revolving Credit Maturity Date” means February 14, 2029.
“Revolving Loan” means a Dollar/Euro Tranche Loan or a Multi-Currency Tranche Loan.
“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA, (b) Swiss Francs, SARON, (c) Dollars, Daily Simple SOFR and (d) Canadian dollars, Daily Simple CORRA.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in

London, (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich, (c) Dollars, a U.S. Government Securities Business Day and (d) Canadian dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.
“Rule 144A Transaction” means a sale or issuance of notes or bonds that are exempt from registration with the SEC under Rule 144A of the Securities Act.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, Global Affairs Canada or other relevant sanctions authority, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person 50 percent or more owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, Canada or other relevant sanctions authority.
“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.
“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.
“SEC” means the Securities and Exchange Commission of the United State of America.
“SEC Reports” means all forms, reports, statements (including proxy statements) and other documents required to be filed by the Company with the Securities and Exchange Commission.
“Second Extension Option” has the meaning specified in Section 2.22(a).
“Secured Indebtedness” means any Indebtedness secured by a Lien (excluding Indebtedness arising under this Agreement).
“Senior Managing Agent” means BMO Bank N.A., Regions Bank, and The Bank of Nova Scotia.
“SLL Principles” has the meaning specified in 2.24(a).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Company substantially in the form of Exhibit L.
“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day (provided, that for any Swingline Loan denominated in Sterling, SONIA shall be based on the published rate for SONIA as of the Business Day such Swingline Loan is advanced).
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Specified Jurisdictions” means, collectively, the United States, Germany, Poland, the Netherlands, Spain, United Kingdom, France, Denmark, Finland, Canada, Norway, Austria, Japan, Sweden and Belgium.
“SPTs” has the meaning specified in 2.24(a).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate, Adjusted TIBOR Rate, Adjusted AUD Rate, Adjusted STIBOR Rate, Adjusted CIBOR Rate, Adjusted NOK Rate or Adjusted Peso Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the commitments or the funding of the loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark loans for which the associated benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “£” mean the lawful currency of the United Kingdom.
“STIBOR Screen Rate” means, with respect to any interest period, the Stockholm interbank offered rate administered by the Swedish Bankers’ Association ( or any other person that takes over the administration of that rate) for deposits in Swedish Kroner with a term equivalent to such interest period as displayed on the Reuters screen page that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. London time two business days prior to the commencement of such interest period. If the STIBOR Screen Rate shall be less than 0%, the STIBOR Screen Rate shall be deemed to be 0% for purposes of this Agreement.
“Subsidiary” as to any Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Subsidiary Guarantors” means, collectively, (a) each Subsidiary of the Company (if any) that provides a Guaranty pursuant to Article 10 on the Effective Date and (b) each other Subsidiary of the Parent Borrower that becomes a Subsidiary Guarantor pursuant to the requirements of Section 5.12, in each case, together with their successors and permitted assigns, to the extent such Subsidiary has not been released from its obligations hereunder in accordance with Section 10.10.
“Substantial Amount” means, at the time of determination thereof, an amount equal to 25% of Total Value at such time.
“Supported QFC” has the meaning specified in Section 9.18.
“Sustainability Structuring Agent” has the meaning specified in 2.24(a).
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its Subsidiaries shall be a Swap Agreement.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Multi-Currency Tranche Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of the Lender that is the Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of the Lender that is the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.
“Swingline Lender” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as the lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05. All Swingline Loans shall be denominated in Euro or Sterling.
“Swingline Sublimit” means, at any time, the lesser of (a) the Dollar Equivalent of $200,000,000 and (b) an amount equal to the then existing Aggregate Multi-Currency Tranche Commitments. The Swingline Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Swiss Franc” mean the lawful currency of Switzerland.
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term A-1 Borrowing” means Term A-1 Loans made on the same date.

“Term A-1 Commitment” means, as to each Term A-1 Lender, its obligation to make Term A-1 Loans pursuant to Section 2.01(a)(i) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A-1 Lender’s name on Schedule 2.01 under the caption “Term A-1 Commitment” or under such caption in the Assignment and Assumption or the New Lender Joinder Agreement pursuant to which such Term A-1 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Term A-1 Facility” means (a) on or prior to the Effective Date, the aggregate amount of the Term A-1 Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A-1 Loans of all Term A-1 Lenders outstanding at such time. On the Effective Date, the Term A-1 Facility is £270,000,000.
“Term A-1 Lender” means (a) at any time on or prior to the Effective Date, any Lender that has a Term A-1 Commitment at such time and (b) at any time after the Effective Date, any Lender that holds Term A-1 Loans at such time.
“Term A-1 Loan” has the meaning specified in Section 2.01(a)(i) and, unless the context requires otherwise, includes each loan made in connection with any increase in the Term A-1 Facility pursuant to Section 2.21.
“Term A-2 Borrowing” means Term A-2 Loans, made, converted or continued on the same date and as to which a single Interest Period is in effect.
“Term A-2 Commitment” means, as to each Term A-2 Lender, its obligation to make Term A-2 Loans pursuant to Section 2.01(a)(ii) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A-2 Lender’s name on Schedule 2.01 under the caption “Term A-2 Commitment” or under such caption in the Assignment and Assumption or the New Lender Joinder Agreement pursuant to which such Term A-2 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Term A-2 Facility” means (a) on or prior to the Effective Date, the aggregate amount of the Term A-2 Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A-2 Loans of all Term A-2 Lenders outstanding at such time. On the Effective Date, the Term A-2 Facility is €215,000,000.
“Term A-2 Lender” means (a) at any time on or prior to the Effective Date, any Lender that has a Term A-2 Commitment at such time and (b) at any time after the Effective Date, any Lender that holds Term A-2 Loans at such time.
“Term A-2 Loan” has the meaning specified in Section 2.01(a)(ii) and, unless the context requires otherwise, includes each loan made in connection with any increase in the Term A-2 Facility pursuant to Section 2.21.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Adjusted Term CORRA, the Adjusted AUD Rate, the Adjusted STIBOR Rate, the Adjusted CIBOR Rate, the Adjusted NOK Rate, or the Adjusted Peso Rate.
“Term Borrowing” means (a) a Term A-1 Borrowing, (b) a Term A-2 Borrowing, or (c) a Euro Term Borrowing, as the context may require.
“Term CORRA” means, for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.
“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.
“Term CORRA Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term CORRA Reelection Event.
“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14(a) that is not Term CORRA.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term Loan Maturity Date” means the Original Term Loan Maturity Date or such later date to which the Original Term Loan Maturity Date may be extended pursuant to Section 2.22.
“Term SOFR Bid Loan” means a Competitive Loan that bears interest at a rate based upon the Adjusted Term SOFR Rate.

“Term SOFR Bid Margin” means the margin above or below the Adjusted Term SOFR Rate to be added to or subtracted from the Adjusted Term SOFR Rate, which margin shall be expressed in multiples of 1/100th of one basis point.
“Term SOFR Determination Day” has the meaning specified under the definition of “Term SOFR Reference Rate”.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate two Business Days prior to the commencement of such Interest Period.
“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period.
“Total Outstanding Indebtedness” means, as of any date, the sum, without duplication, of (a) the amount of Indebtedness (secured and unsecured and recourse or non-recourse) of the Company and its Subsidiaries, including, without limitation, mortgage loans, outstanding balances on lines of credit and notes payable plus (b) the outstanding amount of Indebtedness of Joint Ventures allocable in accordance with GAAP on account of ownership of interests in Joint

Ventures to the Company and its Subsidiaries as of the time of determination (with appropriate adjustments for minority interests).
“Total Outstandings” means, at any time, the sum of (a) the aggregate Outstanding Amount of all Loans at such time and (b) the total LC Exposure at such time.
“Total Revolving Credit Exposure” means, at any time, the sum of (a) the Outstanding Amount of the Revolving Loans, Swingline Loans and Competitive Loans at such time and (b) the total LC Exposure at such time.
“Total Secured Outstanding Indebtedness” means, as of any date, the portion of Total Outstanding Indebtedness that is Secured Indebtedness.
“Total Unsecured Outstanding Indebtedness” means, as of any date, the portion of Total Outstanding Indebtedness that is not Secured Indebtedness.
“Total Value” means, as of any date, the sum, without duplication, of:
(a)    Cash and Cash Equivalents which would be included on the Consolidated Businesses’ consolidated balance sheet as of such date including fully refundable deposits associated with any potential acquisition and unrestricted cash in respect of Section 1031 exchanges; plus
(b)    Fair Market Value of Marketable Securities owned by the Company or its Subsidiary; plus
(c)    in respect of Projects (excluding Projects described in clause (e), (h), (k) or (l) below) owned or ground-leased by the Company and its Subsidiaries for at least four full fiscal quarters, (i) the Net Operating Income for such Projects for the then most recently ended fiscal quarter multiplied by four, divided by (ii) the Capitalization Rate; plus
(d)    the investment (at cost without depreciation) in Projects (excluding Projects described in clause (e), (h), (k) or (l) below) owned or ground-leased by the Company or its Subsidiaries for less than four full fiscal quarters; plus
(e)    an amount equal to 50% of the book value of Property that has been vacant for less than twelve months, as adjusted in accordance with GAAP to reflect impairment charges; plus
(f)    the investment in Joint Ventures, valued according to the methodologies under clauses (c) or (d) above which is allocable to the Company or its Subsidiaries based on their ownership interests in the related Joint Ventures in accordance with GAAP; plus
(g)    investments in notes secured by mortgages on the Real Property of any Person at cost that are not more than forty-five (45) days past due or otherwise in default, less an amount equal to accrued amortization payments in respect thereof; plus

(h)    contractual purchase price of Projects owned or ground-leased by the Company and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Total Outstanding Indebtedness; plus
(i)    the book value of all loans made by the Company or its Subsidiaries to Managed Programs, as adjusted in accordance with GAAP to reflect impairment charges; plus
(j)    the Net Asset Value of all investments in the securities of Managed Programs and other common and preferred equity investments published as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 (or, to the extent no such published Net Asset Value exists for a Managed Program or other common and preferred equity investments, the amount of the investment by the Company and its Subsidiaries in such Managed Program or other common and preferred equity investments (as applicable) as of the end of such fiscal quarter determined in accordance with the equity method of accounting); plus
(k)    investments by the Consolidated Businesses in Real Property under construction which is proceeding to completion in the ordinary course (valued at the aggregate costs incurred and paid to date); provided that the amount under this clause (k) shall be limited to 15% of Total Value, with any excess over such limit being excluded from Total Value; plus
(l)    investments (at the lower of cost or market value) in Real Property consisting of undeveloped land; plus
(m)    the aggregate book value of all mezzanine loans and notes receivable owned by the Company or its Subsidiaries that are not more than forty-five (45) days past due or otherwise in default; provided that the amount under this clause (m) shall be limited to 10% of Total Value, with any excess over such limit being excluded from Total Value; plus
(n)    the aggregate positive amount of net cash proceeds that would be due to the Company from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by the Company's delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter; provided that such calculation shall exclude each Equity Forward Contract, if any, with respect to which either (a) the Company or the counterparty would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (b) the Company no longer intends to issue shares sufficient to realize such proceeds.
Notwithstanding the foregoing and solely for the purposes of this definition, the sum of the aggregate investments by the Consolidated Businesses pursuant to clauses (g) and (l) above shall not exceed 30% of Total Value, with any excess over such limit being excluded from Total Value.

“Tranche” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Dollar/Euro Tranche Loans or Multi-Currency Tranche Loans.
“Tranche Required Lenders” means, as any date of determination, with respect to a Tranche, Lenders under such Tranche holding more than 50% of the sum of the (a) Total Revolving Credit Exposure (with the aggregate amount of each Lender’s risk participation and funded participation in LC Exposure and Swingline Exposure being deemed “held” by such Lender for purposes of this definition) of such Tranche other than the Outstanding Amount of Competitive Loans and (b) aggregate Unfunded Commitments of such Tranche (determined without giving effect to any Competitive Loans outstanding on such date); provided that the Unfunded Commitment of, and the portion of the Total Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Tranche Required Lenders; provided further that, the Revolving Credit Exposure of the Lender that is the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Multi-Currency Tranche Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount.
“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type” (a) when used in reference to any Competitive Loan or Borrowing, refers to its character as an Absolute Rate Loan or a Term SOFR Bid Loan and (b) when used in reference to any other Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Adjusted Term CORRA Rate, the Adjusted AUD Rate, the Adjusted STIBOR Rate, the Adjusted CIBOR Rate, the Adjusted NOK Rate, the Adjusted Peso Rate, the Alternate Base Rate or the Adjusted Daily Simple RFR.
“UK Borrower” means any Borrower (i) that is organized or formed under the laws of the United Kingdom or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.
“UK CTA” means the Corporation Tax Act 2009.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unencumbered Asset Value” means, as of any date, the sum, without duplication, of:
(a)    Cash and Cash Equivalents which would be included on the Consolidated Businesses’ consolidated balance sheet as of such date including fully refundable deposits associated with any potential acquisition and unrestricted cash in respect of Section 1031 exchanges;
(b)    in respect of Unencumbered Eligible Projects (excluding Unencumbered Eligible Projects described in clause (d) or (e) below) owned or ground-leased by the Parent Borrower or a Subsidiary thereof for at least four full fiscal quarters, (i) the portion of Unencumbered Property NOI derived from such Unencumbered Eligible Projects for the then most recently ended fiscal quarter multiplied by four, divided by (ii) the Capitalization Rate;
(c)    the investment (at cost without depreciation) in Unencumbered Eligible Projects (excluding Unencumbered Eligible Projects described in clause (d) or (e) below) owned or ground-leased by Parent Borrower or a Subsidiary thereof for less than four full fiscal quarters;
(d)    an amount equal to 50% of the book value of investments made by Parent Borrower or a Subsidiary thereof in Unencumbered Eligible Projects consisting of properties that have been vacant for less than twelve months, as adjusted in accordance with GAAP to reflect impairment charges;
(e)    investments made by Parent Borrower or a Subsidiary thereof in Real Property under construction which is proceeding to completion in the ordinary course (valued at the aggregate costs incurred and paid to date);
(f)    investments in notes secured by first mortgages on the Real Property of any Person at cost that are not more than forty-five (45) days past due or otherwise in default, less an amount equal to accrued amortization payments in respect thereof; provided that the amount under this clause (f) shall be limited to 7.5% of Unencumbered Asset Value, with any excess over such limit being excluded from Unencumbered Asset Value; and
(g)    the aggregate positive amount of net cash proceeds that would be due to the Company from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by the Company‘s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter; provided that such calculation shall exclude each Equity Forward Contract, if any, with respect to which either (a) the Company or the counterparty would not reasonably be expected, for any reason, to be able to fulfill its obligations thereunder or (b) the Company no longer intends to issue shares sufficient to realize such proceeds; provided further that the amount under this clause (g) shall be limited to 7.5% of Unencumbered Asset Value, with any excess over such limit being excluded from Unencumbered Asset Value.
Notwithstanding the foregoing and solely for the purposes of this definition:
(A)    the sum of the aggregate investments described in clauses (d) and (e) above shall not exceed 15% of Unencumbered Asset Value, in each case, with any excess over the foregoing limits being excluded from the Unencumbered Asset Value; and
(B)    not more than 25% of the Unencumbered Asset Value at any time may be in respect of Unencumbered Eligible Projects that are not located in Specified Jurisdictions, with any excess over such limit being excluded from the Unencumbered Asset Value.
“Unencumbered Eligible Project” means an Eligible Project (a) that is owned in fee simple or leased under an Eligible Ground Lease by (i) the Parent Borrower or (ii) a Subsidiary of the Parent Borrower of which the Parent Borrower directly or indirectly owns and controls at least 85% of the issued and outstanding Equity Interests of such Subsidiary, and (b) which is not subject (nor are any equity interests therein owned by the Parent Borrower or any Subsidiary thereof subject) to any Liens or preferred equity interests, except for Permitted Encumbrances and buy sell rights with respect to Joint Ventures on customary terms and conditions (as determined by the Parent Borrower in good faith). As used in this definition only, the term “control” shall mean the authority, without the consent of any other Person, to make major management decisions with respect to the applicable Project, including with respect to sale, financing, refinancing, capital improvements, leasing and the grant of Liens on such Project and to manage the day to day operations of such Project. Notwithstanding the foregoing, (x) an Eligible Project located in a Designated Jurisdiction shall not qualify as an Unencumbered Eligible Project, (y) an Eligible Project that the Parent Borrower elects not to include in the calculation of Unencumbered Asset Value shall not qualify as an Unencumbered Eligible Project and (z) in the event that any Subsidiary that directly or indirectly owns an Eligible Project is required to become a Subsidiary Guarantor pursuant to Section 5.12(a), such Eligible Project shall not qualify as an Unencumbered Eligible Project until such time as the applicable obligations set forth in Section 5.12(a) have been satisfied.
“Unencumbered Property NOI” means the aggregate Net Operating Income from the Unencumbered Eligible Projects. Unencumbered Property NOI from Unencumbered Eligible Projects owned by Joint Ventures with Managed Programs will be calculated as the Net Operating Income from such Unencumbered Eligible Projects allocated to the Parent Borrower and its Subsidiaries based on their ownership interest in such Joint Venture.
“Unfunded Commitment” means, with respect to each Lender, the Revolving Credit Commitment of such Lender less its Revolving Credit Exposure.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning specified in Section 9.18.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“W. P. Carey” has the meaning specified in the introductory paragraph hereof.
“Wholly-Owned REIT Subsidiary” means any REIT in which the Parent Borrower owns, directly or indirectly, 100% of the voting equity thereof.
“Wholly-Owned Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity all of the Equity Interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person. For purposes hereof, so long as the Parent Borrower remains a Subsidiary of the Company, the Parent Borrower and its Wholly-Owned Subsidiaries shall be deemed to be Wholly-Owned Subsidiaries of the Company.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” or “¥” mean the lawful currency of Japan.
Section 1.02.    Classification of Loans and Borrowings . For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark

Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).
Section 1.03.    Terms Generally. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, this Agreement, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(a)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(b)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(c)    Unless otherwise specified herein, when any date specified herein as the due date for a notice or other deliverable is not a Business Day, such due date shall be extended to the next following Business Day.
Section 1.04.    Accounting Terms; GAAP. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Consolidated Businesses shall be (i) deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) calculated without giving effect to Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Accounting Standards Codification 842.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
Section 1.05.    Pro Forma Calculation. (a) With respect to any reference herein to determining compliance with Section 6.11 on a pro forma basis after giving effect to a transaction or other event, such determination or compliance shall be calculated as though such transaction or other event had been consummated or made as of the first day of the applicable measurement period most recently ended for which financial information pursuant to Section 5.01(a) or (b) has been delivered to the Administrative Agent and the Lenders.
(b)    For any period, the financial covenants set forth in Section 6.11 (other than Section 6.11(c)) shall be calculated based upon the most recent quarter-end financial statements of the Borrower delivered pursuant to Section 5.01, on a pro forma basis, giving effect to any asset disposition or acquisition or any incurrence, retirement or extinguishment of Indebtedness during such period, in each case, with such asset disposition or acquisition or such incurrence, retirement or extinguishment of Indebtedness being deemed to have occurred as of the first day of the period for which such financial covenants are being determined.
Section 1.06.    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or a Term CORRA Reelection Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.07.    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
Section 1.08.    Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.09.    Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or RFR Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Parent Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.
(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.
Section 1.10.    Additional Alternative Currencies. (a) The Parent Borrower may from time to time request that Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Loans, such request shall be subject to the approval of the Administrative Agent and each Multi-Currency Tranche Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Issuing Bank.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m. New York City time, twenty (20) Business Days prior to the date of the desired Borrowing or Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof. Each Multi-Currency Tranche Lender (in the case of any such request pertaining to Loans) or the Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. New York City time, ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Multi-Currency Tranche Lender or the Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Bank, as the case may be, to permit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Multi-Currency Tranche Lenders consent to making Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Parent Borrower and (i) the Administrative Agent and such Lenders may amend the definitions of Adjusted Daily Simple RFR, Daily Simple RFR, Term Benchmark and/or Relevant Rate to the extent necessary to add the Applicable Rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definitions of Adjusted Daily Simple RFR, Daily Simple RFR, Term Benchmark and/or Relevant Rate, as applicable, have been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Multi-Currency Tranche Borrowings. If the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Parent Borrower and (i) the Administrative Agent and the Issuing Bank may amend the definitions of Adjusted Daily Simple RFR, Daily Simple RFR, Term Benchmark and/or Relevant Rate, as applicable, to the extent necessary to add the Applicable Rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definitions of Adjusted Daily Simple RFR, Daily Simple RFR, Term Benchmark and/or Relevant Rate, as applicable, have been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.10, the Administrative Agent shall promptly so notify the Parent Borrower.
ARTICLE 2
The Credits
Section 2.01.    Facilities.
(a)    The Term Facilities.
(i)    Term A-1 Facility. Subject to the terms and conditions set forth herein, each Term A-1 Lender severally agrees to make a single loan (each such loan, a “Term A-1 Loan”) to the Parent Borrower in Sterling on the Effective Date, in an amount equal to such Term A-1 Lender’s Term A-1 Commitment. Amounts repaid or prepaid in respect of Term A-1 Loans may not be reborrowed.
(ii)    Term A-2 Facility. Subject to the terms and conditions set forth herein, each Term A-2 Lender severally agrees to make a single loan (each such loan, a “Term A-2 Loan”) to the Parent Borrower in Euro on the Effective Date, in an amount equal to such Term A-2 Lender’s Term A-2 Commitment. Amounts repaid or prepaid in respect of Term A-2 Loans may not be reborrowed.
(iii)    Euro Term Facility. Pursuant to the Existing Term Loan Agreement, certain of the Lenders made the Existing Term Loans to the Parent Borrower. Subject to the terms and conditions set forth herein, on and after the Effective Date the Existing Term Loans shall be continued as, and shall constitute, Euro Term Loans hereunder. The Parent Borrower hereby agrees and acknowledges that as of the Effective Date, the outstanding principal balance of the Euro Term Loans of each Euro Term Lender is set forth on Schedule 2.01 and shall for all purposes hereunder constitute and be referred to as Euro Term Loans hereunder, without constituting a novation, but in all cases subject to the terms and conditions applicable to Euro Term Loans hereunder. Amounts repaid or prepaid in respect of Euro Term Loans may not be reborrowed.

(b)    The Revolving Credit Facility.
(i)    Dollar/Euro Tranche Loans. Subject to the terms and conditions set forth herein, each Dollar/Euro Tranche Lender severally agrees to make loans (each such loan, a “Dollar/Euro Tranche Loan”) in Dollars or Euro to the Parent Borrower and any Designated Borrower from time to time during the Availability Period, in an aggregate principal amount as to all Borrowers not to exceed at any time outstanding the amount of such Lender’s Dollar/Euro Tranche Commitment; provided that (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) (a) the Total Revolving Credit Exposure plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the Revolving Credit Facility at such time, (b) the Outstanding Amount of Dollar/Euro Tranche Loans plus the LC Exposure shall not exceed the Aggregate Dollar/Euro Tranche Commitments, (c) such Lender’s Revolving Credit Exposure shall not exceed such Lender’s Revolving Credit Commitment, (d) the Outstanding Amount of the Dollar/Euro Tranche Loans of any Revolving Credit Lender plus such Revolving Credit Lender’s LC Exposure shall not exceed such Revolving Credit Lender’s Dollar/Euro Tranche Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Dollar/Euro Tranche Loans.
(ii)    Multi-Currency Tranche Loans. Subject to the terms and conditions set forth herein, each Multi-Currency Tranche Lender severally agrees to make loans (each such loan, a “Multi-Currency Tranche Loan”) in Dollars or in one or more Alternative Currencies to the Parent Borrower and any Designated Borrower from time to time during the Availability Period, in an aggregate principal amount as to all Borrowers not to exceed at any time outstanding the amount of such Lender’s Multi-Currency Tranche Commitment; provided that (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) (a) the Total Revolving Credit Exposure shall not exceed the Revolving Credit Facility at such time, (b) the Outstanding Amount of Multi-Currency Tranche Loans plus the Swingline Exposure shall not exceed the Aggregate Multi-Currency Tranche Commitments, (c) such Lender’s Revolving Credit Exposure shall not exceed such Lender’s Revolving Credit Commitment, (d) the Outstanding Amount of the Multi-Currency Tranche Loans of any Revolving Credit Lender plus such Revolving Credit Lender’s Swingline Exposure shall not exceed such Revolving Credit Lender’s Multi-Currency Tranche Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Multi-Currency Tranche Loans.
Section 2.02.    Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Subject to Section 2.14, each Borrowing shall be comprised (A) in the case of Borrowings in Dollars, entirely of ABR Loans, Term Benchmark Loans or RFR Loans and (B) in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as the Parent Borrower (on its own behalf and on behalf of any Designated Borrower) may request in accordance herewith. Each Swingline Loan denominated in Sterling shall be an RFR Loan and each Swingline Loan denominated in Euro shall be an ESTR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $5,000,000. At the time that each RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the applicable Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of the Dollar Equivalent of $100,000 and not less than the Dollar Equivalent of $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Term Benchmark Borrowings or RFR Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date of the Facility under which such Borrowing was made.
Section 2.03.    Requests for Term Borrowings and Revolving Borrowings. To request a Term Borrowing or a Revolving Borrowing, the Parent Borrower (on its own behalf and on behalf of any Designated Borrower) shall notify the Administrative Agent of such request by submitting a Borrowing Request (a)(i)(x) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, two U.S. Government Securities Business Days before the date of the proposed Borrowing or (y) in the case of an RFR Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (iii) (x) in the case of a Term Benchmark Borrowing denominated in Canadian dollars, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (y) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, the RFR for such Benchmark is Daily Simple CORRA, then in the case of an RFR Borrowing denominated in Canadian dollars, not later than 12:00 p.m., New York City time, five RFR Business Days before the date of the proposed Borrowing, (iv) in the case of a Term Benchmark Borrowing denominated in Yen, not later than 12:00 p.m., New York City time, four Business Days before the date of the proposed Borrowing, (v) in the case of an RFR Borrowing denominated in Sterling, not later than 12:00 p.m., New York City time, three RFR Business Days before the date of the proposed Borrowing, (vi) in the case of an RFR Borrowing denominated in Swiss Francs, not later than 11:00 a.m., New York City time, five RFR Business Days before the date of the proposed Borrowing, (vii) in the case of a Term Benchmark Borrowing denominated in Swedish Kronor, Norwegian Kroner or Danish Kroner, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (viii) in the case of a Term Benchmark Borrowing denominated in Australian dollars, not later than 12:00 p.m., New York City time, four Business Days before the date of the proposed Borrowing, and (ix) in the case of a Term Benchmark Borrowing denominated in Mexican Pesos, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Parent Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the name of the applicable Borrower(s);
(ii)    whether such Borrowing is to be a Term A-1 Borrowing, Term A-2 Borrowing or Revolving Borrowing;
(iii)    the aggregate amount of the requested Borrowing and, in the case of a Revolving Borrowing, the Tranche and Agreed Currency;
(iv)    the date of such Borrowing, which shall be a Business Day;
(v)    whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing;
(vi)    in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vii)    the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the currency of a Revolving Borrowing is specified, then the requested Revolving Borrowing shall be made in Dollars. If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing made in Dollars. If no election as to the Tranche of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Borrowing under the Dollar/Euro Tranche if the request is for a Borrowing in Dollars or Euro and shall be a Borrowing under the Multi-Currency Tranche if the request is for a Borrowing in an Agreed Currency other than Dollars or Euro. If no Interest Period is specified with respect to any requested Term Benchmark Revolving Borrowing, then the Parent Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04.    Competitive Loans. (a) Subject to the terms and conditions set forth herein, as long as the Company maintains at least two Investment Grade Credit Ratings from S&P, Moody’s or Fitch, each Lender agrees that the Parent Borrower may from time to time prior to the Revolving Credit Maturity Date request the Lenders to submit offers to make loans in Dollars (each such loan, a “Competitive Loan”) to the Parent Borrower and any Designated Borrower pursuant to this Section 2.04; provided, however, that after giving effect to any Competitive Borrowing, (i) the Total Revolving Credit Exposure plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the Revolving Credit Facility, and (ii) the Outstanding Amount of all Competitive Loans shall not exceed the Competitive Loan Sublimit. There shall not be more than five different Interest Periods in effect with respect to Competitive Loans at any time. Notwithstanding anything to the contrary contained herein, only a Revolving Credit Lender may make a Competitive Loan.
(b)    The Parent Borrower (on its own behalf and on behalf of any Designated Borrower) may request the submission of Competitive Bids by delivering a Competitive Bid Request to the Administrative Agent in the case of a Competitive Borrowing that is to consist of Term SOFR Bid Loans, not later than 11:00 a.m. New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Competitive Borrowing that is to consist of Absolute Rate Loans, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each Competitive Bid Request shall specify (i) the requested date of the Competitive Borrowing (which shall be a Business Day), (ii) the aggregate principal amount of Competitive Loans requested (which must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof), (iii) the Type of Competitive Loans requested, (iv) the duration of the Interest Period with respect thereto, which shall be a period contemplated by the definition of the term “Interest Period”, (v) the name of the Borrower (which shall be the Parent Borrower or a Designated Borrower) and (vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07, and shall be signed by a Responsible Officer of the Parent Borrower. No Competitive Bid Request shall contain a request for Competitive Loans having more than three different Interest Periods. Unless the Administrative Agent otherwise agrees in its sole discretion, the Parent Borrower may not submit a Competitive Bid Request (on its own behalf or on behalf of any Designated Borrower) if it has submitted another Competitive Bid Request within the prior five Business Days. The Administrative Agent shall promptly notify each Lender of each Competitive Bid Request received by it from the Parent Borrower and the contents of such Competitive Bid Request.

(c)    Each Lender may (but shall have no obligation to) submit a Competitive Bid containing an offer to make one or more Competitive Loans in response to such Competitive Bid Request. Such Competitive Bid must be delivered to the Administrative Agent by telecopy or electronic mail, in the case of a Competitive Borrowing that is to consist of Term SOFR Bid Loans, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Competitive Borrowing that is to consist of Absolute Rate Loans, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Each Competitive Bid shall specify (A) the proposed date of the Competitive Borrowing; (B) the principal amount of each Competitive Loan for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Revolving Credit Commitment of the bidding Lender, (y) must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of Competitive Loans for which Competitive Bids were requested; (C) if the proposed Competitive Borrowing is to consist of Absolute Rate Loans, the Absolute Rate offered for each such Absolute Rate Loan and the Interest Period applicable thereto; (D) if the proposed Competitive Borrowing is to consist of Term SOFR Bid Loans, the Term SOFR Bid Margin with respect to each such Term SOFR Bid Loan and the Interest Period applicable thereto; and (E) the identity of the bidding Lender.
(d)    Any Competitive Bid shall be disregarded if it (A) is received after the applicable time specified in clause (ii) above, (B) is not substantially in the form of a Competitive Bid as specified herein, (C) contains qualifying, conditional or similar language, (D) proposes terms other than or in addition to those set forth in the applicable Competitive Bid Request, or (E) is otherwise not responsive to such Competitive Bid Request. Any Lender may correct a Competitive Bid containing a manifest error by submitting a corrected Competitive Bid (identified as such) not later than the applicable time required for submission of Competitive Bids. Any such submission of a corrected Competitive Bid shall constitute a revocation of the Competitive Bid that contained the manifest error. The Administrative Agent may, but shall not be required to, notify any Lender of any manifest error it detects in such Lender's Competitive Bid.
(e)    Subject only to the provisions of Sections 2.14, 2.15 and 4.02 and clause (d) above, each Competitive Bid shall be irrevocable.
(f)    The Administrative Agent shall promptly notify the Parent Borrower by telecopy or electronic mail of the identity of each Lender that has submitted a Competitive Bid that complies with Section 2.03(c) and of the terms of the offers contained in each such Competitive Bid.
(g)    Not later than 10:30 a.m. New York City time (i) on the proposed date of any Competitive Borrowing that is to consist of Absolute Rate Loans and (ii) three Business Days prior to the requested date of any Competitive Borrowing that is to consist of Term SOFR Margin Loans, the Parent Borrower shall notify the Administrative Agent of its acceptance or rejection of the Competitive Bids notified to it pursuant to Section 2.03(f). The Parent Borrower shall be under no obligation to accept any Competitive Bid and may choose to reject all

Competitive Bids. In the case of acceptance, such notice shall specify the aggregate principal amount of Competitive Bids for each Interest Period that is accepted. The Parent Borrower may accept any Competitive Bid in whole or in part; provided that:
(i)    the aggregate principal amount of each Competitive Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Request;
(ii)    the principal amount of each Competitive Loan must be $5,000,000 or a whole multiple of $1,000,000 in excess thereof;
(iii)    the acceptance of Competitive Bids may be made only on the basis of ascending Absolute Rates or Term SOFR Bid Margins within each Interest Period; and
(iv)    the Parent Borrower may not accept any Competitive Bid that is described in Section 2.03(d) or that otherwise fails to comply with the requirements hereof.
(h)    If two or more Lenders have submitted Competitive Bids at the same Absolute Rate or Term SOFR Bid Margin, as the case may be, for the same Interest Period, and the result of accepting all of such Competitive Bids in whole (together with any other Competitive Bids at lower Absolute Rates or Term SOFR Bid Margins, as the case may be, accepted for such Interest Period in conformity with the requirements of Section 2.03(g)(iii)) would be to cause the aggregate outstanding principal amount of the applicable Competitive Borrowing to exceed the amount specified therefor in the related Competitive Bid Request, then, unless otherwise agreed by the Parent Borrower, the Administrative Agent and such Lenders, such Competitive Bids shall be accepted as nearly as possible in proportion to the amount offered by each such Lender in respect of such Interest Period, with such accepted amounts being rounded to the nearest whole multiple of $1,000,000.
(i)    The Administrative Agent shall promptly notify each Lender having submitted a Competitive Bid whether or not its Competitive Bid has been accepted and, if its Competitive Bid has been accepted, of the amount of the Competitive Loan or Competitive Loans to be made by it on the date of the applicable Competitive Borrowing, and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted. Any Competitive Bid or portion thereof that is not accepted by the Parent Borrower by the applicable time specified in Section 2.03(g) shall be deemed rejected.
(j)    If any Competitive Borrowing is to consist of Term SOFR Bid Loans, the Administrative Agent shall determine Term SOFR for the relevant Interest Period, and promptly after making such determination, shall notify the Parent Borrower and the Lenders that will be participating in such Competitive Borrowing of such rate.
(k)    Each Lender that has received notice pursuant to Section 2.04(i) that all or a portion of its Competitive Bid has been accepted by the Parent Borrower shall make the amount of its Competitive Loan(s) available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the date of the requested

Competitive Borrowing. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Parent Borrower or the applicable Designated Borrower in like funds as received by the Administrative Agent.
(l)    If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Parent Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (c) of this Section.
Section 2.05.    Swingline Loans. (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender may, but shall have no obligation to, make Swingline Loans to the Parent Borrower and any Designated Borrower in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by the Swingline Lender exceeding the Swingline Sublimit, (ii) the Outstanding Amount of Multi-Currency Tranche Loans plus the Swingline Exposure exceeding the Aggregate Multi-Currency Tranche Commitments, (iii) any Lender’s Revolving Credit Exposure exceeding its Revolving Credit Commitment or (iv) the Outstanding Amount of Multi-Currency Tranche Loans of any Multi-Currency Tranche Lender plus such Multi-Currency Tranche Lender’s Swingline Exposure exceeding such Multi-Currency Tranche Lender’s Multi-Currency Tranche Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Parent Borrower and any Designated Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Parent Borrower (on its own behalf or on behalf of any Designated Borrower) shall submit a Swingline Loan Request to the Administrative Agent by telecopy or electronic mail not later than 6:00 a.m., New York City time, on the day of a proposed Swingline Loan. Each such Swingline Loan Request shall be irrevocable and shall be signed by a Responsible Officer of the Parent Borrower. Each such Swingline Loan Request shall specify the requested date (which shall be a Business Day), the name of the applicable Borrower, and the Agreed Currency and amount of the requested Swingline Loan.
(b)    The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Parent Borrower. The Swingline Lender shall make the requested Swingline Loan available to the applicable Borrower by means of a credit to an account of the Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)    [intentionally omitted].
(d)    The Swingline Lender may by written notice given to the Administrative Agent require the Multi-Currency Tranche Lenders to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Multi-Currency Tranche Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Multi-Currency Tranche

Lender, specifying in such notice such Multi-Currency Tranche Lender’s Multi-Currency Tranche Percentage of such Swingline Loans. Each Multi-Currency Tranche Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Multi-Currency Tranche Lender’s Multi-Currency Tranche Percentage of such Swingline Loans. Each Multi-Currency Tranche Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Multi-Currency Tranche Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Multi-Currency Tranche Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Multi-Currency Tranche Lenders. The Administrative Agent shall notify the Parent Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of any Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Multi-Currency Tranche Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.
(e)    The Swingline Lender may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Parent Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(c). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
(f)    Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Parent Borrower and the Multi-Currency Tranche Lenders. In the event of any such resignation, the Parent Borrower shall be entitled to appoint from among the Lenders a successor Swingline Lender hereunder (subject to acceptance by such appointed successor Swingline Lender).
Section 2.06.    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, upon the request from time to time of the Parent Borrower, the Issuing Bank agrees to issue Letters of Credit denominated in any Agreed Currency for the support of the Parent Borrower’s or its Subsidiaries’ obligations, in a form reasonably acceptable to the Issuing Bank, at any time and from time to time during the Availability Period. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.
(b)    Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Parent Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Parent Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the Issuing Bank and using the Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Parent Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by the Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by the Issuing Bank that have not yet been reimbursed by or on behalf of the Borrowers at such time shall not exceed its Letter of Credit Commitment, (ii) the LC Exposure shall not exceed the Letter of Credit Sublimit, (iii) no Lender’s Revolving Credit

Exposure shall exceed its Revolving Credit Commitment, (iv) the Total Revolving Credit Exposure plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the Revolving Credit Facility at such time, (v) the Outstanding Amount of Dollar/Euro Tranche Loans plus the LC Exposure shall not exceed the Aggregate Dollar/Euro Tranche Commitments, and (vi) the Outstanding Amount of the Dollar/Euro Tranche Loans of any Revolving Credit Lender plus such Revolving Credit Lender’s LC Exposure shall not exceed such Revolving Credit Lender’s Dollar/Euro Tranche Commitment. The Parent Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of the Issuing Bank with the consent of the Issuing Bank; provided that the Parent Borrower shall not reduce the Letter of Credit Commitment of the Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (vi) above shall not be satisfied.
If the Parent Borrower so requests in any applicable Letter of Credit Agreement, the Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Parent Borrower shall not be required to make a specific request to Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the third anniversary of the Revolving Credit Maturity Date; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Parent Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.
The Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing, amending or extending such Letter of Credit, or request that the Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any law applicable to the Issuing Bank shall prohibit, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that the Issuing Bank in good faith deems material to it; or
(ii)    the issuance, amendment or extension of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date three years after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one year after such extension) and (ii) the date that is seven days prior to the Revolving Credit Maturity Date; provided that if the expiry date of any Letter of Credit (including any Auto-Extension Letter of Credit) would occur after the Revolving Credit Maturity Date, the Parent Borrower hereby agrees that it will not later than the Letter of Credit Expiration Date (or, in the case of a Letter of Credit issued or extended on or after the Letter of Credit Expiration Date, on the date of such issuance or extension, as applicable) cash collateralize or backstop such Letter of Credit as provided in Section 2.06(j).
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Dollar/Euro Tranche Lender, and each Dollar/Euro Tranche Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Dollar/Euro Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Dollar/Euro Tranche Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Lender’s Dollar/Euro Tranche Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Parent Borrower (or the applicable Subsidiary) on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Parent Borrower (or any applicable Subsidiary) for any reason, including after the Revolving Credit Maturity Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Dollar/Euro Tranche Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Parent Borrower shall (or shall cause the applicable Subsidiary to) reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Parent Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Parent Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Parent Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is denominated in Dollars, the Parent Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount (or in the case of LC Disbursements denominated in an Alternative Currency, the Dollar Equivalent of such Alternative Currency), and, in each case, to the extent so financed, the Parent Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Parent Borrower fails to make such payment (or to cause the applicable Subsidiary to) when due, (x) without regard to the conditions to borrowing set forth in Section 4.02 (including the requirement to deliver a Borrowing Request pursuant to Section 2.03), the amount of such LC Disbursement (or in the case of LC Disbursements denominated in an Alternative Currency, the Dollar Equivalent of such Alternative Currency) shall be automatically converted into an ABR Revolving Borrowing denominated in Dollars so long as, after giving effect to such ABR Borrowing, the Total Revolving Credit Exposure plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the Revolving Credit Facility at such time and (y) the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Parent Borrower in respect thereof and such Lender’s Dollar/Euro Tranche Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Dollar/Euro Tranche Percentage of the payment then due from the Parent Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Parent Borrower (or any applicable Subsidiary) pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Parent Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Parent Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Parent Borrower’s obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Parent Borrower or any Subsidiary or in the relevant currency markets generally. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Parent Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Parent Borrower to the extent permitted by applicable law) suffered by the Parent Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Parent Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment if the Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Parent Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Parent Borrower shall reimburse such LC Disbursement in full in the applicable currency on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to RFR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Parent Borrower fails to reimburse such LC

Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.
(i)    Replacement and Resignation of the Issuing Bank. (i) The Issuing Bank may be replaced at any time by written agreement among the Parent Borrower, the Administrative Agent, the Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Parent Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.
(ii)    Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as the Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Parent Borrower and the Lenders. In the event of any such resignation, the Parent Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder (subject to acceptance by such appointed successor Issuing Bank).
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Parent Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Parent Borrower shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “Collateral Account”), an amount in cash equal to the LC Exposure in the applicable currencies as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Parent Borrower described in Section 7.01(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Parent Borrower under this Agreement. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remains outstanding after the Letter of Credit Expiration Date, the Parent Borrower shall immediately deposit into the Collateral Account an amount in cash equal to the amount of such LC Exposure as of such date plus any accrued and unpaid interest thereon or arrange for such Letter of Credit to be backstopped by a letter of credit, in form and substance, and from a letter of credit issuer, in each case, reasonably satisfactory to the Issuing Bank.
The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Parent Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Parent Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Parent Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Parent Borrower within three Business Days after all Events of Default have been cured or waived.
(k)    Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Parent Borrower (i) shall reimburse, indemnify and compensate the Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Parent Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Parent Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
Section 2.07.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the applicable Borrower maintained with the Administrative Agent in New York City and designated by the Parent Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that RFR

Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Parent Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Parent Borrower, the interest rate applicable to ABR Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
Section 2.08.    Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Parent Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Parent Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Loans, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Parent Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Parent Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Parent Borrower.
(c)    Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Agreed Currency and principal amount of Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing

(in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in Dollars) or a Term Benchmark Borrowing or an RFR Borrowing; and
(iv)    if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Parent Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Parent Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing in Dollars with an Interest Period of one month at the end of such Interest Period. If the Parent Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in an Alternative Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, the Parent Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Parent Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Term Benchmark Borrowing or an RFR Borrowing and (ii) unless repaid, (x) (A) each Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each RFR Borrowing denominated in Dollars shall be converted to an ABR Borrowing immediately and (y) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in an Alternative Currency shall bear interest at the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian dollars, the Canadian Prime Rate) for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian dollars, the Canadian Prime Rate) for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Parent Borrower by the earlier of (x) the date that is three Business Days after receipt by the Parent Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Parent Borrower shall be deemed to have elected clause (A) above.
Section 2.09.    Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term A-1 Commitments and Term A-2 Commitments shall terminate at 5:00 p.m., Local Time, on the Effective Date and (ii) the Revolving Credit Facility shall terminate on the Revolving Credit Maturity Date.
(b)    The Parent Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Facility; provided that (i) each reduction of the Revolving Credit Facility shall be in an amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $5,000,000 and (ii) the Parent Borrower shall not terminate or reduce the Revolving Credit Facility if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, any Lender’s Revolving Credit Exposure would exceed its Revolving Credit Commitment.
(c)    The Parent Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Facility under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Facility delivered by the Parent Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or some other refinancing transaction, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit Facility shall be permanent. Each reduction of the Revolving Credit Facility shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments.
Section 2.10.    Repayment of Loans; Evidence of Debt. (a) (i) The Parent Borrower hereby unconditionally promises to pay to the Administrative Agent (x) on the applicable Term Loan Maturity Date (A) for the account of the Term A-1 Lenders, the aggregate principal amount of all Term A-1 Loans outstanding on such date, and (B) for the account of the Term A-2 Lenders, the aggregate principal amount of all Term A-2 Loans outstanding on such date, (y) on the Euro Term Maturity Date, for the account of the Euro Term Lenders, the aggregate principal amount of all Euro Term Loans outstanding on such date, and (z) on the Revolving Credit Maturity Date, for the account of the Revolving Credit Lenders, the then unpaid principal amount of all Revolving Loan outstanding on such date; (ii) each Borrower hereby unconditionally promises to repay each Competitive Loan made to such Borrower on the last day of the Interest Period in respect thereof; and (iii) each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Revolving Credit Maturity Date and the tenth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by one or more promissory notes. In such event, the applicable Borrower(s) shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.
(f)    If the Administrative Agent notifies the Parent Borrower at any time that the Total Revolving Credit Exposure exceeds the Revolving Credit Facility then in effect, then within two Business Days after receipt of such notice, the Borrowers shall prepay Revolving Loans (including Swingline Loans, which for the avoidance of doubt shall be prepaid in the currency in which such Swingline Loan is denominated) and/or cash collateralize Letters of Credit in accordance with Section 2.06(j) in an aggregate amount at least equal to such excess; provided, however, that, the Borrowers shall not be required to cash collateralize Letters of Credit in accordance with Section 2.06(j) unless after the prepayment in full of the Revolving Loans the Total Revolving Credit Exposure exceeds the Revolving Credit Facility then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such cash collateral, request that additional cash collateral be provided in order to protect against the results of further exchange rate fluctuations which have occurred.
(g)    If the Administrative Agent notifies the Parent Borrower at any time that the Outstanding Amount of all Multi-Currency Tranche Loans (including Swingline Loans) exceeds the Multi-Currency Tranche Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Multi-Currency Tranche Loans (including Swingline Loans, which for the avoidance of doubt shall be prepaid in the currency in which such Swingline Loan is denominated) in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Multi-Currency Tranche Commitments then in effect.
(h)    If the Administrative Agent notifies the Parent Borrower at any time that the Outstanding Amount of all Revolving Loans (including Swingline Loans) denominated in Alternative Currencies other than Euros at such time exceeds an amount equal to 105% of the Multi-Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Revolving Loans (including Swingline Loans, which for the avoidance of doubt shall be prepaid in the currency in which such Swingline Loan is denominated) in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Multi-Currency Sublimit then in effect.
(i)    If the Administrative Agent notifies the Parent Borrower at any time that the LC Exposure exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall cash collateralize Letters of Credit in accordance with Section 2.06(j) to the extent necessary, such that, after giving effect thereto, the LC Exposure not fully cash collateralized hereunder does not exceed 100% of the Letter of Credit Sublimit.
(j)    If the Administrative Agent notifies the Parent Borrower at any time or the Parent Borrower notifies the Administrative Agent at any time that the obligations of the Parent Borrower under Article 10 with respect to any outstanding Guaranteed Obligations owing by any Designated Borrower (herein, the “Affected Borrower”) shall for any reason (1) be terminated, (2) cease to be in full force and effect or (3) not be the legal, valid and binding obligations of the Parent Borrower enforceable against the Parent Borrower in accordance with its terms, then, within two Business Days after receipt of such notice, the Affected Borrower shall prepay (or the Parent Borrower shall prepay or cause to be prepaid) the full principal of and interest on the Loans owing by such Affected Borrower and all other amounts whatsoever payable hereunder by such Affected Borrower (including, without limitation, all amounts payable under Section 2.16 as a result of such prepayment).
Section 2.11.    Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided that no Borrower shall have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b)    The Parent Borrower (on its own behalf and on behalf of any Designated Borrower) shall notify the Administrative Agent (and, in the case of prepayment of Swingline Loans, the Swingline Lender) by telephone (confirmed by delivery of a Notice of Loan Prepayment) of any prepayment hereunder (i)(u) in the case of prepayment of (1) a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (2) an RFR Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, on the date of prepayment, (v) in the case of prepayment of a Term Benchmark Borrowing denominated in Euros, Yen, Canadian dollars, Swedish Kronor, Norwegian Kroner, or Danish Kroner, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment, (w) in the case of prepayment of an RFR Borrowing denominated in Sterling, not later than 12:00 p.m., New York City time, on the date of prepayment, (x) in the case of prepayment of an RFR Borrowing denominated in Swiss Francs, not later than 11:00 a.m., New York City time, on the date of prepayment, (y) in the case of prepayment of an RFR Borrowing denominated in Canadian dollars, not later than 12:00 p.m., New York City time, on the date of prepayment, (y) in the case of prepayment of a Term Benchmark Borrowing denominated in Australian dollars, not later than 12:00 p.m., New York City time, four Business Days before the date of prepayment or (z) in the case of prepayment of a Term Benchmark Borrowing denominated in Mexican Pesos, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a Notice of Loan Prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or some other refinancing transaction, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Revolving Borrowing or Term Borrowing, the Administrative Agent shall advise the Appropriate Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing or Term Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing or Term Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing or Term Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding payments required by Section 2.16.
Section 2.12.    Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Revolving Credit Commitment of such Revolving Credit Lender (whether used or unused) during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met; provided that, if such Revolving Credit Lender continues to have any Revolving Credit Exposure after its Revolving Credit Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Credit Commitment terminates to but excluding the date on which such Revolving Credit Lender ceases to have any Revolving Credit Exposure. Facility fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Revolving Credit Commitments terminate).
(b)    The Borrowers agree to pay (i) to the Administrative Agent for the account of each Dollar/Euro Tranche Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue on the Dollar Equivalent of the daily maximum stated amount then available to be drawn under such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans, during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Dollar/Euro Tranche Commitment terminates and the date on which such Dollar/Euro Tranche Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the Dollar Equivalent of the daily maximum stated amount then available to be drawn under such Letter of Credit, during the period from and including the Effective Date to but excluding the later of the date of termination of the Dollar/Euro Tranche Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing bank relating the Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Dollar/Euro Tranche Commitments terminate and any such fees accruing after the date on which the Dollar/Euro Tranche Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Parent Borrower agrees to pay to the Arrangers and the Administrative Agent, for their own respective accounts, fees payable in the amounts and at the times separately agreed upon between the Parent Borrower and the Arrangers and/or the Administrative Agent, as the case may be.
(d)    All fees payable hereunder shall be paid on the dates due, in Dollars in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
Section 2.13.    Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate for the Facility under which such Loan was made.
(b)    The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Adjusted Term CORRA Rate, Adjusted AUD Rate, Adjusted STIBOR Rate, Adjusted CIBOR Rate, Adjusted NOK Rate or Adjusted Peso Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate for the Facility under which such Loan was made.
(c)    (i) Each RFR Loan (including each Swingline Loan denominated in Sterling) shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Rate for the Facility under which such Loan was made and (ii) each ESTR Loan shall bear interest at a rate per annum equal to Daily Simple ESTR plus the Applicable Rate for the Revolving Credit Facility.
(d)    Notwithstanding the foregoing, while any Event of Default arising under Section 7.01(a)(i) exists, or upon the request of the Required Lenders while any other Event of Default exists, the principal amount of all outstanding Obligations hereunder shall bear interest, after as well as before judgment, at the Default Rate.
(e)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)    Interest computed by reference to the Term SOFR Rate, the EURIBOR Rate, the Peso Rate, Daily Simple RFR with respect to Swiss Francs and Dollars, the TIBOR Rate, the CIBOR Screen Rate, the STIBOR Screen Rate, the NOK Screen Rate, and the Alternate Base Rate (except when based on the Prime Rate) hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Daily Simple RFR with respect to Sterling, the Japanese Prime Rate (if applicable), Term CORRA or Daily Simple RFR with respect to Canadian dollars, the Canadian Prime Rate (if applicable), Daily Simple ESTR with respect to Swingline Loans denominated in Euros, the AUD Screen Rate or the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted TIBOR Rate, TIBOR Rate, Adjusted Term CORRA Rate, Term CORRA, Adjusted AUD Rate, AUD Screen Rate, Adjusted STIBOR Rate, STIBOR Screen Rate, Adjusted CIBOR Rate, CIBOR Screen Rate, Adjusted NOK Rate, NOK Screen Rate, Adjusted Peso Rate, Peso Rate, Daily Simple ESTR, Adjusted Daily Simple RFR or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(g)    If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Leverage Ratio as calculated by the Parent Borrower as of any applicable date was inaccurate (a “Leverage Ratio Inaccuracy”) and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, then such pricing for such period shall be automatically recalculated using the correct Leverage Ratio. The Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank, as the case may be, promptly within five (5) Business Days of receipt of written notice from the Administrative Agent (such date, the “Leverage Ratio Inaccuracy Payment Date”) (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (g) shall not limit the rights of the Administrative Agent, any Lender or the Issuing Bank, as the case may be, under Article 7; provided that any underpayment due to a change in the Applicable Rate shall not in itself constitute a Default or an Event of Default so long as such additional interest is paid within the time period set forth in this paragraph (g).
Section 2.14.    Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Adjusted Term CORRA Rate, the Adjusted AUD Rate, Adjusted STIBOR Rate, Adjusted CIBOR Rate, the Adjusted NOK Rate or the Adjusted Peso Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR or Daily Simple ESTR for the applicable Agreed Currency; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the

Adjusted Term CORRA Rate, the Adjusted AUD Rate, Adjusted STIBOR Rate, Adjusted CIBOR Rate, the Adjusted NOK Rate or the Adjusted Peso Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency or Daily Simple ESTR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof to the Parent Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Parent Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in an Alternative Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Parent Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Parent Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Alternative Currency, (1) any

Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian dollars, the Canadian Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian dollars, the Canadian Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Parent Borrower’s election prior to such day: (A) be prepaid by the Borrowers on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian dollars, the Canadian Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian dollars, the Canadian Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Parent Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Canadian dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming

Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Parent Borrower a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.
(d)    The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, the EURIBOR Rate, the TIBOR Rate, Term CORRA, the AUD Screen Rate, STIBOR Screen Rate, CIBOR Screen Rate, the NOK Screen Rate or the Peso Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the

Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Parent Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, either (x) the Parent Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing or RFR Borrowing, as applicable, denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan; (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian dollars, the Canadian Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian dollars, the Canadian Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Parent Borrower’s election prior to such day; (C) be prepaid by the Borrowers on such day; or (D) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian dollars, the Canadian Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (a) the Yen, the Japanese Prime Rate or (b) Canadian dollars, the Canadian Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Parent Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.
Section 2.15.    Increased Costs. (a) If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted EURIBOR Rate, Adjusted TIBOR Rate, Adjusted Term CORRA Rate, Adjusted Term SOFR Rate, Adjusted AUD Rate, Adjusted STIBOR Rate, Adjusted CIBOR Rate, Adjusted NOK Rate or the Adjusted Peso Rate, as applicable);
(ii)    impose on any Lender or Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error provided that such Lender or such Issuing Bank shall not seek compensation under paragraphs (a) or (b) of this Section unless such Lender or such Issuing Bank is making such claims from similarly situated borrowers under similar credit facilities (to the extent such Lender or Issuing Bank has the right under such similar credit facilities to do so and without any obligation on such Lender or Issuing Bank to disclose information about other borrowers). The Parent Borrower shall pay (or cause the applicable Designated Borrower to pay) such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.16.    Break Funding Payments. (a) With respect to Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by any Borrower pursuant to Section 2.19 or (v) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Parent Borrower shall promptly compensate (or cause the applicable Designated Borrower to compensate) shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Parent Borrower shall pay (or cause the applicable Designated Borrower to pay) such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
(b)    With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Parent Borrower pursuant to Section 2.19 or (iv) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Parent Borrower shall compensate (or cause the applicable Designated Borrower to compensate) each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Parent Borrower shall pay (or cause the applicable Designated Borrower to pay) such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
Section 2.17.    Withholding of Taxes; Gross-Up.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit

G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Additional United Kingdom Withholding Tax Matters.
(i)    Subject to (ii) below, each Lender and each UK Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.
(ii)    (A) A Lender on the Effective Date that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent; and
(B)    a Lender which becomes a Lender hereunder after the day on which this Agreement closes that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent, and
(C)    Upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (g)(i) above.
(iii)    If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the UK Borrower(s) shall make a Borrower DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:
(A)    each UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or
(B)    each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:
(1)    such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(2)    HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such Borrower DTTP Filing;
and in each case, such UK Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.
(iv)    If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(v)    Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.
(vi)    Each Lender shall notify the Parent Borrower and Administrative Agent if it determines in its sole discretion that it is ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any U.K. Borrower hereunder.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(j)    Defined Terms. For purposes of this Section, the term “Lender” includes the Issuing Bank and the term “applicable law” includes FATCA.
Section 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a)(i)Except with respect to principal of and interest on Loans denominated in an Alternative Currency, each Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) in Dollars prior to12:00 noon, New York City time, on the date when due or the date fixed for any prepayment hereunder and (ii) all payments with respect to principal and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency not later than the Applicable Time specified by the Administrative

Agent on the dates specified herein, in each case, in immediately available funds, without setoff, recoupment or counterclaim (but without prejudice to the Borrower’s rights with respect to any Defaulting Lender). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and/or participations in LC Disbursements and/or Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof

(as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Parent Borrower (on its own behalf or on behalf of any Designated Borrower) to the Administrative Agent pursuant to Section 2.11(b)), notice from the Parent Borrower (on its own behalf or on behalf of any Designated Borrower) that the Borrower designated in such notice will not make such payment or prepayment, the Administrative Agent may assume that the applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the applicable Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.
Section 2.19.    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Parent Borrower hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes Defaulting Lender, or if any Lender is a Non-Consenting Lender, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i)

the Parent Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Credit Commitment is being assigned, the Issuing Bank and Swingline Lender) if such assignee is not a Lender, which consent shall not unreasonably be withheld, (ii) subject to the Parent Borrower’s rights with respect to Defaulting Lenders under Section 2.20 hereof, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from a Lender’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (A) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Parent Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (B) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.
Section 2.20.    Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.03 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Parent Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Parent Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    the Commitments, Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that (i) such Defaulting Lender’s Commitments may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;
(d)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is a Swingline

Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Multi-Currency Tranche Percentages and Dollar/Euro Tranche Percentages, as applicable, but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Revolving Credit Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Dollar/Euro Tranche Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(e)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Multi-Currency Tranche Commitments and the Dollar/Euro Tranche Commitments, respectively of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(d), and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to such Swingline Lender or Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that each of the Administrative Agent, the Parent Borrower, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans, Swingline Exposure and LC Exposure in accordance with its Applicable Percentage, Multi-Currency Tranche Percentage and/or Dollar/Euro Tranche Percentage, as applicable.
Section 2.21.    Increase in Facilities. (a) Request for Increase. Provided there exists no Default, upon written notice to the Administrative Agent, the Parent Borrower, may from time to time, elect to increase the Facilities to an amount not exceeding the Dollar Equivalent of $4,350,000,000 (as determined by the Administrative Agent on the applicable Increase Effective Date) by increasing the Revolving Credit Facility, the Term A-1 Facility, the Term A-2 Facility and/or the Euro Term Facility, and/or the addition of one or more new pari passu tranches of term loans (each a “New Term Facility”); provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 or a whole multiple of $5,000,000 in excess thereof, or such other amount agreed to by the Parent Borrower and the Administrative Agent, (ii) all increases of the Revolving Credit Facility, the Term A-1 Facility, the Term A-2 Facility and the Euro Term Facility shall be on the same terms as such Facility and each increase of an existing New Term Facility shall be on the same terms (including maturity date, but not including upfront, arranger, or similar fees) as such existing New Term Facility, and (iii) all commitments and loans provided as part of a newly established New Term Facility shall, subject to the fourth proviso to Section 9.02(b), be on terms, and denominated in currencies, agreed to by the Parent Borrower and the Lenders providing such New Term Facility; provided, that if the terms of such New Term Facility are not the same as the terms of a then existing New Term Facility, the operational, technical and administrative provisions of such New Term Facility shall be on terms reasonably acceptable to the Administrative Agent. In such written notice, the Parent Borrower shall specify the Facility that it proposes to increase or that it is requesting a New Term Facility and the identity of each Appropriate Lender and each Eligible Assignee that it proposes to approach to provide all or a portion of such increase (subject in each case to any requisite consents required under Section 9.04); provided, however, that (i) any existing Lender approached to provide all or a portion of such increase may elect or decline, in its sole discretion, to provide all or a portion of such increase in the applicable Facility or New Term Facility offered to it (and any Lender that has failed to respond to any such request shall be deemed to have declined to participate in such increase in the applicable Facility or New Term Facility) and (ii) any Eligible Assignee providing any portion of such increase in the applicable Facility or New Term Facility that is not an existing Lender shall become a Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (a “New Lender Joinder Agreement”).
(b)    Effective Date and Allocations. If any of the Facilities is increased or a New Term Facility is established in accordance with this Section, the Administrative Agent and the Parent Borrower shall determine the effective date (each an “Increase Effective Date”) and the final allocation of such increase among the participating Lenders.
(c)    Conditions to Effectiveness of Increase. As conditions precedent to each such increase, on or prior to the applicable Increase Effective Date, (i) the Administrative Agent shall have received a certificate of each Loan Party dated as of such Increase Effective Date signed by a Responsible Officer of such Loan Party (x) (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or (2) certifying that, as of such Increase Effective Date, the resolutions delivered to the Administrative Agent and the Lenders on the Effective Date are effective to approve the amount of such increase and are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption, and (y) in the case of the Parent Borrower, certifying that, on and as of such Increase Effective Date, both before and after giving effect to such increase, (A) the representations and warranties of each Loan Party contained in Article 3 and the other Loan Documents are true and correct in all material respects (or, in the case of any representation and warranty that is qualified by materiality, in all respects), except to the extent that such representations and warranties specifically refer to an earlier date or period, in which case they were true and correct in all material respects (or, in the case of any representation and warranty that is qualified by materiality, in all respects) as of such earlier date or the respective period, as the case may be, and except that, for purposes of this Section 2.21, the representations and warranties contained in subsections (a) and (b) of Section 3.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01, and (B) no Default exists, (ii) the Administrative Agent shall have received (x) a New Lender Joinder Agreement duly executed by the Parent Borrower and each Eligible Assignee that is becoming a Lender in connection with such increase, which New Lender Joinder Agreement shall be acknowledged and consented to in writing by the Administrative Agent and, if such Eligible Assignee is becoming a Revolving Credit Lender, by the Swingline Lender and the Issuing Bank and (y) written confirmation from each existing Lender, if any, participating in such increase of the amount by which its applicable Commitment and/or Loans will be increased, which confirmation, if with respect to an increase in the Revolving Credit Facility, shall be acknowledged and consented to in writing by the Swingline Lender and the Issuing Bank, (iii) the Parent Borrower shall pay such fees to each applicable bookrunner, agent and arranger as are agreed mutually at the time such increase is established, and (iv) upon the reasonable request of any Lender participating in such increase made at least ten days prior to the applicable Increase Effective Date, the Parent Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation, in each case at least five days prior to such effectiveness date. Promptly following fulfillment of the conditions set forth above, the Administrative Agent shall notify the applicable Lenders of the occurrence of the increase of the applicable Facility or the establishment of the New Term Facility effected on such Increase Effective Date and the amount of the applicable Commitments or Loans and Applicable Percentage of each Appropriate Lender as a result thereof.
(d)    Settlement Procedures for Increase in Revolving Credit Facility. In the event that an increase in the Revolving Credit Facility results in a change to the Applicable Percentage, Multi-Currency Tranche Percentage and/or Dollar/Euro Tranche Percentage of any Lender and any Revolving Loans, Swingline Loans or Letters of Credit are outstanding, then on such Increase Effective Date, promptly following fulfillment of the conditions set forth in clause (c) of this Section 2.16 and subject to satisfaction of the conditions set forth in Section 4.02, (i) the participation interests of the Revolving Credit Lenders in any outstanding Letters of Credit and Swingline Loans shall be automatically reallocated among the Appropriate Lenders in accordance with their respective Dollar/Euro Tranche Percentages or Multi-Currency Tranche Percentages, as the case may be, after giving effect to such increase, (ii) any new Lender, and any existing Lender participating in such increase, shall pay to the Administrative Agent such amounts as are necessary to fund its new or increased share of all outstanding Revolving Loans, (iii) the Administrative Agent will use the proceeds thereof to pay to all existing Revolving Credit Lenders whose Applicable Percentage is decreasing such amounts as are necessary so that each Revolving Credit Lender’s share of all Revolving Loans will be equal to its adjusted Applicable Percentage, Multi-Currency Tranche Percentage and/or Dollar/Euro Tranche Percentage, as applicable, and (iv) the Borrowers shall pay any break funding payments required by Section 2.16.
(e)    Making of New Term Loans. On any Increase Effective Date with respect to a New Term Facility or an increase in the Term A-1 Facility, the Term A-2 Facility, the Euro Term Facility or an existing New Term Facility, promptly following fulfillment of the conditions set forth in clause (c) of this Section 2.16 and subject to satisfaction of the conditions set forth in Section 4.02, any new Lender, and any existing Lender participating in such increase shall make a Loan under the applicable Facility to the Parent Borrower in an amount equal to its share of such increase.
(f)    Amendments and Conflicting Provisions. Notwithstanding anything to the contrary in this Agreement, without the consent of any Lender, this Agreement may be amended by the Parent Borrower and the Administrative Agent as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.21. This Section 2.21 shall supersede any provisions in Section 2.18(c) or 9.02 to the contrary.
Section 2.22.    Extension of the Term Loan Maturity Date. (a) Request for Extension. The Parent Borrower shall have the option to extend (i) the Original Term Loan Maturity Date with respect to the Term A-1 Facility and/or the Term A-2 Facility by a period of either six months or one year, as selected by the Parent Borrower (the “First Extension Option”) and (ii)

solely if the Parent Borrower shall have elected for a six-month (as opposed to one-year) extension of the Original Term Loan Maturity Date with respect to the Term A-1 Facility and/or the Term A-2 Facility, as the case may be, pursuant to the First Extension Option, the then-current Term Loan Maturity Date with respect to the Term A-1 Facility and/or Term A-2 Facility, as applicable, by an additional six months (the “Second Extension Option” and, together with the First Extension Option, each an “Extension Option”); provided that, after giving effect to each applicable Extension Option, in no event shall the Term Loan Maturity Date with respect to the Term A-1 Facility or the Term A-2 Facility be extended beyond the date that is one year after the Original Term Loan Maturity Date (such latest Term Loan Maturity Date after giving effect to any extension(s) in accordance with this Section 2.22, the “Latest Term Loan Maturity Date”). The Borrower may exercise an Extension Option only by executing and delivering to the Administrative Agent at least 30 days but not more than 90 days prior to the current Term Loan Maturity Date, a written request for such extension (such notice, an “Extension Notice”). The Administrative Agent shall notify the Term A-1 Lenders and/or the Term A-2 Lenders, as applicable, if it receives an Extension Notice promptly upon receipt thereof.
(b)    Conditions to Effectiveness of Extension. Subject to satisfaction of the following conditions, the then Term Loan Maturity Date with respect to the Term A-1 Facility and/or the Term A-2 Facility, as the case may be, shall be extended for six months or one-year, as applicable, in each case, effective as of the first date on which such conditions precedent are satisfied or waived with respect to the Term A-1 Facility and/or the Term A-2 Facility (each an “Extension Effective Date”):
(i)    The Administrative Agent shall have received an Extension Notice within the period required under subsection (a) above with respect to such extension;
(ii)    On and as of such Extension Effective Date, both immediately prior to such extension and immediately after giving effect thereto, (A) no Default exists and (B) the representations and warranties of each Loan Party contained in Article 3 and the other Loan Documents are true and correct in all material respects (or, in the case of any representation and warranty that is qualified by materiality, in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (or, in the case of any representation and warranty that is qualified by materiality, in all respects) as of such earlier date, and except that, for purposes of this Section 2.22, the representations and warranties contained in subsections (a) and (b) of Section 3.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01;
(iii)    The Parent Borrower shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer, dated as of such Extension Effective Date, certifying the matters referred to in clause (ii)(A) and (ii)(B) above; and
(iv)    The Parent Borrower shall have paid or caused to be paid to the Administrative Agent for the pro rata benefit of the applicable Lenders, an extension fee in an amount equal to (A) in the case of the 12-month Extension Option, 0.125% (12.5 basis points) or (B) in the case of each of the 6-month Extension Options, 0.0625% (6.25 basis points) multiplied by, in each case, the amount of the Facility with respect to which the Parent Borrower has exercised the Extension Option, as in effect on such Extension Effective Date.
(c)    Conflicting Provisions. This Section shall supersede any provisions in Section 9.02 to the contrary.
Section 2.23.    Designated Borrowers. (a) The Parent Borrower may at any time, upon not less than 30 days’ notice from the Parent Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Wholly-Owned Subsidiary of the Parent Borrower (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Loans, Swingline Loans and Competitive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”); provided that the designation of an Applicant Borrower organized under the laws of a jurisdiction other than the United States, Canada, the United Kingdom, Netherlands or Germany as a Designated Borrower shall require the consent of each Revolving Credit Lender and the Swingline Lender; provided further that the designation of an Applicant Borrower organized under the laws of Canada, the United Kingdom, Netherlands or Germany shall require the consent of each Revolving Credit Lender and the Swingline Lender if any Change in Law adversely affects the legality or ability of a Revolving Credit Lender to make Loans to such Applicant Borrower or to conduct business in the jurisdiction of organization of such Applicant Borrower. The Administrative Agent shall promptly notify each Lender of each such designation by the Parent Borrower and the identity of the Applicant Borrower. Following delivery of a Designated Borrower Request and Assumption Agreement, the Parent Borrower shall promptly upon the request of the Administrative Agent or any Lender provide all documentation and other information concerning such Applicant Borrower that the Administrative Agent or such Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received (i) all documentation and other information concerning such Applicant Borrower that the Administrative Agent or any Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation (the “Required Information”), (ii) such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their reasonable discretion, and (iii) one or more promissory notes signed by such Applicant Borrower to the extent any Lenders so require.

(b)    Promptly following receipt of all resolutions, incumbency certificates, opinions of counsel and other documents or information requested or required pursuant to the last sentence of Section 2.23(a), but in no event earlier than the later of (i) 10 Business Days following receipt by the Administrative Agent and the Lenders of the Required Information and (ii) 15 Business Days following the Administrative Agent’s receipt of such Designated Borrower Request and Assumption Agreement and subject to the Administrative Agent’s consent (such consent not to be unreasonably withheld or delayed) to the Applicant Borrower’s designation as a Designated Borrower, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to the Parent Borrower and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Revolving Loans, Swingline Loans and Competitive Loans, as applicable, hereunder, on and subject to the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Borrowing Request, Swingline Loan Notice or Competitive Bid Request may be submitted on behalf of such Designated Borrower until the date five Business Days after such effective date.
(c)    The Obligations of the Parent Borrower and each Domestic Designated Borrower shall be joint and several in nature. The Obligations of all Designated Borrowers that are Foreign Subsidiaries shall be several in nature, and no Designated Borrower that is a Foreign Subsidiary shall be required to become a Guarantor. The Parent Borrower and each Domestic Designated Borrower shall guarantee the Obligations of all Designated Borrowers pursuant to Article 11. The obligations of the Parent Borrower and each Domestic Designated Borrower are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other Borrower or any part thereof, and a separate action may be brought against any of the Parent Borrower or any Domestic Designated Borrower to enforce this Agreement whether or not any other Borrower or any other Person is joined as a party. The Parent Borrower and each Domestic Designated Borrower waive (i) any defense arising by reason of any disability or other defense of any other Borrower, any other Loan Party or any other guarantor of the Obligations or any part thereof, or the cessation from any cause whatsoever (including any act or omission of any Credit Party) of the liability of any Borrower (other than the defense of prior payment in full of the Obligations); (ii) any defense based on any claim that such Person’s obligations exceed or are more burdensome than those of another Borrower; (iii) the benefit of any statute of limitations affecting such Person’s liability hereunder; (iv) any requirement to proceed against any other Borrower or any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Credit Party whatsoever; (v) any benefit of and any right to participate in any security now or hereafter held by any Credit Party and (vi) to the fullest extent permitted by law, any and all other defenses (other than the defense of prior payment in full of the Obligations) or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Parent Borrower and each Domestic Designated Borrower expressly waive all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurrence of new or additional Obligations.
(d)    Each Subsidiary of the Parent Borrower that becomes a “Designated Borrower” pursuant to this Section 2.23 hereby irrevocably appoints and consents to the Parent Borrower as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices and of service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09 (and the Parent Borrower hereby accepts such appointment for service), (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Parent Borrower, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Parent Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
(e)    The Parent Borrower may from time to time, upon not less than 15 Business Days’ notice from the Parent Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. Such Designated Borrower shall also be released from its obligations under the Guaranty and the other Loan Documents, provided that such Designated Borrower (or if such Designated Borrower is not a Domestic Subsidiary, the most immediate parents of such Subsidiary that are Domestic Wholly-Owned Subsidiaries of the Parent Borrower (if any)) is not, or substantially contemporaneously with the termination of such Designated Borrower’s status as such would not be, required to be a Subsidiary Guarantor under this Agreement. The Administrative Agent will (at the sole cost of the Borrowers), and each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent to, execute and deliver such documents as the Parent Borrower or such terminated Designated Borrower may reasonably request to evidence the release of such Designated Borrower from its obligations hereunder, including under the Guaranty, and under the other Loan Documents, which documents shall be reasonably satisfactory to the Administrative Agent. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
Section 2.24.    Sustainability Adjustments Amendment. (a) Prior to the 12 month anniversary of the Effective Date, or upon the request of the Company prior to such date, such later date (not to exceed the 24 month anniversary of the Effective Date) as requested by the Company and consented to by the Administrative Agent and the Required Lenders, the Company, in consultation with the Sustainability Structuring Agent (as defined below), may in its sole discretion seek to establish specified key performance indicators with respect to certain environmental, social and governance (“ESG”) goals of the Company and its Subsidiaries (such indicators or ratings, “KPI Metrics”) and thresholds or targets with respect thereto (in either case, such thresholds or targets, “SPTs”). The Administrative Agent and the Company (each acting reasonably and in consultation with the Sustainability Structuring Agent) may propose an amendment to this Agreement (such amendment, an “ESG Amendment”) solely for the purpose of incorporating the KPI Metrics, the SPTs and other related provisions (the “ESG Pricing Provisions”) into this Agreement. Any such ESG Amendment shall become effective upon (i) receipt by the Lenders of a lender presentation in regard to the KPI Metrics and SPTs from the Company no later than five (5) Business Days before the proposed effective date of such proposed ESG Amendment, (ii) the posting of such proposed ESG Amendment to all Lenders and the Company, (iii) the identification, and engagement at the Company’s cost and expense, of a sustainability assurance provider, which shall be a qualified external reviewer of nationally recognized standing, independent of the Company and its Affiliates and (iv) the receipt by the Administrative Agent of executed signature pages and consents to such ESG Amendment from the Borrowers, the Administrative Agent and Lenders comprising at least the Required Lenders. Upon the effectiveness of any such ESG Amendment, based on the Company’s performance against the KPI Metrics and SPTs, certain adjustments (increase, decrease or no adjustment) (such adjustments, the “ESG Applicable Rate Adjustments”) to the otherwise applicable Applicable Rate and/or the Facility Fee Rate) may be made; provided that (x) the amount of any such adjustments made pursuant to an ESG Amendment shall not result in a decrease or an increase of more than (1) 0.01% in the Facility Fee Rate, (2) 0.04% in the Term Benchmark Spread, ABR Spread, ESTR Spread and RFR Spread set forth in the definition of “Applicable Rate” under Revolving Credit Facility and/or (3) 0.05% in the Term Benchmark Spread, ABR Spread, and RFR Spread set forth in the definition of “Applicable Rate” under Term Facilities, in each case, during any fiscal year, which pricing adjustments shall be applied in accordance with the terms as further described in the ESG Pricing Provisions and (y) in no event shall any Applicable Rate or the Facility Fee Rate be less than zero (the provisions of this proviso, the “Sustainability Adjustment Limitations”). For the avoidance of doubt, the ESG Applicable Rate Adjustments shall not be cumulative year-over-year and shall only apply until the date on which the next adjustment is due to take place. The KPI Metrics, the Company’s performance against the KPI Metrics, and any related ESG Applicable Rate Adjustments resulting therefrom, will be determined based on certain Company certificates, reports and other documents, in each case, setting forth the KPI Metrics in a manner that is aligned with the Sustainability Linked Loan Principles (as last published in February 2023 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association, and as further amended, revised or updated from time to time, the “SLL Principles”), including with respect to the selection, setting, calculation, certification and measurement thereof. Following the effectiveness of an ESG Amendment, any modification to the ESG Pricing Provisions shall be subject only to the consent of the Company, the Administrative Agent and the Required Lenders so long as such modification does not have the effect of (1) increasing or decreasing the Sustainability Adjustment Limitations set forth in the ESG Amendment or (2) reducing any Applicable Rate or the Facility Fee Rate to less than zero. As used herein, “Sustainability Structuring Agent” means a sustainability structuring agent, which may be a Lender (or Affiliate of a Lender), with respect to the ESG Amendment engaged by the Company on terms and conditions to be mutually agreed between the Company and such Sustainability Structuring Agent.
(b)    The Borrowers, the Sustainability Structuring Agent, the Administrative Agent and the Lenders agree that none of the Facilities are and none of the Facilities shall be a sustainability-linked loan unless and until the effectiveness of any ESG Amendment. Prior to the effectiveness of an ESG Amendment, the Borrowers will not publish any materials or statements (including on any website of the Borrowers, in the financial statements or annual reports of the Borrowers or in any press release or public announcement issued by the Borrowers) which refer to this Agreement being a sustainability-linked loan.
(c)    Other than (i) increasing or decreasing the Sustainability Adjustment Limitations or (ii) reducing any Applicable Rate or the Facility Fee Rate to less than zero (which, for the avoidance of doubt, shall be subject to the written consent of “each Lender affected thereby” and/or the Issuing Bank, as applicable, in accordance with Section 9.02), this Section 2.24 shall supersede any other clause or provision in Section 9.02 to the contrary, including any provision of Section 9.02 requiring the consent of “each Lender affected thereby” and/or the Issuing Bank, as applicable, for reductions in interest rates or fees payable thereunder.
Section 2.25.    Amend and Extend Transaction. (a) Without limiting Section 2.22, the Parent Borrower may, by delivering a written notice to the Administrative Agent (who shall promptly deliver a copy to each Appropriate Lender), not less than 60 days in advance of the Latest Term Loan Maturity Date with respect to the Term A-1 Facility or the Term A-2 Facility, the Euro Term Maturity Date, the Revolving Credit Maturity Date or the maturity date with respect to an existing New Term Facility, as applicable, in effect at such time (each an “Existing Maturity Date”), request that the Term A-1 Lenders, the Term A-2 Lenders, the Euro Term Lenders, the Revolving Credit Lenders and/or the Lenders with respect to an existing New Term Facility, as applicable, extend the Existing Maturity Date with respect to such Facility to the extended maturity date specified in such notice. Each Appropriate Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date that is the 20th day after the date of such request (the “Extension Response Date”), advise the Administrative Agent in writing whether or not such Lender agrees to the requested extension. Each Appropriate Lender that advises the Administrative Agent that it will not extend the Existing Maturity Date with respect to the applicable Facility is referred to herein as a “Non-Extending Lender”; provided that any Appropriate Lender that does not advise the Administrative Agent of its consent to such requested extension by the Extension Response Date and any Appropriate Lender that is a Defaulting Lender on the Extension Response Date shall be deemed to be a Non-Extending Lender. The Administrative Agent shall notify the Parent Borrower of the Lenders’ elections promptly following the Extension Response Date. The election of any Lender to agree to such an extension shall not obligate any other Lender to so agree. The Latest Term Loan Maturity Date, the Euro Term Maturity Date, the Revolving Credit Maturity Date or the maturity date with respect to an existing New Term Facility, as applicable, may each be extended no more than two times pursuant to this Section 2.25; provided that, after giving effect to all such extensions with respect to any Facility, the Maturity Date with respect to the Term A-1 Facility or the Term A-2 Facility shall not be extended beyond the date that is three years after the Original Term Loan Maturity Date, the Maturity Date with respect to the Euro Term Facility shall not be extended beyond the date that is two years after the Euro Term Maturity Date, the Maturity Date with respect to the Revolving Credit Facility shall not be extended beyond the date that is two years after the Revolving Credit Maturity Date and the maturity date with respect to an existing New Term Facility shall not be extended beyond the date that is two years after the initial maturity date with respect thereto. Each extension pursuant to this Section 2.25 shall be offered ratably to each Appropriate Lender and shall be subject to the following provisions:
(b)    (i) If, by the Extension Response Date, the Lenders holding Commitments that aggregate 50% or more of the Term A-1 Loans, the Term A-2 Loans, the Euro Term Loans ,the Revolving Credit Commitment or the existing New Term Facility, as applicable, shall constitute Non-Extending Lenders, then the Existing Maturity Date with respect to such Facility shall not be extended and the outstanding principal balance of all Term A-1 Loans, all Term A-2 Loans, all Euro Term Loans, all Revolving Loans or all loans under the existing New Term Facility, as applicable, and other amounts payable hereunder shall be payable (and in the case of the Revolving Credit Facility, the Revolving Credit Commitments shall terminate), on the Existing Maturity Date with respect to such Facility in effect prior to such extension.
(ii)    If (and only if), by the Extension Response Date, Lenders holding Loans or Commitments, as applicable, that aggregate more than 50% of the Term A-1 Facility, the Term A-2 Facility, the Euro Term Facility, the Revolving Credit Facility or the existing New Term Facility, as applicable, shall have agreed to extend the Existing Maturity Date with respect to such Facility (each such consenting Lender, an “Extending Lender”), then effective as of the applicable Existing Maturity Date, the Term Loan Maturity Date, the Euro Term Maturity Date, the Revolving Credit Maturity Date or the maturity date with respect to an existing New Term Facility, as applicable, for such Extending Lenders shall be so extended (subject to satisfaction of the conditions set forth in this Section 2.25). In the event of such extension with respect to (x) the Revolving Credit Facility, the Revolving Credit Commitment of each Non-Extending Lender shall terminate on the Existing Maturity Date in effect for such Non-Extending Lender prior to such extension and the outstanding principal balance of all Revolving Loans and other amounts payable hereunder to such Non-Extending Lender shall become due and payable on such Existing Maturity Date and, subject to Section 2.25(c) below, the Total Revolving Credit Commitments hereunder shall be reduced by the Revolving Credit Commitments of the Non-Extending Lenders so terminated on such Existing Maturity Date and (y) any other Facility, the outstanding principal balance of all Term A-1 Loans, all Term A-2 Loans, all Euro Term Loans and/or all loans under the existing New Term Facility, as applicable, and other amounts payable hereunder to such Non-Extending Lender shall become due and payable on the Existing Maturity Date with respect to such Facility in effect for such Non-Extending Lender prior to such extension.
(c)    In the event of any extension of the Existing Maturity Date with respect to any Facility pursuant to this Section 2.25, the Parent Borrower shall have the right on or before such Existing Maturity Date, at its own expense, to require any Non-Extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights (other than its rights to payments pursuant to Section 2.15, Section 2.16, Section 2.17 or Section 9.03 arising prior to the effectiveness of such assignment) and obligations under this Agreement with respect to such Facility to one or more banks or other financial institutions identified to the Non-Extending Lender by the Parent Borrower, which may include any existing Lender (each a “Replacement Lender”); provided that (i) such Replacement Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the Issuing Bank to the extent the consent of the Administrative Agent or the Issuing Bank would be required to effect an assignment under Section 9.04; (ii) such assignment shall become effective as of a date specified by the Parent Borrower (which shall not be later than the applicable Existing Maturity Date in effect for such Non-Extending Lender prior to the effective date of the requested extension) and the Replacement Lender shall as a condition precedent to such assignment pay to such Non-Extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount of all Term A-1 Loans, all Term A-2 Loans, all Euro Term Loans, all loans under the existing New Term Facility and/or all Revolving Loans, as applicable, made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date.
(d)    As a condition precedent to each such extension of an Existing Maturity Date pursuant to this Section 2.25, the Parent Borrower shall (i) deliver to the Administrative Agent a certificate of the Parent Borrower dated as of such Existing Maturity Date signed by a Responsible Officer of the Parent Borrower certifying that, as of such extension date, both before and immediately after giving effect to such extension, (A) the representations and warranties of each Loan Party contained in Article 3 and the other Loan Documents are true and correct in all material respects (or, in the case of any representation and warranty that is qualified by materiality, in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (or, in the case of any representation and warranty that is qualified by materiality, in all respects) as of such earlier date, and except that, for purposes of this Section 2.25(d), the representations and warranties contained in subsections (a) and (b) of Section 3.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01 and (B) that no Default or Event of Default shall have occurred and be continuing and (ii) make such prepayments of the outstanding Term A-1 Loans, Term A-2 Loans, Euro Term Loans, loans under the existing New Term Facility and/or Revolving Loans, as applicable, and, in the case of the Revolving Credit Facility, provide such cash collateral (or make such other arrangements satisfactory to the applicable Issuing Bank) with respect to the outstanding Letters of Credit as shall be required such that, after giving effect to the termination of the Revolving Credit Commitments of the Non-Extending Lenders pursuant to this Section 2.25 and any assignment pursuant to Section 2.25(c), the aggregate Revolving Credit Exposure less the face amount of any Letter of Credit supported by any such cash collateral (or other satisfactory arrangements) so provided does not exceed the aggregate amount of the Revolving Credit Facility being extended).

(e)    (i) The interest margins with respect to the extended Term A-1 Loans, Term A-2 Loans, Euro Term Loans, loans under the New Term Facility or Revolving Loans, as applicable (and, in the case of the Revolving Credit Facility, the Revolving Credit Commitments) may be different than the interest margins for the non-extended Loans and Commitments and upfront fees may be paid to the Extending Lenders, in each case, to the extent provided in the applicable extension amendment; (ii) the applicable loan extension amendment may provide for other covenants and terms that apply solely to any period after the latest applicable Maturity Date of the Loans and/or Commitments being extended; and (iii) no extended Loans and/or Commitments shall be entitled to the benefit of any collateral or guarantees while any existing Facility is outstanding unless all outstanding existing Facilities also receive the benefit of such collateral or guarantees.
(f)    For the avoidance of doubt, (i) no consent of any Lender (other than the existing Appropriate Lenders participating in the extension of the applicable Existing Maturity Date) shall be required for any extension of the Term Loan Maturity Date, the Euro Term Maturity Date, the Revolving Credit Maturity Date or the maturity date with respect to an existing New Term Facility, as applicable, pursuant to this Section 2.25, (ii) any extension amendment may include such technical amendments to this Agreement as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower, and (iii) the operation of this Section 2.25 in accordance with its terms is not an amendment subject to Section 9.02. This Section 2.25 shall supersede any provisions in Sections 2.18 to the contrary.
ARTICLE 3
Representations and Warranties
Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:
Section 3.01.    Existence; Qualification; Power. The Company and each of its Subsidiaries, (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, except, solely in the case of a Subsidiary of the Company that is not a Loan Party, to the extent that the failure of such Subsidiary to be duly organized or formed and in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated by the Loan Documents, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 3.02.    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of, and the consummation by each Loan Party of the transactions contemplated by, each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Laws.
Section 3.03.    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the transactions contemplated by the Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) any filings with the SEC when and as required by law or deemed appropriate by the Parent Borrower, or (b) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents.
Section 3.04.    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.05.    Financial Condition; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)    The unaudited consolidated balance sheet of the Company and its Subsidiaries dated September 30, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the date thereof and their consolidated results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)    Since December 31, 2022, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
Section 3.06.    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their respective properties or revenues or by or against any Loan Party or any ERISA Affiliate with respect to any Plan (including any action by any Governmental Authority with respect to any Plan) that (a) could reasonably be expected to adversely affect the enforceability or validity of this Agreement or any other Loan Document, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
Section 3.07.    No Default. Neither the Company nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 3.08.    Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title to, or valid leasehold interests in, all its Property material to its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.09.    Environmental Compliance. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party, nor any of their respective Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any Environmental Permit required under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
Section 3.10.    Taxes. The Company and each of its Subsidiaries, has timely filed all federal, state and other material tax returns and reports required to be filed, and has timely paid all federal, state and other material Taxes (whether or not shown on a tax return), including in its capacity as a Withholding Agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except in each case, with respect to those Taxes or tax returns (i) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, or (ii) where the failure to timely file or timely pay could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. There is no proposed tax assessment against the Company or any Subsidiary thereof that, if made, could reasonably be expected to have a Material Adverse Effect. Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, none of the Company or any of its Subsidiaries has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Section 3.11.    ERISA Compliance. (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. As of the Effective Date, each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. As of the Effective Date, to the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that is subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    As of the Effective Date, neither the Company nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than those listed on Schedule 3.11 hereto.
Section 3.12.    Subsidiaries; Loan Parties. As of the Effective Date, Part (a) of Schedule 3.12 is a complete and accurate list of the Company and its Subsidiaries, showing the correct name of each such Subsidiary and whether such Subsidiary is a Subsidiary Guarantor or a Borrower. The outstanding equity interests of the Company and such Subsidiaries are validly issued, fully paid and, in the case of entities that are domestic corporations, non-assessable, and, in each case, are owned free and clear of all Liens, except for Liens permitted by this Agreement.

As of the Effective Date, no Loan Party has any equity investments in any other corporation or other entity with a value individually in excess of $5,000,000 other than those specifically disclosed in Part (b) of Schedule 3.12. Set forth on Part (b) of Schedule 3.12 is a complete and accurate list of all Loan Parties, showing as of the Effective Date (as to each Loan Party) the jurisdiction of its incorporation or organization, the address of its chief executive office and principal place of business and the type of organization it is and the U.S. taxpayer identification number of the Company and each Loan Party that is a Domestic Subsidiary and the true and correct unique identification number of each Loan Party that is a Foreign Subsidiary. As of the Effective Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(c) is a true and correct copy of each such document, each of which is valid and in full force and effect.
Section 3.13.    Margin Regulations; Investment Company Act. (a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets of the Company and its Subsidiaries on a consolidated basis subject to the provisions of Section 6.04 or subject to any restriction contained in any agreement or instrument between any Loan Party and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 7.01(e) will be Margin Stock.
(b)    None of the Company, any Person Controlling the Company, or any Subsidiary of the Company is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
Section 3.14.    Disclosure. The Parent Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, as of the Effective Date, and all other matters known to it as of the Effective Date, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the SEC Reports and none of the reports, financial statements, certificates or other information furnished (other than information of a general economic or industry nature) in writing by or on behalf of the Company or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) when taken as a whole as at such time, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; provided that, with respect to projected financial information, the Parent Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being recognized that such projected financial information are not to be viewed as facts and that actual results during the period or periods covered by such projected financial information may be materially different from the projected results).

Section 3.15.    Compliance with Laws. The Company and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 3.16.    Intellectual Property; Licenses; Etc. Each Loan Party, and each of its Subsidiaries, owns, or possesses the right to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties and their Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.17.    Solvency. Immediately after giving effect to the initial Borrowings and issuances, amendments and extensions of Letters of Credit made on the Effective Date, the Loan Parties are, together with their Subsidiaries on a consolidated basis, Solvent.
Section 3.18.    Casualty; Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), condemnation or eminent domain that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 3.19.    [Intentionally Omitted.].
Section 3.20.    Anti-Corruption Laws; Sanctions; Anti-Money Laundering. (a) The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and directors and, to the knowledge of the Company and its Subsidiaries, their employees and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company or any Subsidiary being designated as a Sanctioned Person. None of (i) the Company, any Subsidiary thereof, any of their respective directors or officers or to the knowledge of the Company or such Subsidiary, or any of their respective employees, or (ii) to the knowledge of the Company, any agent of such Person or any Subsidiary thereof that will act in any capacity in connection with or benefit from any of the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any applicable Anti-Corruption Law or applicable Sanctions.
(b)    Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

Section 3.21.    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
Section 3.22.    Covered Entity. No Loan Party is a Covered Entity.
Section 3.23.    Representations as to Foreign Obligors. With respect to each Foreign Obligor:
(a)    Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.
(b)    The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
(c)    There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.
(d)    The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
ARTICLE 4
Conditions
Section 4.01.    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page).
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Bank and dated the Effective Date) of Hogan Lovells US LLP, counsel for the Loan Parties covering such matters relating to the Loan Parties, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsel to deliver such opinion.
(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Parent Borrower either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required
(e)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Parent Borrower confirming compliance with the conditions specified in this Section 4.01 and set forth in paragraphs (a) and (b) of Section 4.02 (other than those conditions contingent upon the satisfaction of the Administrative Agent and/or the Lenders with respect to certain items received by them under this Section 4.01), and (ii) certifying that no action, suit, investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority related to the Facilities or the Transactions or that could reasonably be expected to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(f)    The Administrative Agent shall have received a Solvency Certificate from the Company, dated the Effective Date, certifying that each Loan Party is Solvent after giving effect to all Borrowings and issuances, amendments and extensions of Letters of Credit to occur on the Effective Date;
(g)    The Administrative Agent shall have received a duly completed Compliance Certificate, dated the Effective Date and signed by a Responsible Officer of the Company, evidencing that as of the last day of the fiscal quarter of the Company ended immediately prior to the Effective Date for which financial statements were required to be delivered to the Administrative Agent under the Original Credit Agreement, both immediately before and after giving effect to the Transactions (including, without limitation, all Borrowings and issuances, amendments and extensions of Letters of Credit to occur on the Effective Date), the Loan Parties shall be in compliance, on a pro forma basis, with the provisions of Section 6.11;
(h)    (i) All fees and other amounts due and payable on or prior to the Effective Date to the Administrative Agent and the Arrangers shall have been paid, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrowers hereunder, and (ii) all fees required to be paid to the Lenders on or before the Effective Date shall have been paid;
(i)    The Administrative Agent shall have received the Audited Financial Statements and the unaudited quarterly financial statements of the Company referred to in Section 3.05(b).
(j)    (i) The Administrative Agent shall have received, at least five Business Days prior to the Effective Date, all documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Parent Borrower at least 10 Business Days prior to the Effective Date and (ii) to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five Business Days prior to the Effective Date, any Lender that has requested, in a written notice to the Parent Borrower at least 10 Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Loan Party shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
(k)    Evidence that (i) the Original Swing Line Loans (if any) and the Original Term Loans have been or concurrently with the Effective Date are being repaid in full and the principal amount of all Original Revolving Loans have been or concurrently with the Effective Date are being prepaid in full, in each case, together with all accrued interest thereon, and (ii) Bank of

America, N.A., as the administrative agent under the Original Credit Agreement, shall have received or concurrently with the Effective Date shall receive, for itself and each other lender under the Original Credit Agreement, all accrued and unpaid fees and other amounts with respect to the commitments and extensions of credit under the Original Credit Agreement as of (and immediately prior to giving effect to) the Effective Date;
(l)    The Administrative Agent shall have received such other documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably request.
(m)    Unless waived by the Administrative Agent, all reasonable fees, charges and disbursements of counsel to the Administrative Agent shall have been paid (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least one Business Day prior to the Effective Date, plus such reasonable additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
The Administrative Agent shall notify the Parent Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on December 15, 2023 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
Notwithstanding anything contained elsewhere in this Agreement, each Lender that is a “Lender” as defined in either the Original Credit Agreement or the Existing Term Loan Agreement hereby waives any right to indemnification for any funding loss or expense that such Lender may sustain or incur as a result of a prepayment by the Company of the Existing Term Loans or the Original Term Loans or any prepayment of any Revolving Loans outstanding under the Original Credit Agreement on the Effective Date, in each case, prior to the last day of the “Interest Period” (as defined in the Original Credit Agreement or the Existing Term Loan Agreement, as applicable) applicable thereto required to effect the refinancing of the Existing Term Loans and the Original Term Loans with the Term Loans and/or Revolving Loans or as a result of the reallocation of such Revolving Loans to Lenders that were not “Lenders” under the Original Credit Agreement.
Section 4.02.    Each Credit Event. The obligation of each Appropriate Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of each Loan Party contained in Article 3 and the other Loan Documents are true and correct in all material respects (or, in the case of any representation and warranty that is qualified by materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, except (i) to the extent that such representations and warranties specifically refer to an earlier date or period, in which case they were true and correct in all material respects (or, in the case of any representation and warranty that is qualified by materiality, in all respects) as of such earlier date or the respective period, as the case may be, (ii) the representations and warranties set forth in Sections 3.05(c), 3.06(b) and 3.17 shall be made only as of the Effective Date and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 3.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.01;
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing;
(c)    In the case of a Borrowing or Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent and the Required Revolving Lenders (in the case of any Revolving Loans to be denominated in an Alternative Currency), the Required Term A-1 Lenders (in the case of the Term A-1 Loans), the Required Term A-2 Lenders (in the case of any Term A-2 Loans), the Required Euro Term Lenders (in the case of any Euro Term Loans), the Swingline Lender (in the case of any Swingline Loans) or the Issuing Bank (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Borrowing or Letter of Credit to be denominated in the relevant Alternative Currency; and
(d)    If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.23 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.
Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Parent Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE 5
Affirmative Covenants
Until Payment in Full of the Obligations, the Loan Parties shall, and shall cause each of their respective Subsidiaries to (and, following the Reorganization, ensure that in relation to the covenants set forth in Sections 5.04, 5.05, 5.08, 5.09, 5.10, 5.12(b), 5.15 and 5.19, the Company and each Intermediate Holding Company shall):
Section 5.01.    Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (or, if earlier, 15 days after the date required to be filed with the SEC

(without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ending December 31, 2023), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders' equity, and cash flows for such fiscal year on Form 10-K, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP, other “Big 4” accounting firm or other independent certified public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification (other than as may be required as a result of the impending maturity of any Indebtedness maturing within one (1) year) or exception as to the scope of such audit, and which report shall state that such financial statements fairly present, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP; and
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, five days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ending March 31, 2024), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Company’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity and cash flows for the portion of the Company’s fiscal year then ended on Form 10-Q, in each case setting forth in comparative form, as applicable, the figures as of the end of and for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer or a Financial Officer of the Company as fairly presenting in all material respects the consolidated financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
(c)    Notwithstanding anything to the contrary in this Article 5, following the consummation of the Reorganization, the financial information described in Sections 5.01(a) and (b) above shall be accompanied by consolidating information that explains in reasonable detail any material differences between the information relating to the Parent Borrower and its Subsidiaries, on the one hand, and the information relating to the REIT Entity and its Subsidiaries on a standalone basis, on the other hand, with respect to the consolidated balance sheet and statements of income or operations.
Section 5.02.    Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:
(a)    not later than the delivery of the financial statements referred to in Sections 5.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the

Company (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) representing and certifying (1) that the officer signatory thereto has reviewed the terms of this Agreement, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions contemplated hereby and the consolidated financial condition of the Company and its Subsidiaries, during the accounting period covered by such reports, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto, and (2) calculations evidencing whether there has been compliance with each of the financial covenants set forth in Section 6.11;
(b)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders or other equity holders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company, any Intermediate Holding Company or any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(c)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Company, any other Parent Entity or the Parent Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished pursuant to Section 5.01 or any other clause of this Section 5.02;
(d)    [intentionally omitted.];
(e)    promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by the Company or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;
(f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any of their Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request including without limitation, tax returns, title reports, insurance certificates and results of environmental site assessments; and
(g)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent, the Issuing Bank or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 5.01(a), (b) or 5.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC or posted on the Company’s website on the Internet, http://www.wpcarey.com, or such other website as is identified to the Administrative Agent and the Lenders by the Parent Borrower) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Person with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each of the Loan Parties hereby acknowledges that (a) the Administrative Agent, the Arrangers and/or the Bookrunners may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Company or any Subsidiary thereof (collectively, “Borrower Materials”) by posting the Borrower Materials on an Approved Electronic Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of the Loan Parties hereby agrees that, at the request of the Administrative Agent, it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arrangers, the Bookrunners, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Borrowers or their respective Affiliates or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Side Information;” and (z) the Administrative Agent, the Bookrunners and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Approved Electronic Platform not designated “Public Side Information.”
Section 5.03.    Notices of Material Events. Notify the Administrative Agent (for further distribution to each Lender) promptly upon a Responsible Officer of the Company or the Parent Borrower having actual knowledge thereof:
(a)    of the occurrence of any Default;

(b)    any agreements, instruments which, and any corporate or other restrictions to which, it or any of its Subsidiaries enters into or becomes subject to after the Effective Date, and all other matters known to it, that, individually or in the aggregate, have or could reasonably be expected to result in a Material Adverse Effect, including any of the following if it could reasonably be expected to result in a Material Adverse Effect: (i) any breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;
(c)    of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their ERISA Affiliates in an aggregate amount exceeding $25,000,000;
(d)    of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary thereof; and
(e)    of any announcement by Moody’s, S&P or Fitch of any change in a Debt Rating.
Each notice pursuant to this Section 5.03 (other than Section 5.03(e)) shall be accompanied by a statement of a Responsible Officer of the Company or the Parent Borrower setting forth details of the occurrence referred to therein and stating what actions have been taken and/or are proposed to be taken with respect thereto. Each notice pursuant to Section 5.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
Section 5.04.    Payment of Obligations. (a) Pay and discharge as the same shall become due and payable, (i) all federal, state and other material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Company or such applicable Subsidiary, (ii) all lawful material claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its property; and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except to the extent that the failure to pay such Indebtedness would not constitute an Event of Default under Section 7.01(e); and (b) timely file all tax returns required to be filed, except where the failure to file such tax returns would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
Section 5.05.    Preservation of Existence; Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except (i) in a transaction permitted by Section 6.04 or (ii) solely in the case of a Subsidiary of the Company that is not a Loan Party, the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
Section 5.06.    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry for similar facilities in similar locations in the operation and maintenance of its facilities, except in the case of clauses (a), (b) and (c) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.07.    Maintenance of Insurance. Maintain or cause each of its Subsidiaries to, maintain, or cause tenants of Projects to maintain, with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and its business against general liability, property casualty and such casualties and contingencies as shall be commercially reasonable and in accordance with the customary and general practices of businesses having similar operations and real estate portfolios in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent for such businesses, including without limitation, insurance policies and programs sufficient to cover (a) the replacement value of the improvements at Projects owned by the Loan Parties and their Subsidiaries (less commercially reasonable deductible amounts) and (b) liability risks associated with such ownership (less commercially reasonable deductible amounts).
Section 5.08.    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
Section 5.09.    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in all material respects and in any event in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving its assets and business; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over it.
Section 5.10.    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent Borrower, provided that except as provided in the following proviso the Borrowers shall not be obligated to reimburse the Administrative Agent or any Lender (or any representative thereof) for more than one visit, inspection or examination conducted during any fiscal year of the Company; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.
Section 5.11.    Use of Proceeds and Letters of Credit. Use the proceeds of the Borrowings and Letters of Credit for working capital needs of the Company and its Subsidiaries, for acquisitions, including the acquisition of Managed Programs, to refinance existing Indebtedness of the Parent Borrower and its Subsidiaries and for other general corporate purposes not in contravention of any Law or of any Loan Document.
Section 5.12.    Additional Guarantors.
(a)    Subsidiary Guarantors. If, after the Effective Date, any Subsidiary of the Parent Borrower (including any Division Successor resulting from the consummation of a Division by a Subsidiary) (x) either (i) receives fees under a Management Contract, (ii) is a Wholly-Owned REIT Subsidiary or (iii) owns, directly or indirectly, an Unencumbered Eligible Project and (y) becomes a borrower or guarantor of, or otherwise incurs a payment obligation in respect of, any Indebtedness of the type described in clause (a) of such definition that is not (A) owing to any of the Consolidated Businesses or (B) Secured Indebtedness (including, without limitation and for the avoidance of doubt, Indebtedness (other than Secured Indebtedness) that is incurred under or in connection with notes or bonds issued in a Rule 144A Transaction), then within 30 days (or such other period as may be agreed by the Administrative Agent in its sole discretion) of the later of such events, the Parent Borrower shall cause such Subsidiary, if it is a Domestic Wholly-Owned Subsidiary of the Parent Borrower (or, if it is not a Domestic Wholly-Owned Subsidiary, the Parent Borrower shall, at its election, either cause (x) such Subsidiary that is not a Domestic Wholly-Owned Subsidiary or (y) each Domestic Wholly-Owned Subsidiary of the Parent Borrower that is a direct owner of such Subsidiary (if any)) to become a Subsidiary Guarantor under this Agreement and to execute and deliver a joinder agreement in substantially the form of Exhibit K, and the Parent Borrower shall (x) as and to the extent requested by the Administrative Agent, deliver to the Administrative Agent the items referenced in Section 4.01(c) and (d) with respect to each such Subsidiary, (y) as and to the extent requested by the Administrative Agent, deliver to the Administrative Agent a favorable opinion of counsel, which counsel shall be reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent, each Lender and the Issuing Bank, as to such customary matters concerning such Subsidiary and the Loan Documents as the Administrative Agent may reasonably request and (z) provide the Administrative Agent with the U.S. taxpayer identification number (or, in the case of a Foreign Subsidiary, other unique identification number issued by its jurisdiction of organization) for such Subsidiary and all documentation and other information concerning each such Subsidiary that the Administrative Agent or any Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act. In addition, the Parent Borrower shall be permitted, in its sole discretion, to cause any

Subsidiary to become a Subsidiary Guarantor at any time by delivering to the Administrative Agent the items set forth in this paragraph that would otherwise be required to cause a Subsidiary to become a Subsidiary Guarantor hereunder, including, if such Subsidiary is a Foreign Subsidiary, the unique identification number issued by its jurisdiction of organization.
(b)    Parent Company Guarantors Following Reorganization. If at any time on or after the Reorganization Date, the REIT Entity is not a Guarantor and the requirements of Section 6.15 are not satisfied, then within 30 days (or such later date as the Administrative Agent may agree in its sole discretion) of such occurrence, the REIT Entity shall either (i) take such actions necessary to cause such requirements to be satisfied or (ii) deliver to the Administrative Agent (A) a duly executed joinder agreement in form reasonably acceptable to the Administrative Agent pursuant to which the REIT Entity and each Intermediate Holding Company that is not at such time a Guarantor (if any) shall become party to this Agreement as a Guarantor, (B) the items referenced in Section 4.01(c) and (d) with respect to the REIT Entity and each such Intermediate Holding Company and (C) a favorable opinion of counsel, which counsel shall be reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent, each Lender and the Issuing Bank, as to such customary matters concerning the REIT Entity, the Intermediate Holding Companies and the Loan Documents as the Administrative Agent may reasonably request.
Section 5.13.    Compliance with Environmental Law. Comply in all material respects, with all applicable Environmental Laws and Environmental Permits held by it; obtain and renew or require the applicable tenant to obtain and renew, all Environmental Permits necessary for its operations; and conduct or require the applicable tenant to conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action required under and in material compliance with Environmental Law necessary to remediate all Hazardous Materials at, on, under or emanating from any of the properties owned, leased or operated by it, in accordance with the requirements of all applicable Environmental Laws, except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, however, that the Loan Parties and their Subsidiaries shall not be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
Section 5.14.    [Reserved].
Section 5.15.    Status. At all times (i) the Company shall remain publicly traded with securities listed on the New York Stock Exchange or another national stock exchange located in the United States, (ii) except as the result of a disposition otherwise permitted under this Agreement, the Parent Borrower shall retain Control of all Subsidiary Guarantors and all Borrowers, and (iii) the Company shall continue to be organized and operated in a manner that will allow it to qualify for REIT Status.
Section 5.16.    Further Assurances. Upon request by the Administrative Agent, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents
Section 5.17.    [Reserved].
Section 5.18.    [Reserved].
Section 5.19.    Anti-Corruption Laws; Sanctions . Conduct its businesses in compliance in all material respects with applicable Anti-Corruption Laws and applicable Sanctions and maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
ARTICLE 6
Negative Covenants
Until Payment in Full of the Obligations, the Loan Parties shall not, nor shall they permit any of their respective Subsidiaries to, directly or indirectly (except in relation to the covenants set forth in Section 6.15, which shall only apply with respect to the Parent Entities and only on and after the Reorganization Date) and, following the Reorganization, the Loan Parties shall ensure that the Parent Entities, shall not, directly or indirectly:
Section 6.01.    [Reserved].
Section 6.02.    [Reserved].
Section 6.03.    [Reserved].
Section 6.04.    Mergers, Consolidations, Dispositions and Acquisitions of Substantial Amounts. Except as otherwise provided in Section 9.22, (x) merge, dissolve or liquidate (or suffer any liquidation or dissolution), or consolidate with or into another Person, (y) Dispose of (whether in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) all or any substantial part of its assets or the capital stock of or other Equity Interests in any of its Subsidiaries (in each case, whether now owned or hereafter acquired) to or in favor of any Person or (z) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person, except that, so long as no Default exists or would result therefrom and subject to any applicable requirements set forth in Section 5.12 and Section 6.15:
(a)    (i) the Company may merge or consolidate with any of its Subsidiaries or any other Person; provided that in the case of a merger involving the Parent Borrower, the Parent Borrower is the continuing or surviving Person, (ii) any Subsidiary of the Company may be merged or consolidated with or into any other Subsidiary of the Company or another Person; provided that the surviving or continuing Person is a Subsidiary, and provided, further, that (x) if either Subsidiary is a Designated Borrower, the surviving or continuing Person is a Designated Borrower (including any newly designated Designated Borrower), (y) if either Subsidiary is a Wholly-Owned Subsidiary of the Parent Borrower, the surviving or continuing Person is a Wholly-Owned Subsidiary of the Parent Borrower and (z) if the Parent Borrower is party to any such merger or consolidation, the Parent Borrower shall be the surviving or continuing Person, (iii) a Subsidiary of the Company (other than the Parent Borrower) may be merged or consolidated with or into any other Person in connection with a Disposition permitted by Section 6.04(b), and (iv) any Subsidiary of the Company may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up under this clause (iv), as applicable, would not reasonably be expected to have a Material Adverse Effect;
(b)    (i) the Company or any of its Subsidiaries may Dispose of any of its assets to the Parent Borrower or to any other Subsidiary of the Company, (ii) the Company or any Subsidiary of the Company may Dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries; provided that (x) immediately prior to any such Disposition and immediately thereafter and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom and (y) if the value of the assets to be Disposed of to a Person other than the Company or a Subsidiary of the Company exceeds a Substantial Amount, the Parent Borrower shall have delivered to the Administrative Agent (A) at least 10 Business Days’ prior written notice (or such shorter period as may be permitted by the Administrative Agent in its sole discretion) of such Disposition and (B) a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 6.11, after giving effect to such Disposition, (iii) the Company and its Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of business and may sell their respective assets in the ordinary course of business or because such assets have become damaged, worn, obsolete or unnecessary or are no longer used or useful in their business, and (iv) the Company and its Subsidiaries may Dispose of Cash and Cash Equivalents and inventory, fixtures, furnishings and equipment in the ordinary course of business. For the avoidance of doubt, this Section 6.04(b) shall not limit any dividend or Restricted Payment not prohibited by Section 6.06; and
(c)    (i) the Company or any Subsidiary thereof may, directly or indirectly, acquire (whether by purchase, acquisition of Equity Interests of a Person, as a result of a merger or consolidation or otherwise) assets for an amount exceeding the Substantial Amount, or make an Investment in an amount exceeding the Substantial Amount in, any other Person, so long as (x) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom, including, without limitation, a Default resulting from a breach of Section 6.11 and (y) the Parent Borrower shall have delivered to the Administrative Agent (A) at least 10 Business Days’ prior written notice (or such shorter period as may be permitted by the Administrative Agent in its sole discretion) of such acquisition or Investments and (B) a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 6.11, after giving effect to such acquisition or Investment, (ii) the Company and any Subsidiary thereof may make any acquisition or Investment permitted by Section 6.04(a) above and (iii) the Company and any Subsidiary thereof may make Investments received in respect of transactions permitted by Section 6.04(b) above.
Section 6.05.    [Reserved].
Section 6.06.    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that the following shall be permitted:
(a)    (i) each Subsidiary of the Parent Borrower may make Restricted Payments pro rata to the holders of its Equity Interests or otherwise in accordance with the Organization Documents of such Subsidiary and (ii) Parent Borrower or any Subsidiary may make Restricted Payments to purchase the Equity Interests held by any joint venture partner in any Subsidiary;
(b)    the Parent Borrower may make Restricted Payments in an aggregate amount in any fiscal year not to exceed (i) the amount of Restricted Payments required to be paid by the Company (in the Company’s reasonable judgment) in order to (x) maintain its REIT Status and (y) avoid the payment of federal or state income or excise tax plus (ii) additional Restricted Payments, so long as no Default arising under Section 7.01(a) or Section 7.01(b) (solely with respect to any of the covenants contained in Section 6.11) exists, both before and after giving effect to any such Restricted Payment on a pro forma basis; provided, that notwithstanding the foregoing, no Restricted Payments will be permitted following acceleration of any amount owing under any of the Facilities or during the existence of an Event of Default arising under Section 7.01(f) or (g); and
(c)    following the Reorganization, the Company and each Intermediate Holding Company shall be permitted to make Restricted Payments with any amounts received by it directly or indirectly from the Parent Borrower pursuant to Section 6.06(b); provided that, notwithstanding the foregoing, not more than $200,000 in the aggregate in any fiscal year shall be distributed to holders of Parent REIT Subsidiary Preferred Interests in any individual Parent REIT Subsidiary.
Section 6.07.    Change in Nature of Business. Engage to any material extent in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the Effective Date and businesses reasonably related thereto.
Section 6.08.    Transactions with Affiliates. Enter into or permit to exist any transaction of any kind with any Affiliate of the Company (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service), whether or not in the ordinary course of business, with any holder or holders of more than 5% of any class of equity securities of the Company, or with any Affiliate of the Company which is not its Subsidiary of the Company, on terms that are less favorable to the Company or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate. Nothing contained in this Section 6.08 shall prohibit (a) increases in compensation and benefits for officers and employees of the Loan

Parties or any of their Subsidiaries which are customary in the industry or consistent with the past business practice of such Loan Party or such Subsidiary, provided that no Default has occurred and is continuing or would result; (b) payment of customary partners’ indemnities; (c) performance of any obligations arising under the Loan Documents; (d) transactions between or among the Loan Parties; (e) Dispositions permitted by Section 6.04; (f) investments by the Loan Parties or their Subsidiaries that are not otherwise prohibited by this Agreement; and (g) any Restricted Payment permitted by Section 6.06.
Section 6.09.    Amendments of Organizational Documents. Permit any Subsidiary of the Company to, at any time cause or permit its certificate of formation, limited liability company agreement, certificate of limited partnership, partnership agreement, articles of incorporation, by-laws, or other charter documents, as the case may be, to be modified, amended or supplemented in any respect whatsoever, without, in each case, the express prior written consent or approval of the Administrative Agent, if such changes would materially adversely affect the rights of the Administrative Agent or the Lenders hereunder or under any of the other Loan Documents.
Section 6.10.    Use of Proceeds. Use the proceeds of any Borrowing or Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to refund indebtedness originally incurred for such purpose or to extend credit to others for the purpose of purchasing or carrying margin stock.
Section 6.11.    Financial Covenants.
(a)    Maximum Leverage. Permit, as of the last day of each fiscal quarter, the Leverage Ratio to exceed 60% (or, as of the last day of the four consecutive fiscal quarters following the Company’s acquisition, pursuant to one transaction or a series of related transactions occurring contemporaneously, of one or more entities or property portfolios with total assets of at least $500,000,000, 65%); provided that in no event may the Leverage Ratio exceed 60% for more than four consecutive fiscal quarters in any five fiscal quarter period. Notwithstanding anything to the contrary contained herein, for the purposes of calculating this covenant, (i) Total Outstanding Indebtedness on any date shall be adjusted by deducting therefrom an amount equal to the aggregate amount of Cash and Cash Equivalents which would be included on the Consolidated Businesses’ consolidated balance sheet as of such date (including fully refundable deposits associated with any potential acquisition and unrestricted cash in respect of Section 1031 exchanges) in excess of $35,000,000 and (ii) Total Value shall be adjusted by deducting therefrom the amount by which Total Outstanding Indebtedness is adjusted under clause (i).
(b)    Maximum Secured Debt. Permit, as of the last day of each fiscal quarter Total Secured Outstanding Indebtedness to exceed 40% of Total Value (or, as of the last day of the four consecutive fiscal quarters following the Company’s acquisition, pursuant to one transaction or a series of related transactions occurring contemporaneously, of one or more entities or property portfolios with total assets of at least $500,000,000, 45% of Total Value); provided that in no event may such ratio exceed 40% for more than four consecutive fiscal quarters in any five fiscal quarter period.

(c)    Minimum Fixed Charge Coverage Ratio. Permit, as of the last day of each fiscal quarter, the ratio of (i) Adjusted Total EBITDA for such fiscal quarter to (ii) Fixed Charges for the same fiscal quarter to be less than 1.50 to 1.00 for each fiscal quarter.
(d)    Unsecured Debt to Unencumbered Asset Value. Permit, as of the last day of each fiscal quarter, Total Unsecured Outstanding Indebtedness to exceed 60% of Unencumbered Asset Value (or, as of the last day of the four consecutive fiscal quarters following the Company’s acquisition, pursuant to one transaction or a series of related transactions occurring contemporaneously, of one or more entities or property portfolios with total assets of at least $500,000,000, 65% of Unencumbered Asset Value); provided that in no event may such ratio exceed 60% for more than four consecutive fiscal quarters in any five fiscal quarter period. Notwithstanding anything to the contrary contained herein, for the purposes of this covenant, (i) Total Unsecured Outstanding Indebtedness on any date shall be adjusted by deducting therefrom an amount equal to the aggregate amount of Cash and Cash Equivalents which would be included on the Consolidated Businesses’ consolidated balance sheet as of such date (including fully refundable deposits associated with any potential acquisition and unrestricted cash in respect of Section 1031 exchanges) in excess of $35,000,000 and (ii) Unencumbered Asset Value shall be adjusted by deducting therefrom the amount by which Total Unsecured Outstanding Indebtedness is adjusted under clause (i).
Section 6.12.    [Intentionally Omitted].
Section 6.13.    Fiscal Year Changes. Make any change in its fiscal year.
Section 6.14.    Anti-Money Laundering; Sanctions; Anti-Corruption Laws. (a) Engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any applicable law, regulation or other binding measure by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering or violate these laws or any other applicable anti-money laundering law or engage in these actions.
(b)    Request any Borrowing, or use, and shall procure that their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 6.15.    Certain Covenants Applicable to Parent Entities Following a Reorganization. Notwithstanding anything to the contrary contained in any Loan Document, following the Reorganization, at any time that the REIT Entity is not a Borrower or a Guarantor, no Parent Entity shall:

(a)    enter into or conduct any business other than in connection with the ownership, acquisition and disposition of interests in the Parent Borrower, the OpCo GP or any Intermediate Holding Company, as applicable, and the management of the business of the Parent Borrower, and such activities as are incidental thereto, all of which shall be solely in furtherance of the business of the Parent Borrower;
(b)    own any assets other than (i) interests, rights, options, warrants or convertible or exchangeable securities of the Parent Borrower, (ii) Equity Interests in the Intermediate Holding Companies, (iii) assets that have been distributed to any Parent Entity by its Subsidiaries in accordance with Section 6.06 that are held for fifteen (15) Business Days or less pending further distribution of same to equity holders of the REIT Entity, a Parent REIT Subsidiary, or for other purposes not prohibited by this Agreement, (iv) assets received by any Parent Entity from third parties (including the net cash proceeds from any issuance and sale by the REIT Entity of any of its Equity Interests), that are held for fifteen (15) Business Days or less pending contribution of same to Parent Borrower (whether directly or through any Intermediate Holding Company), (v) such bank accounts or similar instruments as it deems necessary or convenient to carry out its responsibilities under its own Organization Documents and the Organization Documents of the Parent Borrower, (vi) other tangible and intangible assets that, taken as a whole, are nominal value in relation to the net assets of the Consolidated Businesses, (vi) contract rights related to the status of the REIT Entity as a public company, (vii) immaterial intercompany liabilities owing to any Parent Entity by the Parent Borrower or any Subsidiary thereof and (viii) other assets the aggregate book value of which does not exceed $50,000,000;
(c)    create, incur, assume or suffer to exist any liabilities other than (i) Indebtedness in the form of (x) nonrecourse indebtedness guarantees and (y) contingent obligations in relation to ground leases, (ii) other liabilities incidental to the Company’s status as a publicly traded REIT or a Parent REIT Subsidiary’s status as a REIT and not constituting liabilities in respect of Indebtedness (other than Indebtedness described in clause (d), (g) or (h) of the definition thereof), including liabilities associated with employment contracts, employee benefit matters, customary indemnification obligations pursuant to purchase and sale agreements, and other legacy liabilities arising pursuant to contracts entered into in the ordinary course of business prior to (and not in contemplation of) the Reorganization, (iii) nonconsensual obligations arising under Applicable Law, including in connection with any administrative or judicial decisions or any settlement of a pending or threatened administrative or judicial proceeding, (iv) obligations in respect of acquisition or merger transactions (provided that substantially all assets acquired in such transaction are contributed to the Parent Borrower (whether directly or through an Intermediate Holding Company)), disposition or capital markets transactions (other than the incurrence of Indebtedness by any Parent Entity in respect thereof), (v) obligations in respect of preferred equity issued by the REIT Entity or the Parent REIT Subsidiary, (vi) obligations of the REIT Entity that may be satisfied by the issuance by such Person of its common equity or other equity not constituting Mandatorily Redeemable Stock, (vii) liabilities that are less than or substantially equivalent to any Parent Entity’s liabilities under this Agreement (if any) that arise under any documentation evidencing Indebtedness of the Parent Borrower or any of its Subsidiaries that is pari passu with or junior to the Obligations, (viii) liabilities under Swap Agreements entered into in connection with any Equity Interest issuance transaction by the REIT

Entity or any issuance of convertible notes by the REIT Entity and (ix) other immaterial obligations, immaterial intercompany obligations or other intercompany obligations owing by any Intermediate Holding Company to the Parent Borrower or any Subsidiary of the Parent Borrower;
(d)    make any Investment other than (i) the purchase or other acquisition of assets and/or Equity Interests of another Person; provided that such assets and/or Equity Interests are promptly contributed to the Parent Borrower (whether directly or through an Intermediate Holding Company) and (ii) Investments permitted under clause (b) of this Section 6.15; or
(e)    create, incur, assume or suffer to exist any Liens on any of its property, assets or revenues other than those permitted under clauses (a), (g) or (j) of the definition of Permitted Encumbrances.
For clarity, a failure to comply with the requirements of this Section 6.15 shall not constitute a Default until such time as the corresponding obligations set forth in Section 5.12(b) have not been satisfied within the applicable time period set forth therein. Nothing in this Section 6.15 shall prevent any Parent Entity from (i) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (ii) the performance of its obligations with respect to the Loan Documents, (iii) any public offering of its common stock or any other issuance or sale of its Equity Interests, (iv) the payment of dividends, (v) making contributions directly or indirectly to the capital of the Parent Borrower, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of the REIT Entity and the Parent Borrower, (vii) providing indemnification to officers, managers and directors, (viii) any activities incidental to compliance with the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any rules and regulations promulgated thereunder, and the rules of national securities exchanges, in each case, as applicable to companies with listed equity or debt securities, as well as activities incidental to investor relations, shareholder meetings and reports to shareholders or debt holders and (ix) any activities incidental to the foregoing.
ARTICLE 7
Events of Default
Section 7.01.    Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)    Non-Payment. Any Loan Party shall fail to (i) pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable and in the Agreed Currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or deposit any funds as cash collateral in respect of LC Exposure, or (ii) pay within five Business Days after the same becomes due and in the Agreed Currency required hereunder, any interest on any Loan or on any LC Exposure, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 2.06(c), 5.03(a) or (b), 5.05, 5.10, 5.11, 5.12(b), or Article 6 (other than Section 6.15); or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or (b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) a Responsible Officer thereof obtaining actual knowledge of such failure and (ii) the Parent Borrower receiving notice of such failure from the Administrative Agent (which notice shall be given at the request of any Lender); or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)    Cross-Default. (i) The Company or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace period, if any, in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, and such failure continues after the applicable grace period, if any, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or, with respect to a Guarantee, the beneficiary or beneficiaries (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries)) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, (or, in the case of a Guarantee, such Guarantee to become payable or cash collateral in respect thereof to be demanded); provided that this clause (e) shall not apply to Secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or
(f)    Insolvency Proceedings, Etc. The Company, any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) The Company, any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)    Judgments. There is entered against the Company, any Loan Party or any of their respective Subsidiaries (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) in an aggregate amount in excess of $125,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage and excluding judgments entered in respect of Nonrecourse Indebtedness and judgments entered in respect of Indebtedness that is recourse solely to a Subsidiary of the Company (x) that is not a Loan Party, (y) was formed solely to own a particular Project, and (z) does not engage in any business other than the ownership of such Project), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company and its Subsidiaries under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $125,000,000, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $125,000,000; or
(j)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    REIT Status. The Company shall, for any reason, lose or fail to maintain its REIT Status.
Notwithstanding anything else herein to the contrary, in the event that there shall occur any Default or Event of Default arising as a result of the inclusion of any Real Property as an Unencumbered Eligible Project and if such Default or Event of Default is capable of being cured solely by the exclusion of such Real Property as an Unencumbered Eligible Project, then within

10 Business Days from the earlier of (i) receipt of written notice of such Default or Event of Default from the Administrative Agent or (ii) the date upon which a Responsible Officer of the Parent Borrower obtains knowledge of such Default or Event of Default, the Parent Borrower may elect to cure such Default or Event of Default by electing to remove such Unencumbered Property upon the delivery of (x) written notice to the Administrative Agent thereof and (y) delivery of a Compliance Certificate excluding such Real Property as an Unencumbered Eligible Project and evidencing compliance with the financial covenants set forth in Section 6.11 (after giving effect to such removal) for the periods such Real Property was included as an Unencumbered Eligible Project. The Parent Borrower’s notice of its election and delivery of the Compliance Certificate pursuant to clause (y) above pursuant to the preceding sentence shall be delivered to the Administrative Agent within the period of 10 Business Days provided above, and if not so delivered the Parent Borrower’s cure period shall immediately terminate and any such Default shall become an Event of Default.
Section 7.02.    Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to the Company, any Loan Party or any Material Subsidiary described in Sections 7.01(f) or 7.01(g)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Parent Borrower, take any or all of the following actions, at the same or different times:
(a)    declare the commitment of each Lender to make Loans and any obligation of the Issuing Bank to issue, amend or extend Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties;
(c)    require that the Borrowers provide cash collateral as required in Section 2.06(j); and
(d)    exercise on behalf of itself, the Lenders and the Issuing Bank all rights and remedies available to it, the Lenders and the Issuing Bank under the Loan Documents and applicable Law.
If an Event of Default described in Sections 7.01(f) or 7.01(g) occurs with respect to the Company, any Loan Party or any Material Subsidiary, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under any other Loan Document including any break funding payment, shall automatically become due and payable, and the obligation of the Borrowers to cash collateralize the LC Exposure as provided in clause (c) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.
Section 7.03.    Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Parent Borrower or the Required Lenders:
(a)    all payments received on account of the Obligations shall, subject to Section 2.20, be applied by the Administrative Agent as follows:
(i)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.12(c) payable to the Administrative Agent in its capacity as such);
(ii)    second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Bank (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Bank payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)    third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (iii) payable to them;
(iv)    fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrowers pursuant to Section 2.06 or 2.20, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the Issuing Bank to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.06 or 2.20, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.03;
(v)    fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Bank based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(vi)    finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Parent Borrower or as otherwise required by law; and
(b)    if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE 8
The Administrative Agent
Section 8.01.    Authorization and Action. (a) Each Lender and the Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and the Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and the Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Bank with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its

Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(b)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Bank (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Loan Parties. Without limiting the generality of the foregoing:
(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and
(ii)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(c)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(d)    None of any Co-Syndication Agent, any Co-Documentation Agent, any Senior Managing Agent, Managing Agent, any Bookrunner or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(e)    In case of the pendency of any proceeding with respect to the Company, any Loan Party or any of their respective Subsidiaries under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Bank, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(f)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and, except solely to the extent of the Parent Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article (including, without limitation, the Parent’s Borrower’s consent right in Section 8.05(b)), none of the Company or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.
Section 8.02.    Administrative Agent’s Reliance, Limitation of Liability, Etc. (a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)    The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.03 unless and until written notice thereof stating that it is a “notice under Section 5.03” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Parent Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Parent Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Company, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Obligations, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Dollar Equivalent.
(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Loan Parties), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Section 8.03.    Posting of Communications. (a) Each of the Loan Parties agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and each of the Loan Parties acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and the Loan Parties hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR

FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY BOOKRUNNER, ANY CO-DOCUMENTATION AGENT, ANY CO-SYNDICATION AGENT, ANY SENIOR MANAGING OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE COMPANY OR ANY SUBSIDIARY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM BY THE COMPANY OR ANY SUBSIDIARY OR BY THE ADMINISTRATIVE AGENT.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company, any Intermediate Holding Company or any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)    Each Lender and the Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Lenders, the Issuing Bank and each of the Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or the Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 8.04.    The Administrative Agent Individually. With respect to its Commitments, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender,

Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Company, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.
Section 8.05.    Successor Administrative Agent. (a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Bank and the Parent Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent; provided, however, that such appointment shall be subject to the consent of the Parent Borrower (not to be unreasonably withheld or delayed) unless an Event of Default shall have occurred and be continuing. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Parent Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Parent Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and the Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Section 8.06.    Acknowledgements of Lenders and Issuing Bank. (a) Each Lender and Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Parent Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Bookrunner, any Co-Syndication Agent, any Co-Documentation Agent, any Senior Managing Agent, Managing Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Bookrunner, any Co-Syndication Agent, any Co-Documentation Agent, any Senior Managing Agent, Managing Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
(c)    (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.
(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    The Parent Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Parent Borrower or any other Loan Party.

(iv)    Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Section 8.07.    Guaranty Matters. The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Subsidiary Guarantor from its obligations under the Guaranty if required pursuant to Section 10.10 hereof. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 8.07.
Section 8.08.    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Bookrunner, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Bookrunner and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Bookrunner, any Co-Syndication Agent, any Co-Documentation Agent, any Senior Managing Agent, Managing Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(c)    The Administrative Agent, and each Arranger, Bookrunner, Co-Syndication Agent, Co-Documentation Agent, Managing Agent and Senior Managing Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE 9
Miscellaneous
Section 9.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to a Loan Party, to it c/o W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, New York 10001, Attention of Jeremiah Gregory, Managing Director -Head of Capital Markets (Telephone: 212-492-135; Email:

jgregory@wpcarey.com), with a copy to: c/o W. P. Carey Inc., One Manhattan West, 395 9th Avenue, 58th Floor, New York, NY 10001, Attention: Sapna Sanagavarapu, Esq., Chief Legal Officer (Email: ssanagavarapu@wpcarey.com);
(ii)    if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 277 Park Avenue, Floor 36, New York, NY 10172-00003, Attention of David Glenn (Telephone No. 212-622-0054);
(iii)    if to the Issuing Bank, to it at (A) in the case of JPMorgan Chase Bank, N.A., 277 Park Avenue, Floor 36, New York, NY 10172-00003, Attention of David Glenn (Telephone No. 212-622-0054) and (B) in the case of Bank of America, N.A., with respect to the Existing Letters of Credit, Bank of America, N.A., Trade Operations, 1 Fleet Way, Mail Code: PA6-580-02-30, Scranton, PA 18507, Attention of Michael Grizzanti (Telephone: 570-330-4214; Telecopy: 800-755-8743; Email: michael.a.grizzanti@bofa.com);
(iv)    if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 277 Park Avenue, Floor 36, New York, NY 10172-00003, Attention of David Glenn (Telephone No. 212-622-0054); and
(v)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to any Loan Party, the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)    Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(d)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
Section 9.02.    Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
The authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.02 for the benefit of all the Lenders and the Issuing Bank; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) each Issuing Bank or the Swingline Lender from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Bank or a Swingline Lender, as applicable) hereunder and under the other Loan Documents, (iii) any Lender or the Issuing Bank from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18) or (iv) any Lender or the Issuing Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 7.02 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.18, any Lender or the Issuing Bank may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders; provided, further that nothing set forth in this paragraph shall alter or otherwise affect (1) any right of the Administrative Agent arising under Section 9.03 (including any right to indemnification or reimbursement) or (2) any exculpation of the Administrative Agent or limitation on its liability pursuant to Section 9.03.
(b)    Subject to Section 2.14(b) and (c) and Section 9.02(c) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent Borrower and the Required Lenders (or, to the extent such amendment or waiver relates solely to a specific Tranche, the Tranche Required Lenders with respect to such Tranche) or by the Parent Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby; provided, however, that (A) the Administrative Agent and the Company shall be permitted to amend the Agreement for purpose of incorporating the KPI Metrics, the SPTs and other related provisions contemplated by Section 2.24 and (B) only the consent of the Required Lenders shall be necessary (x) to amend the definition of “Default Rate,” (y) for the waiver of interest payable at the Default Rate or (z) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder, (iii) except as provided in Section 2.22, postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.09(c) or 2.18(b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender; provided that with the consent of the Required Term A-1 Lenders, Required Term A-2 Lenders, Required Euro Term Lenders, Required Revolving Lenders or an analogous group of Lenders with respect to a New Term Facility, as applicable, such terms and provisions may be amended on customary terms in connection with an “amend and extend” transaction contemplated by Section 2.25 with respect to the Term A-1 Facility, Term A-2 Facility, the Euro Term Facility, a New Term Facility or the Revolving Credit Facility, respectively, (v) change the payment waterfall provisions of Section 2.20(b) or 7.03 without the written consent of each Lender, (vi) (A) change any provision of this Section 9.02 or the definition of “Required Lenders”, without the written consent of each Lender, (B) change the definition of “Required Revolving Lenders” or “Appropriate Lenders” (as it applies to the Revolving Credit Facility) without the written consent of each Revolving Credit Lender, (C) change the definition of “Tranche Required Lenders” as it applies to any Tranche without the written consent of each Revolving Credit Lender in the applicable Tranche, (D) change the definition of “Required Term A-1 Lenders” or “Appropriate Lenders” (as it applies to the Term A-1 Facility) without the written consent of each Term A-1 Lender, (E) change the definition of “Required Term A-2 Lenders” or “Appropriate Lenders” (as it applies to the Term A-2 Facility) without the written consent of each Term A-2 Lender, (F) change the definition of “Required Euro Term Lenders” or “Appropriate Lenders” (as it applies to the Euro Term Facility) without the written consent of each Euro Term Lender or (G) change any other provision hereof specifying the number or percentage of Lenders, or otherwise identifying a specific group of Lenders, required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby, (vii) waive any condition set forth in Section 4.01, without the written consent of each Lender, (viii) without limiting the generality of clause (vii) above, waive any condition set forth in Section 4.02 as to any Borrowing under a particular Facility without the written consent of the applicable Tranche Required Lenders, the Required Term A-1 Lenders, Required Term A-2 Lenders or the Required Euro Term Lenders, as the case may be (provided that the foregoing shall not limit the ability of the Required Lenders to waive any Default or Event of Default or representation or warranty under the Loan Documents), or (ix) release (x) all or substantially all of the value of the Guaranty, without the written consent of each Lender, except as expressly provided in the Loan Documents or (y) the Guarantee obligations or joint and several liability of the Parent Borrower pursuant to Section 2.23 and Article 10, without the written consent of each Lender or (z) the Company from its Guarantee obligation under Section 5.12(b) and Article 10, without the written consent of each Lender, except as provided in Section 10.12; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be; and provided further that no such agreement shall amend or modify the provisions of Section 2.06 without the prior written consent of the Administrative Agent and the Issuing Banks.
(c)    Notwithstanding any provision herein to the contrary,
(i)    the Administrative Agent, with the consent of the Parent Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document so long as such amendment, modification or supplement does not impose additional obligations on, or otherwise affect in any material respect the interests of, any Lender; provided that the Administrative Agent shall promptly give the Lenders notice of any such amendment, modification or supplement;
(ii)    this Agreement may be amended with the written consent of the Administrative Agent, the Issuing Bank, the Parent Borrower and the Lenders directly affected thereby to amend the definition of “Alternative Currency” or “Adjusted Daily Simple RFR”, “Daily Simple RFR”, “Term Benchmark” and/or “Relevant Rate”, or Section 1.10 solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.10;
(iii)    this Agreement may be amended with the written consent of the Administrative Agent and the Parent Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement, in each case subject to the limitations in Section 2.21, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder;
(iv)    this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Loan Parties and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement; and
(v)    this Agreement and the other Loan Documents may be amended (or amended and restated), modified or supplemented, without the consent of any Lender to the extent necessary or appropriate in the opinion of the Administrative Agent and the Company to (A) effect the OpCo's assumption of all of the Company's liabilities and obligations as a Borrower under, and the Company's transfer and assignment to the OpCo of all of the Company's rights and benefits as a Borrower under, this Agreement and the other Loan Documents to which the Company is a party as a Borrower, and (B) effect such other amendment (or amendment and restatement of), modification or supplement of this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of Section 9.22, including, without limitations, to amend representations, covenants and events of default as appropriate to permit consummation of the Reorganization and reflect the OpCo as the Parent Borrower and, to the extent required by Section 9.22, the Company and Intermediate Holding Companies as Guarantors, in each case, so long as such amendment, modification or supplement does not impose additional obligations on, or otherwise affect in any material respect the interests of, any Lender; provided that the Administrative Agent shall promptly give the Lenders notice of any such amendment, modification or supplement.
Section 9.03.    Expenses; Limitation of Liability; Indemnity, Etc.
(a)    Expenses. The Borrowers shall pay, or cause to be paid, (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Arrangers, the Bookrunners and their respective Affiliates (including the reasonable out of pocket documented fees, charges and disbursements of one primary counsel and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction (which may be a single counsel acting in multiple jurisdictions) for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the negotiation, preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (including the fees, charges and disbursements of one primary counsel and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction (which may be a single counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction for each such affected Person) for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Limitation of Liability. To the extent permitted by applicable law (i) each Loan Party on behalf of itself and its Affiliates agrees that no such Person shall assert, and each Loan Party on behalf of itself and each such Person hereby waives, any claim against the Administrative Agent, any Arranger, any Bookrunner, any Co-Syndication Agent, any Co-Documentation Agent, any Managing Agent, any Senior Managing Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than Liabilities resulting from the gross negligence, bad faith or willful misconduct of such Lender-Related Person as determined in a final and non-appealable judgment by a court of competent jurisdiction, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve any other Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(c)    Indemnity. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Bookrunner, each Co-Syndication Agent, each Co-Documentation Agent, each Senior Managing Agent, each Managing Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction (which may be a single counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction for each such affected Person) for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their respective Subsidiaries, or any Environmental Liability related in any way to any of the Consolidated Businesses, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or any Affiliate thereof, or any of their respective equity holders or creditors, or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or the material breach of any Loan Documents by such Indemnitee or (ii) in the case of a Proceeding solely among Indemnitees to the extent such Proceeding does not arise from any act or omission of the Borrower or any of its Subsidiaries (in each case other than any Proceeding against the Administrative Agent, any Arranger or any other Indemnitee in its similar capacity or role under any Facility), in each case, acting in such capacities or fulfilling such roles. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim and shall not apply to matters addressed under Section 2.15.
(d)    Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrowers under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, the Issuing Bank and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(e)    Payments. All amounts due under this Section 9.03 shall be payable not later than ten Business Days after written demand therefor.
Section 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, participations in Letters of Credit and the Loans (including Swingline Loans) at the time owing to it) with the prior written consent of:
(A)    the Parent Borrower (such consent not to be unreasonably withheld or delayed) unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) if such assignment is with respect to the Revolving Credit Facility, such assignment is to a Revolving Credit Lender that is not a Defaulting Lender or (3) if such assignment is with respect to the Term A-1 Facility, the Term A-2 Facility or the Euro Term Facility, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;
(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment of (1) any Revolving Credit Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Revolving Credit

Commitment immediately prior to giving effect to such assignment and (y) all or any portion of a Term A-1 Loan, Term A-2 Loan or Euro Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;
(C)    each Issuing Bank; provided that no consent of an Issuing Bank shall be required if (x) an Event of Default occurs with respect to any Borrower under Sections 7.01(h) or 7.01(i)) and (y) such Issuing Bank has no outstanding Letters of Credit at that time; provided further that no consent of the Issuing Banks shall be required for an assignment of all or any portion of a Term A-1 Loan, Term A-2 Loan or Euro Term Loan; and
(D)    the Swingline Lender; provided that no consent of the Swingline Lender shall be required if (x) an Event of Default occurs with respect to any Borrower under Sections7.01(h) or 7.01(i)) and (y) such Swingline Lender has no outstanding Swingline Loans at that time; provided further that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term A-1 Loan, Term A-2 Loan or Euro Term Loan.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of any Facility unless each of the Parent Borrower and the Administrative Agent otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that no such consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; provided that this clause shall not (A) apply to rights in respect of Competitive Loans or the Swingline Lender's rights and obligations in respect of Swingline Loans or be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans (or prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis);
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the

Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the term “Ineligible Institution” has the following meaning:
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Company or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to (i) the assignee Lender and/or (ii) in the case of a partial assignment by a Lender of its rights or obligations under this Agreement, the assigning Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers (such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(e), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of, or notice to, the Parent Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Parent Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Parent Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under 2.17(g) will be delivered to the Parent Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower (such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.05.    Survival . All covenants, agreements, representations and warranties made by the Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 9.06.    Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent or any Arrangers and (ii) the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Company and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Company and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 9.07.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Parent Borrower or any other Loan Party against any and all of the obligations of the Parent Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Parent Borrower or other Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 9.09.    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
(c)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
(d)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(e)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12.    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.21 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party or any of Affiliate thereof and their respective obligations, if any, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or any of its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Parent Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or any Subsidiary thereof who is not, to the knowledge of the Administrative Agent, such Lender or the Issuing Bank, under an obligation of confidentiality to the Borrower with respect to such Information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from the Company or any Subsidiary thereof relating to the Company or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Company, any Loan Party or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information
Section 9.13.    Material Non-Public Information. (a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE PARENT BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE PARENT BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 9.14.    Interest Rate Limitation . Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.
Section 9.15.    No Fiduciary Duty, etc. (a) Each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that no Credit Party, Arranger or Bookrunner will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party, Arranger and Bookrunner is acting solely in the capacity of an arm’s length contractual counterparty to the Loan Parties with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Loan Parties or any other Person. Each Loan Party agrees on behalf of itself and its Affiliates that no such person will assert any claim against any Credit Party, Arranger or Bookrunner based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Loan Party, on behalf of itself and its Affiliates, acknowledges and agrees that no Credit Party, Arranger or Bookrunner is advising any Loan Party or any Affiliate thereof as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Loan Parties shall consult with their own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties, Arrangers and Bookrunners shall have no responsibility or liability to any Person with respect thereto.

(b)    Each Loan Party further acknowledges and agrees, and acknowledges its Affiliates’ understanding, that each Credit Party, Arrangers and Bookrunners, together with their respective Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party, Arranger or Bookrunner may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company and other companies with which the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party, Arranger or Bookrunner or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(c)    In addition, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that each Credit Party, Arranger or Bookrunner and their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Company may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Company or any Subsidiary thereof by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Company in connection with the performance by such Credit Party, Arranger or Bookrunner of services for other Persons, and no Credit Party, Arranger or Bookrunner will furnish any such information to other Persons. Each Loan Party also acknowledges, on behalf of itself and its Affiliates, that no Credit Party, Arranger or Bookrunner has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any other Loan Party or any Affiliate thereof, confidential information obtained from other Persons.
Section 9.16.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Loan Party and other information that will allow such Lender to identify the Loan Party in accordance with the Patriot Act.
Section 9.17.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document (provided, however, that the Borrowers shall be entitled to transfer, assign or waive its right to receive any such shares or other instruments to the extent necessary or prudent to preserve its status as a REIT, to the extent permitted by applicable law); or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.18.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the

United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 9.19.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Loan Party in the Agreement Currency, the Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Loan Party (or to any other Person who may be entitled thereto under applicable law).
Section 9.20.    Original Notes. On the Effective Date, the Original Notes and the Existing Term Notes, if any, held by each Lender shall be deemed to be cancelled and, if such Lender has requested a promissory note pursuant to Section 2.10(e), amended and restated by such promissory note delivered hereunder on or about the Effective Date (regardless of whether any Lender shall have delivered to the Company for cancellation the Original Note and/or Existing Term Note held by it). Each Lender, whether or not requesting a note hereunder, shall use its commercially reasonable efforts to deliver the Original Notes and Existing Term Notes held by it to the Company for cancellation and/or amendment and restatement. All amounts owing under, and evidenced by, the Original Notes and Existing Term Notes as of the Effective Date shall continue to be outstanding hereunder, and shall from and after the Effective Date, if requested by the Lender holding such Original Note(s) or Existing Term Note(s), be evidenced by the promissory note(s) issued pursuant to Section 2.10(e) and shall in any event be evidenced by, and governed by the terms of, this Agreement. Each Lender hereby agrees to indemnify and hold harmless the Loan Parties from and against any and all liabilities, losses, damages, actions or claims that may be imposed on, incurred by or asserted against any Loan Party arising out of such Lender’s failure to deliver the Original Notes and/or Existing Term Notes held by it to the Company for cancellation, subject to the condition that the Company shall not make any payment to any Person claiming to be the holder of such Original Notes and/or Existing Term

Notes unless such Lender is first notified of such claim and is given the opportunity, at such Lender’s sole cost and expense, to assert any defenses to such payment.
Section 9.21.    Amendment and Restatement. As of the Effective Date, the Commitments of certain “Lenders” under (and as defined in) the Original Credit Agreement shall be terminated by the Company (such Lenders, the “Departing Lenders”). The remaining “Lenders” under (and as defined in) the Original Credit Agreement and the “Lenders” under (and as defined in) the Existing Term Loan Agreement shall be Lenders under this Agreement with Commitments and Euro Term Loans as set forth on Schedule 2.01 hereto. By its execution and delivery of this Agreement, each Lender that was a “Lender” under (and as defined in) the Original Credit Agreement hereby consents to the execution and delivery of this Agreement and to the non-pro rata reduction of Revolving Credit Commitments (under and as defined in the Original Credit Agreement) occurring on the Effective Date as a result of the termination of the Revolving Credit Commitments of the Departing Lenders, and the concurrent repayment in full of all loans and other obligations owing (whether or not due) to the Departing Lenders. On the Effective Date, effective immediately following such termination and repayment of the Departing Lenders and the repayment in full of the Original Term Loans and any Original Swing Line Loans, the Original Credit Agreement and the Existing Term Loan Agreement shall both be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the rights, obligations and liabilities of the respective parties (including the Obligations) existing under the Original Credit Agreement and the Existing Term Loan Agreement, each as in effect prior to the Effective Date (except with respect to the Original Term Loans, the Original Swing Line Loans and the Departing Lenders, except that the provisions of the Original Credit Agreement that by their express terms survive the termination of such agreement shall continue for the Departing Lenders) and (b) such obligations are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement. Without limiting the generality of the foregoing (i) all Revolving Loans and Competitive Loans outstanding under the Original Credit Agreement shall on the Effective Date become Revolving Loans and Competitive Loans, as the case may be, hereunder, (ii) all Existing Letters of Credit shall on the Effective Date become Letters of Credit hereunder (iii) all Existing Term Loans shall on the Effective Date become Euro Term Loans (as provided in Section 2.01(a)(iii), and (iv) all other Obligations outstanding under the Original Credit Agreement and the Existing Term Loan Agreement shall on the Effective Date be Obligations under this Agreement. To the extent the Original Credit Agreement or the Existing Term Loan Agreement provides that certain terms survive the termination of such agreement or survive the payment in full of principal, interest and all other amounts payable thereunder, then such terms shall survive the amendment and restatement of the Original Credit Agreement and the Existing Term Loan Agreement.
Section 9.22.    UPREIT Reorganization. Notwithstanding anything to the contrary herein, W. P. Carey may elect to reorganize its corporate organizational structure to implement an “umbrella partnership” REIT structure (the “Reorganization”) whereby upon the consummation of the Reorganization, (i) the Parent Borrower under this Agreement shall become a subsidiary of a REIT whose shares have trading privileges on the New York Stock Exchange or another national stock exchange located in the United States (the “REIT Entity”) and (ii) except as otherwise permitted under Section 6.15, the REIT Entity shall own substantially all of its assets and conduct substantially all of its operations through a limited partnership, limited liability company or other registered business organization (other than a general partnership) under the laws of any state of the United States or the District of Columbia (the “OpCo”), of which the REIT Entity, a Parent REIT Subsidiary or a Wholly-Owned Subsidiary of the REIT Entity is the sole general partner, manager, or managing member, as applicable. The Reorganization may be effectuated, among other options, by (1) W. P. Carey forming an OpCo and contributing all or substantially all of its assets to the OpCo (a “Drop-Down Conversion”) or (2) W. P. Carey merging with a direct or indirect Wholly-Owned Subsidiary of W. P. Carey, with W. P. Carey surviving as the OpCo (or a Wholly-Owned Subsidiary of the OpCo) (an “Inversion Conversion”).
In the event of a Drop-Down Conversion, then, on the Reorganization Date, the OpCo may assume all of W. P. Carey’s liabilities and obligations as a Borrower under, and W. P. Carey may transfer and assign to the OpCo all of its rights and benefits as a Borrower under, this Agreement and the other Loan Documents, and W. P. Carey shall be released solely from its liabilities and obligations as a Borrower under this Agreement and the other Loan Documents (collectively, the “Assumption Transaction”). The effectiveness of the Assumption Transaction is subject to satisfaction (or valid waiver) of the following conditions (the “Assumption Conditions”):
(a)    W. P. Carey shall have given the Administrative Agent and the Lenders prior written notice of W. P. Carey’s intent to exercise a Drop-Down Conversion at least 30 days (or such shorter period as may be agreed in writing by the Administrative Agent in its sole discretion, but in no event less than 15 Business Days) prior to the proposed effective date of the Assumption Transaction as set forth in such notice.
(b)    The Administrative Agent’s receipt of the following, each of which shall be originals, e-mails (in a .pdf format) or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer or a duly authorized officer of the OpCo, W. P. Carey and each other signing Loan Party, each dated the Reorganization Date (or, in the case of certificates of governmental officials, a recent date before the Reorganization Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    an assignment and assumption agreement executed by W. P. Carey and the OpCo, acknowledged by the other Loan Parties (if any), providing for the OpCo’s assumption of all of the W. P. Carey’s liabilities and obligations as a Borrower under, and W. P. Carey’s transfer and assignment to the OpCo of all of W. P. Carey’s rights and benefits as a Borrower under, this Agreement and the other Loan Documents (the “OpCo Assumption Agreement”);
(ii)    unless the Company Release Conditions have been satisfied on the Reorganization Date, a joinder agreement executed by W. P. Carey, each Intermediate

Holding Company that is not at such time a Guarantor and the OpCo pursuant to which each such Intermediate Holding Company shall become party hereto as a Guarantor;
(iii)    amendments to this Agreement and the other Loan Documents executed by W. P. Carey, the REIT Entity, the OpCo and the other Loan Parties, as appropriate, requested or approved by the Administrative Agent in accordance with Section 9.02;
(iv)    promissory notes duly executed by the OpCo, payable to each applicable Lender that has requested that it receive such notes, and complying with the terms of Section 2.10(e) (it being understood that, upon delivery of the originals of such note(s) to a requesting Lender on or about the Reorganization Date, the previously issued notes, if any, held by such Lender shall be deemed to be amended and restated by such note(s) regardless of whether such Lender shall have delivered to the OpCo for cancellation the previously issued note(s) held by it and all amounts owing by W. P. Carey under, and evidenced by, the previously issued note(s) as of the Reorganization Date shall be evidenced by such applicable note(s));
(v)    a favorable opinion of counsel to the OpCo and the other Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the OpCo and the other Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;
(vi)    the items referenced in Section 4.01(c) and (d) with respect to the REIT Entity, the OpCo, the OpCo GP and all Intermediate Holding Companies that become Guarantors pursuant to clause (ii) above (if any);
(vii)    an updated Schedule 3.12 that includes the OpCo, the OpCo GP and all Intermediate Holding Companies that become Guarantors pursuant to clause (ii) above (if any);
(viii)    no Default or Event of Default shall exist as of the date of the Reorganization or on the Reorganization Date, or will exist immediately after giving effect to the Reorganization or the Assumption Transaction;
(ix)    the representations and warranties made or deemed made by W. P. Carey, the OpCo or any other Loan Party in any Loan Document (as amended to incorporate any revisions associated with the Reorganization) to which such Loan Party is a party shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the Reorganization Date (as if any reference in any Loan Documents with respect to such representations and warranties to “the date of this Agreement”, “as of the Effective Date”, “on the date hereof”, “on the Effective Date” or similar words which refer to the Effective Date of the Agreement are deemed to be references to the Reorganization Date);

(x)    the Administrative Agent shall have received an officer’s certificate from a Responsible Officer of the OpCo certifying the matters referred to in the immediately preceding clauses (viii) and (ix); and
(xi)    such other documents and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request.
(c)    The Administrative Agent and each Lender shall have received, at least five (5) Business Days prior to the Reorganization Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, in each case as requested at least ten (10) Business Days prior to the Reorganization Date.
(d)    In the event of an Inversion Conversion, the conditions described in Section 9.22(b)(ii), (iii), (v) (solely to the extent any joinder agreement in relation to a new Loan Party is required in connection with the Inversion Conversion), (vi) (other than in relation to W. P. Carey or the OpCo), (vii) and (ix) shall be satisfied, replacing references to W. P. Carey with the REIT Entity.
(e)    For the avoidance of doubt, if at any time on or after the Reorganization Date, (x) the REIT Entity is not a Guarantor, and (y) the REIT Entity does not comply with the requirements of Section 5.12(b) within the applicable time period set forth therein, then for so long as such failure is continuing:
(i)    the REIT Entity’s assets shall consist solely of assets permitted to be owned by the REIT Entity pursuant to Section 6.15(b); and
(ii)    neither the REIT Entity nor any Parent REIT Subsidiary or Wholly-Owned Subsidiary thereof whose assets consist solely of direct or indirect Equity Interests in the Parent Borrower shall have any liabilities that would not be reflected in consolidated financial statements of the Parent Borrower other than liabilities that are permitted to be incurred by such Person pursuant to Section 6.15(c).

ARTICLE 10
Continuing Guaranty
Section 10.01.    Guaranty. Each Guarantor, jointly and severally with the other Guarantors, hereby absolutely, irrevocably and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, reasonable and documented attorneys’ fees and expenses incurred in connection with the collection or enforcement thereof) (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that the liability of each Subsidiary Guarantor and each Guarantor that is a Designated Borrower individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
Section 10.02.    Rights of Lenders. Each Guarantor consents and agrees that the Credit Parties may, at any time and from time to time, without notice or demand, without the consent of such Guarantor, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, sell, or otherwise dispose of, or impair or fail to perfect any Lien on, any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the Issuing Bank and the Lenders in their sole discretion may determine; and (d) release or substitute any other Guarantor or one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors under this Guaranty or which, but for this provision, might operate as a discharge of one or more of the Guarantors.
Section 10.03.    Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower, any other Loan Party or any other guarantor of the Guaranteed Obligations or any part thereof, or the cessation from any cause whatsoever (including any act or omission of any Credit Party) of the liability of any Borrower (other than the defense of prior payment in full of the Guaranteed Obligations); (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any requirement to proceed against any Borrower or any other Loan Party, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of any Credit Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Credit Party; and (f) to the fullest extent permitted by law, any and all other defenses (other than the defense of prior payment in full of the Guaranteed Obligations) or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.
Section 10.04.    Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor of the Guaranteed Obligations or any part thereof, and a separate action may be brought against any Guarantor to enforce this Guaranty whether or not any Borrower or any other Person is joined as a party. For the avoidance of doubt, all obligations of each Guarantor under this Guaranty are joint and several obligations of all the Guarantors.
Section 10.05.    Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust by such Guarantor for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent for the benefit of the Credit Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.
Section 10.06.    Termination; Reinstatement. This Guaranty is a continuing, absolute, unconditional and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or any Guarantor is made, or any of the Credit Parties exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Credit Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Credit Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.
Section 10.07.    Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of any Loan Party owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of any Borrower to such Guarantor as subrogee of the Credit Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations; provided that such Guarantor may receive regularly scheduled payments of principal and interest on such obligations and indebtedness from any Borrower, except upon the occurrence and continuance of an Event of Default. If any amounts are paid to any Guarantor in violation of the foregoing subordination, then such amounts shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Credit Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured. Upon the occurrence and continuance of an Event of Default, if the Credit Parties so request, any such obligation or indebtedness of any Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Credit Parties and the proceeds thereof shall be paid over to the Credit Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty.
Section 10.08.    Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Borrower or any other Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Credit Parties.
Section 10.09.    Condition of Loan Parties. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Loan Parties and any other guarantor of the Guaranteed Obligations such information concerning the financial condition, business and operations of the Loan Parties and any such other guarantor as such Guarantor requires, and that none of the Credit Parties has any duty, and such Guarantor is not relying on the Credit Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of any Loan Party or any other guarantor of the Guaranteed Obligations (such Guarantor waiving any duty on the part of the Credit Parties to disclose such information and any defense relating to the failure to provide the same).
Section 10.10.    Release of Subsidiary Guarantors that are not Intermediate Holding Companies. With respect to any Subsidiary Guarantor that is not an Intermediate Holding Company:
(a)    In the event that (i) all of the capital stock or other Equity Interests of such Subsidiary Guarantor is sold or otherwise disposed of in a transaction permitted by Section 6.04 (except to the extent that such sale or disposition is to a Borrower or any other Loan Party) or (ii) such Subsidiary Guarantor is no longer required to be a Subsidiary Guarantor pursuant to Section 5.12(a), then such Subsidiary Guarantor shall be released from its obligations under this Guaranty and the other Loan Documents; provided that the Parent Borrower shall have delivered to the Administrative Agent, at least two Business Days prior to the date of the proposed release (or such shorter period of time as agreed to by the Administrative Agent in writing), a written request for release (a “Guarantor Release Notice”), together with an certificate of a Responsible Officer of the Parent Borrower certifying that (x) in the case of clause (i) above, such sale or disposition is as a result of a transaction permitted under this Agreement and (y) in the case of clause (ii) above, as of the effective date of such release (as set forth in the Guarantor Release Notice) such Subsidiary Guarantor will no longer be required to be a Subsidiary Guarantor pursuant to the requirements of Section 5.12(a). The Administrative Agent will (at the sole cost of the Borrowers) following receipt of such Guarantor Release Notice and certificate of a Responsible Officer, and each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent to, execute and deliver such documents as the Parent Borrower or any such Subsidiary Guarantor may reasonably request to evidence the release of such Subsidiary Guarantor from its obligations hereunder and under the other Loan Documents, which documents shall be reasonably satisfactory to the Administrative Agent.
(b)    The Administrative Agent shall promptly notify the Lenders of any such release hereunder, and this Agreement and each other Loan Document shall be deemed amended to delete the name of any Subsidiary Guarantor released pursuant to Section 10.10(a).
Section 10.11.    Contribution. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who either has not made any payments or has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided that no Guarantor may take any action to enforce such right until after all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Guaranteed Obligations are terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 10.11 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 10.11, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the

Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 10.11, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until after all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Guaranteed Obligations are terminated. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain Solvent, in the determination of the Administrative Agent or the Required Lenders.
Section 10.12.    Release of Company. At any time the Company Release Conditions are satisfied, then the Company and the Intermediate Holding Companies shall be entitled to be released from their respective obligations under this Guaranty; provided that the Company shall have delivered to the Administrative Agent, at least five Business Days prior to the date of the proposed release (or such shorter period of time as agreed to by the Administrative Agent in writing), a written notice of the Company’s election, on behalf of itself and the Intermediate Holding Companies, to be released from their respective obligations under this Guaranty (a “Company Release Notice”), together with a certificate of a Responsible Officer of the Company certifying that as of the proposed effective date of such release (as set forth in the Guarantor Release Notice) and immediately before and after giving effect thereto, each of the Company Release Conditions are satisfied. The Administrative Agent will (at the sole cost of the Borrowers) following receipt of such Company Release Notice and certificate of a Responsible Officer, and each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent to, execute and deliver such documents as the Company may reasonably request to evidence the release of the Company and the Intermediate Holding Companies from their respective obligations under this Guaranty, which documents shall be reasonably satisfactory to the Administrative Agent. The Administrative Agent shall promptly notify the Lenders of any such release pursuant to this Section 10.12.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

W. P. CAREY INC.

By:	/s/ Mark J. Foresi
Name: Mark J. Foresi
Title: Executive Director – Strategic Planning & Capital Markets

[Signature Page to Fifth Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and as a Lender, Issuing Bank
and Swingline Lender

By:	/s/ David Glenn
Name: David Glenn
Title: Authorized Signatory
[Signature Page to Fifth Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and
Issuing Bank

By:	/s/ Cheryl Sneor
Name: Cheryl Sneor
Title: Vice President
[Signature Page to Fifth Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Lender

By:	/s/ Matthew Kuhn
Name: Matthew Kuhn
Title: Managing Director
[Signature Page to Fifth Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a
Lender

By:	/s/ Brian Kelly
Name: Brian Kelly
Title: SVP
[Signature Page to Fifth Amended and Restated Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a
Lender

By:	/s/ Patrick T. Brooks
Name: Patrick T. Brooks
Title: Vice President
[Signature Page to Fifth Amended and Restated Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director
[Signature Page to Fifth Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Brian Gross
Name: Brian Gross
Title: Authorized Signatory
[Signature Page to Fifth Amended and Restated Credit Agreement]

BMO BANK, N.A., as a Lender

By:	/s/ Darin Mainquist
Name: Darin Mainquist
Title: Director
[Signature Page to Fifth Amended and Restated Credit Agreement]

REGIONS BANK, as a Lender

By:	/s/ William Chalmers
Name: William Chalmers
Title: Senior Vice President
[Signature Page to Fifth Amended and Restated Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Allison Michaels-van Dijkum
Name: Allison Michaels-van Dijkum
Title: Managing Director
[Signature Page to Fifth Amended and Restated Credit Agreement]

SUMITOMO MITSUI BANKING
CORPORATION, as a Lender

By:	/s/ Mary Harold
Name: Mary Harold
Title: Executive Director
[Signature Page to Fifth Amended and Restated Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ James Goodall
Name: James Goodall
Title: Managing Director

By:	/s/ Kyle Fitzpatrick
Name: Kyle Fitzpatrick
Title: Director
[Signature Page to Fifth Amended and Restated Credit Agreement]

CITIZENS BANK, N.A., as a Lender

By:	/s/ Katherine Wolkow
Name: Katherine Wolkow
Title: Senior Vice President
[Signature Page to Fifth Amended and Restated Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director
[Signature Page to Fifth Amended and Restated Credit Agreement]

THE BANK OF NEW YORK MELLON, as a
Lender

By:	/s/ Cody Mainc
Name: Cody Mainc
Title: Vice President
[Signature Page to Fifth Amended and Restated Credit Agreement]

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
NEW YORK BRANCH, as a Lender

By:	/s/ Cara Younger
Name: Cara Younger
Title: Managing Director

By:	/s/ Armen Semizian
Name: Armen Semizian
Title: Managing Director
[Signature Page to Fifth Amended and Restated Credit Agreement]